SCHEDULE 14A

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under sec.240.14a-12

F.N.B. CORPORATION

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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March 29, 2007

Dear Shareholder:

It is a pleasure to invite you to attend our Annual Meeting of Shareholders of F.N.B. Corporation. The meeting will be held at 4:00 p.m., Eastern Daylight Time, on Monday, May 14, 2007, at the F.N.B. Technology Center Board Room located at 4140 East State Street, Hermitage, Pennsylvania 16148.

At the meeting, you will be asked to consider and vote upon the following: (i) election of directors; (ii) ratification of appointment of independent registered public accounting firm; and (iii) adoption of the F.N.B. Corporation 2007 Incentive Compensation Plan.

Your vote is important regardless of how many shares of stock you own. If you hold stock in more than one account or name, you will receive a proxy card for each.

Whether or not you plan to attend our Annual Meeting, please complete, sign, date and promptly return the enclosed proxy card in the postage-paid envelope we have provided to insure that your shares are represented at our Annual Meeting. Alternatively, you may vote via the Internet or by telephone by following the instructions on your proxy card. By voting now you will assure that your vote is counted even if you are unable to attend the Annual Meeting.

Please indicate on the card whether you plan to attend our Annual Meeting. If you attend our Annual Meeting and wish to vote in person, you may withdraw your proxy and do so.

As always, our directors, management and staff thank you for your continued interest and support of F.N.B. Corporation.

Peter Mortensen
Chairman of the Board

Stephen J. Gurgovits
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
ABOUT OUR ANNUAL MEETING
VOTING
INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
CORPORATE GOVERNANCE
OUR BOARD OF DIRECTORS AND ITS COMMITTEES
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION AND OTHER PROXY DISCLOSURE
REPORT OF AUDIT COMMITTEE
AUDIT AND NON-AUDIT FEES
AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY
RELATED PERSON TRANSACTIONS
PLAN SUMMARY
AWARDS
CHANGE IN CONTROL OR OTHER SIGNIFICANT EVENT
AMENDMENT AND TERMINATION OF THE 2007 PLAN
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
SHAREHOLDER COMMUNICATIONS
SHAREHOLDER PROPOSALS
OTHER MATTERS
F.N.B. CORPORATION 2007 INCENTIVE COMPENSATION PLAN
ARTICLE 1 DEFINITIONS
ARTICLE 2 PLAN ADMINISTRATION
ARTICLE 3 STOCK OPTIONS
ARTICLE 4 PERFORMANCE UNITS
ARTICLE 5 RESTRICTED STOCK AND RESTRICTED STOCK UNITS
ARTICLE 6 STOCK APPRECIATION RIGHTS
ARTICLE 7 CERTIFICATES FOR AWARDS OF STOCK
ARTICLE 8 NORMAL OR EARLY RETIREMENT
ARTICLE 9 CHANGE IN CONTROL
ARTICLE 10 ANNUAL INCENTIVE COMPENSATION AWARDS
ARTICLE 11 LONG-TERM INCENTIVE COMPENSATION AWARDS
ARTICLE 12 MISCELLANEOUS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the Annual Meeting of Shareholders of F.N.B. Corporation (“Corporation”) will be held at 4:00 p.m., Eastern Daylight Time, on Monday, May 14, 2007, at the F.N.B. Technology Center Board Room located at 4140 East State Street, Hermitage, Pennsylvania 16148. At our Annual Meeting, our shareholders will vote on the following matters:

1.	Election of six nominees named in the attached proxy statement as directors, four nominees to serve as Class III directors with terms expiring at the 2010 Annual Meeting of Shareholders (“Annual Meeting”), one nominee to serve as a Class II director with a term expiring at the 2009 Annual Meeting, and one nominee to serve as a Class I director with a term expiring at the 2008 Annual Meeting, in each case until their successors are duly elected and qualified;

2.	Ratification of the appointment of Ernst & Young LLP as the Corporation’s independent registered public accounting firm for 2007;

3.	Adoption of the Corporation’s 2007 Incentive Compensation Plan; and

4.	Consideration of other matters that properly come before our Annual Meeting and any adjournment, postponement or continuation of our Annual Meeting.

Only shareholders of record as of the close of business on March 5, 2007, are entitled to notice of and to vote at our Annual Meeting.

It is important that your shares be represented and voted at our Annual Meeting, whether you own a few shares or many. Please complete, sign, date and return the enclosed proxy card in the envelope provided or vote via the Internet or telephone, whether or not you expect to attend our Annual Meeting in person.

BY ORDER OF THE BOARD OF DIRECTORS,

David B. Mogle, Corporate Secretary

March 29, 2007

March 29, 2007

One F.N.B. Boulevard
Hermitage, PA 16148

PROXY STATEMENT

This proxy statement contains information relating to the 2007 Annual Meeting of Shareholders (“Annual Meeting”) of F.N.B. Corporation to be held on Monday, May 14, 2007, beginning at 4:00 p.m., Eastern Daylight Time, at the F.N.B. Technology Center Board Room located at 4140 East State Street, Hermitage, Pennsylvania, and at any adjournment, postponement or continuation of the Annual Meeting. This proxy statement and the accompanying proxy are first being mailed to shareholders on or about March 29, 2007. Unless the context indicates otherwise, all references in this proxy statement to “we,” “us,” “our,” “F.N.B.,” “Company” or the “Corporation” mean F.N.B. Corporation and its subsidiaries, First National Bank of Pennsylvania (also referred to as “FNBPA”), First National Trust Company, First National Investment Services Company, LLC, F.N.B. Investment Advisors, Inc., First National Insurance Agency, LLC, Regency Finance Company and F.N.B. Capital Corporation, LLC.

ABOUT OUR ANNUAL MEETING

What is the purpose of our Annual Meeting?

There are three proposals that will be presented for your consideration and vote at our Annual Meeting:

•	Electing six directors;

•	Ratifying the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2007; and

•	Adopting the Company’s 2007 Incentive Compensation Plan.

Other business may be addressed at the meeting if it properly comes before the meeting. However, we are not aware of any such other business.

VOTING

Who is entitled to vote at our meeting?

Our Board of Directors has set March 5, 2007 as the record date for the Annual Meeting. Only F.N.B. shareholders of record at the close of business on the record date, March 5, 2007, are entitled to receive notice of and to vote at our Annual Meeting and any adjournment, postponement or continuation of our Annual Meeting.

How do I vote?

Our Board of Directors is asking for your proxy. When you or your authorized attorney-in-fact gives us your proxy, you authorize us to vote your F.N.B. stock in the manner you specify on your proxy card. Giving a proxy allows your shares to be voted at the Annual Meeting even if you do not attend the meeting in person.

If you hold your shares directly, you have four ways to vote, as explained on your proxy card and summarized below. If your shares are in an account at a bank or broker, you will receive an instruction card and information about how to give voting instructions to your bank or broker.

You may:

•	Complete, sign, date and return the enclosed proxy card in the envelope provided; the envelope requires no postage if mailed in the United States.

•	Vote by using the Internet. Instructions are provided on your proxy card. Our Internet voting system has been designed to provide security for the voting process and to confirm that your vote has been recorded accurately. If you vote by Internet, you may incur costs associated with electronic access, such as usage charges from Internet service providers and telephone companies.

•	Vote by telephone using the instructions on your proxy card.

•	If you are a registered shareholder and attend our Annual Meeting you may deliver your completed proxy card in person or request a voting ballot at the meeting. Even if you returned a proxy before the Annual Meeting, you may withdraw it and vote in person. If you hold your F.N.B. shares in “street name” (that is, through a broker or other nominee) and wish to vote at our Annual Meeting you will need to obtain a signed proxy card from your brokerage firm or the bank that holds your F.N.B. stock.

Florida law provides that shareholders voting by means of the Internet or telephone, as we provide above, will be treated as having transmitted a properly authenticated proxy for voting purposes. Florida law permits the use of the Internet or telephone voting both when a shareholder of record is voting and when a beneficial owner is communicating its vote to a shareholder of record, such as a securities depository, bank or brokerage firm.

Who can attend our Annual Meeting?

All shareholders as of March 5, 2007 (the record date), or their duly appointed proxies, may attend our Annual Meeting. Even if you currently plan to attend our Annual Meeting, we recommend that you vote by mailing us your completed proxy card or submit your vote via the Internet or telephone as described above so that your vote will be counted at the meeting if you later decide not to attend our Annual Meeting.

If you hold your shares in “street name,” you will need to bring a copy of a brokerage statement reflecting your ownership of Company stock as of March 5, 2007, and check in at the registration desk at our Annual Meeting.

What constitutes a quorum?

The presence at our Annual Meeting, in person or by proxy, of the holders of a majority of our outstanding shares of common stock on the record date will constitute a quorum, permitting the conduct of business at our Annual Meeting. If you return valid proxy instructions or vote in person at our Annual Meeting, you will be considered part of the quorum. Proxies received, but marked as abstentions, and broker “non-votes,” will be included in the calculation of the number of shares considered to be present for purposes of determining a quorum. New York Stock Exchange (“NYSE”) rules allow banks, brokers or other nominees to vote shares held by them for a customer on matters that the NYSE determines to be routine, even though the bank, broker or other nominee has not received voting instructions from the customer. A broker “non-vote” occurs when a bank, broker or other nominee has not received voting instructions from the customer and the bank, broker or nominee cannot vote the customer’s shares because the matter is not considered routine under NYSE rules.

May I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Corporate Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be revoked if you attend our Annual Meeting in person and request that your proxy be revoked. If your proxy is not properly revoked, we will vote your shares as indicated by your most recent valid proxy.

How do I vote if my F.N.B. shares are held in “street name”?

If you hold your F.N.B. shares in “street name” in an account at a bank or brokerage firm, we generally cannot mail our proxy materials directly to you. Instead, your bank or brokerage firm will forward our proxy materials to you and tell you how to give them voting instructions for your F.N.B. shares.

How do I vote my 401(k) Plan shares?

If you participate in the F.N.B. Corporation Progress Savings 401(k) Plan (“401(k) Plan”), you may vote the number of shares of common stock credited to your account as of the record date. You may vote by instructing First National Trust Company, the trustee of our 401(k) Plan, pursuant to the proxy card being mailed with this proxy statement to plan participants. The trustee will vote your shares in accordance with your duly executed proxy card, provided that it is received by the close of business on May 8, 2007.

If you do not send your proxy card, your shares credited to your 401(k) Plan account will be voted by the trustee in the same proportion that it votes the share for which it did receive timely proxy cards.

You may also revoke a previously given proxy card until the close of business on May 8, 2007, by filing with the trustee either a written notice of revocation or a properly completed and signed proxy card bearing a later date.

What vote is required to approve each matter?

Action by the shareholders on each of the proposals presented at our Annual Meeting requires the presence of a quorum at the Annual Meeting, in person or by proxy (see discussion under the question, “What constitutes a quorum?”).

Directors are elected by a plurality of the votes cast in person or by proxy at our Annual Meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors, up to the maximum number of directors to be elected at our Annual Meeting for each director Class. Shares cannot be voted for a greater number of persons than the number of directors to be elected in each Class. At our Annual Meeting, the maximum number of directors to be elected shall be four (4) in director Class III and one each in director Classes I and II. Shares not voted, whether by marking “ABSTAIN” on your proxy card or otherwise, will have no impact on the election of directors. Unless a properly executed proxy card is marked “WITHHOLD” authority as to any or all nominees, the proxy given will be voted “FOR” each of the Corporation’s nominees for director.

The affirmative vote of a majority of the votes cast on Proposal 2 at the Annual Meeting, whether in person or by proxy, is required for approval of Proposal 2. For purposes of the vote on Proposal 2, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. The affirmative vote of a majority of the votes cast on Proposal 3 at the Annual Meeting, whether in person or by proxy, is required for approval of Proposal 3, provided that the total vote cast on the proposal represents votes by holders of more than 50% of the total shares entitled to vote on Proposal 3. For purposes of the vote on Proposal 3, abstentions and broker non-votes will have the same effect as votes against the proposal, unless holders of more than 50% of the total shares entitled to vote on the proposal cast votes on the proposal, in which event abstentions and broker non-votes will not have any effect on the result of the vote.

If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of our Board with respect to Proposal 1, Proposal 2 and Proposal 3 (see question below, “What are our Board’s recommendations?”).

What are our Board’s recommendations?

If you properly submit a proxy card without giving specific voting instructions, your shares will be voted in accordance with the recommendations of our Board of Directors. Our Board of Directors recommends a “FOR” vote on the following proposals to be considered at our Annual Meeting:

•	the elections of Messrs. Campbell, Gurgovits, Radcliffe and Rose as Class III directors, the election of Mr. Rooney as a Class II director and the election of Ms. Hickton as a Class I director;

•	the ratification of the selection of Ernst & Young, LLP as the independent registered public accounting firm for the Company for 2007; and

•	the adoption of the F.N.B. Corporation 2007 Incentive Compensation Plan.

Who will pay the costs of soliciting proxies on behalf of our Board of Directors?

We are making this solicitation and will pay the cost of soliciting proxies on behalf of our Board of Directors, including the expenses of preparing and mailing this proxy statement. In addition to mailing these proxy materials, the solicitation of proxies or votes may be made in person or by telephone, e-mail or telegram by our regular officers and employees, none of whom will receive special compensation for such services. Upon request, we will also reimburse brokers, nominees, fiduciaries and custodians and persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to beneficial owners. In addition, we have agreed to pay Regan & Associates, Inc., $20,000 (includes all of the firm’s out of pocket expenses) to assist in the proxy solicitation and tabulation.

How can I be admitted to the meeting?

The proxy card you received allows you to indicate whether you plan to attend our Annual Meeting. When you arrive at the meeting, you will be asked to register inside the entry way to the F.N.B. Technology Center Building. If you hold your F.N.B. shares in an account at a bank or broker, your name will not appear on our shareholder list. In such instance, please bring an account statement or a letter from your broker showing your F.N.B. shareholdings as of the March 5, 2007, record date, and present this documentation at the meeting registration desk in order to be permitted to attend our Annual Meeting.

Everyone who attends our Annual Meeting must abide by the rules for the conduct of the meeting.

How can I avoid receiving more than one set of proxy materials in future years?

If two or more F.N.B. shareholders live in your household, you may have received more than one set of our proxy materials. This may also happen if you maintain more than one shareholder account on the books of our transfer agent. We have made a delivery method for proxy materials called “householding” available to our shareholders. If you consent to “householding,” only one annual report and one proxy statement will be delivered to your address; however, a separate proxy card will be delivered for each account. Please refer to the section titled, “Other Matters” at the end of this proxy statement for more information regarding “householding”.

How can I find out the voting results of our Annual Meeting?

The preliminary voting results will be announced at our Annual Meeting. The final voting results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal year 2007.

Proposal 1. Election of Directors

General Information Regarding Director Nominees

The Bylaws of the Corporation provide that the Board of Directors shall consist of not fewer than five (5) nor more than twenty-five (25) persons, the exact number to be determined from time to time by the Board. The Board of Directors has fixed the number of directors at twelve (12), effective as of the commencement of our Annual Meeting. Also, the Bylaws of the Corporation provide for classification of the directors into three classes with the term of office of the directors of each class to expire at the third annual meeting after their election. Each director shall hold office for the term for which he/she is elected and thereafter until his/her successor is duly elected and qualified or until his/her earlier death, retirement, resignation or removal.

The following Class III directors, whose terms expire at our Annual Meeting, have been nominated by the Board of Directors for re-election at our Annual Meeting, to continue to serve as Class III directors until the 2010 Annual Meeting and until their successors are elected. Messrs. William B. Campbell, Stephen J. Gurgovits, Harry F. Radcliffe and John W. Rose. Additionally, in 2006 our Board appointed Ms. Dawne S. Hickton (appointment effective June 21, 2006) and Mr. Arthur J. Rooney, II (appointment effective July 19, 2006) to our Board of Directors. Ms. Hickton was appointed to director Class I and Mr. Rooney was appointed to director Class II for the purpose of maintaining the director Classes as nearly equal as possible in accordance with our Company Bylaws and applicable NYSE rules. As required by Florida law, Ms. Hickton and Mr. Rooney, as newly Board appointed directors, will stand for election to Class I and Class II, respectively, at our Annual Meeting. All of the director nominees are currently on the Company Board of Directors.

Directors are elected by a plurality of the votes cast at our Annual Meeting. This means that the four (4) persons properly nominated for election to Class III receiving the highest number of “FOR” votes cast by the holders of our common stock for election as Class III directors will be elected. Likewise, this person properly nominated for election to each of director Classes I and II receiving the highest number of “FOR” votes cast by the holders of our common stock shall be elected to these director Classes. Relevant biographical information concerning the director nominees and other Company directors is described under the caption titled “Information Concerning Directors and Executive Officers” of this proxy statement.

THE BOARD RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES IDENTIFIED IN THE ABOVE DISCUSSION FOR ELECTION AS DIRECTORS (ITEM 1 ON THE PROXY CARD).

Each of the director nominees have expressed his or her willingness to serve if elected. In the event one or more of the director nominees is unable or unwilling to serve as a director for any reason (the Corporation knows of no such reason), or should any nominee be unavailable for election by reason of death or other unexpected occurrence, the enclosed proxy, to the extent permitted by applicable law, may be voted with discretionary authority in connection with the nomination by the Board and the election of any substitute nominee. In addition, the Board may reduce the number of directors to be elected at the meeting.

Proxies, unless indicated to the contrary, will be voted “FOR” the election of Messrs. Campbell, Gurgovits, Radcliffe and Rose as Class III directors of the Company with terms expiring at the 2010 Annual Meeting, and “FOR” the election of Ms. Hickton as a Class I director of the Company with a term expiring at the 2008 Annual Meeting, and “FOR” the election of Mr. Rooney as a Class II director of the Company with a term expiring at the 2009 Annual Meeting.

Company policy specifies that directors who reach the age of seventy-two (72) during their term of office are expected to retire from the Board by the date of the Annual Meeting following their 72nd birthday. Director Archie O. Wallace, a Class I director, will be 72 years of age by the Annual Meeting date and in accordance with our policy has announced his retirement as a director effective April 30, 2007.

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

Listed in the table below are the names of the six nominees to serve as directors, the six incumbent directors who will be continuing in office following the Annual Meeting, Director Wallace who is retiring effective April 30, 2007, and each executive officer named in the Summary Compensation table of this proxy statement, together with: their principal occupations during the past five years; any other current directorships they serve with publicly held companies; their ages; with respect to director only, the year during which each was first elected a director of the Company; with respect to directors only, the expiration of their director term; and the amount and percentage of Company common stock which each of them owns and the amount owned by all of our executive officers and directors as a group as of March 5, 2007:

Directors and Executive Officers

				Amount and
				Nature of
			Expiration of	Beneficial
Name and			Term of Office	Ownership of
Principal Occupation		Director	as Director	Common Stock	Percent
(during past 5 years)	Age	Since	(a)	(b)(c)	(d)

Peter Mortensen	71	1974	2008	206,775
Chairman of the Corporation since 1988; CEO of the Corporation 1988-2000; Chairman of the Corporation’s subsidiary, FNBPA 1988-2004; and Chairman of the Corporation’s Executive Committee since 1996
Stephen J. Gurgovits◆*	63	1981	2007	428,187 (e)
President and CEO of the Corporation since January 2004; Vice Chairman of the Corporation 1998-2003; Chairman of FNBPA since 2004; and President and CEO of FNBPA 1988-2004
William B. Campbell◆	68	1975	2007	76,223 (f)
Retired Businessman
Henry M. Ekker	68	1994	2008	31,783
Partner of Ekker, Kuster, McConnell & Epstein, LLP, Hermitage, Pennsylvania (law firm)
Robert B. Goldstein	66	2003	2009	68,200
Principal of CapGen Financial Advisors LLC, New York, NY, since 2007 (fund manager); and Chairman of the Board and Chief Executive Officer of Bay View Corp from 2001 to 2006 (financial services)
Dawne S. Hickton◆	49	2006	2008◆◆	3,027
Vice Chairman and CEO elect of RTI International Metals, Inc., Niles, Ohio since 2007; Senior Vice President - Administration, Chief Administrative Officer, General Counsel and Corporate Secretary of RTI International Metals, Inc. from 2005 to 2007

David J. Malone	52	2005	2009	22,210 (g)
President and CEO of Gateway Financial, Pittsburgh, Pennsylvania (financial services) since 2004; Vice President and CFO of Gateway Financial from 1997 to 2004
Harry F. Radcliffe◆	56	2002	2007	116,675 (h)
Investment Manager

				Amount and
				Nature of
			Expiration of	Beneficial
Name and			Term of Office	Ownership of
Principal Occupation		Director	as Director	Common Stock	Percent
(during past 5 years)	Age	Since	(a)	(b)(c)	(d)

Arthur J. Rooney, II◆	54	2006	2009◆◆	5,252
President, Pittsburgh Steelers Sports, Inc., Pittsburgh, Pennsylvania (professional sports franchise); Of Counsel to Buchanan, Ingersoll & Rooney, Pittsburgh, Pennsylvania since 2006 (law firm); and shareholder of Klett, Rooney, Lieber & Schorling, Pittsburgh, Pennsylvania from 1988 to 2006 (law firm)

John W. Rose◆	57	2003	2007	117,686 (i)
Principal of CapGen Financial Advisors LLC, New York, NY, since 2007 (fund manager); and President of McAllen Capital Partners, Inc., Hermitage, Pennsylvania since 1991 (investment management)
William J. Strimbu	46	1995	2006	59,668
President, Nick Strimbu, Inc., Brookfield, Ohio since 1994 (common carrier)
Earl K. Wahl, Jr.	66	2002	2008	36,932
Owner, J.E.D. Corporation, Somerset, Pennsylvania (environmental consulting)
Archie O. Wallace	72	1992	**	54,845
Partner of Wallace Law Firm, LLP, Greenville, Pennsylvania (law firm)
Gary J. Roberts*	57	N/A	N/A	95,428
President and CEO of FNBPA since 2004; Sr. Executive VP and COO of FNBPA from 2003 to 2004; and Sr. Executive VP of FNBPA from 2002 to 2003
Brian F. Lilly*	49	N/A	N/A	26,655
CFO of the Corporation since January 2004; Chief Administrative Officer of FNBPA since 2003; and CFO of Billingzone, LLC, Pittsburgh, Pennsylvania from 2000 to 2003
David B. Mogle*	57	N/A	N/A	62,391
Corporate Secretary of the Corporation since 1994; Treasurer of the Corporation from 1986 to 2004; Secretary and Senior Vice President of FNBPA since 1994, Treasurer of FNBPA from 1999 to 2004
James G. Orie*	48	N/A	N/A	48,778
Chief Legal Officer of the Corporation since 2004; Corporate Counsel of the Corporation from 1996 to 2003; and Senior Vice President of FNBPA since 2003
All Directors and Executive Officers as a Group (18 persons)	N/A	N/A	N/A	1,467,064	2.4

*	Denotes person who served as an executive officer of the Corporation during 2006.

◆	Denotes persons nominated for election to the Corporation’s Board of Directors at our Annual Meeting.

**	Director Wallace’s retirement is effective as of April 30, 2007.

◆◆	Although Directors Rooney and Hickton are members of Class II and Class I, respectively, they are required under Florida law to stand for election since they were appointed to the Board in 2006.

(a)	The term of office for directors expires at the Annual Meeting to be held during the year and upon the election of the directors’ successors.

(b)	Includes the following shares that the director or officer has the right to acquire within 60 days of March 5, 2007, upon exercise of stock options: Mr. Mortensen, 166,775 shares; Mr. Gurgovits, 277,199 shares; Mr. Radcliffe, 2,937 shares; Mr. Strimbu, 2,138 shares; Mr. Wallace, 8,743 shares; Mr. Roberts, 55,277 shares; Mr. Mogle, 37,704 shares; and Mr. Orie, 36,677 shares.

(c)	Except as otherwise indicated, each director possesses sole voting power and sole investment power as to all shares listed opposite his name or shares these powers with his spouse or a wholly-owned company. The totals shown do not include the 493 shares held of record by Mr. Mortensen’s spouse, as to which Mr. Mortensen disclaims beneficial ownership.

(d)	Unless otherwise indicated, represents less than 1%.

(e)	Includes 444 shares owned by Mr. Gurgovits’ wife and 9,506 shares owned by Mr. Gurgovits’ wife as a participant in her personal profit sharing account.

(f)	Includes 2,072 shares owned by Mr. Campbell’s wife.

(g)	Includes 2,700 shares owned by Mr. Malone’s children.

(h)	Includes 5,976 shares owned by Mr. Radcliffe’s wife.

(i)	Includes 510 shares owned by Mr. Rose’s wife.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires that our executive officers and directors, as well as persons who own 10% or more of a class of our equity securities, file reports of their ownership of our securities, as well as statements of changes in such ownership, with the Securities and Exchange Commission (the “SEC”). To our knowledge, based solely on a review of copies of reports filed on behalf of our directors and executive officers and written representations received by us from our executive officers and directors (we do not have any shareholders who own 10% or more of any class of our equity securities), that no other reports were required, and our review of the statements of ownership changes filed by our executive officers and directors with the SEC during 2006, we believe that all such filings required during 2006 were made on a timely basis.

Security Ownership of Certain Beneficial Owners

We are not aware of any stockholder who was the beneficial owner of more than 5% of the outstanding shares of common stock as of December 31, 2006, except for the entities identified in the table below who have filed Schedule 13Gs with the SEC:

	Amount and Nature	Percent of
	of Beneficial	Outstanding Common Stock
Name and Address	Ownership(1)	Beneficially Owned

Barclays Global Investors, NA	4,589,855(2)	7.61%
Barclays Global Fund Advisors
45 Fremont Street San Francisco, CA 94105
Perkins, Wolf, McDonnell & Co.*	1,917,300(3)	3.40%
311 South Wacker Drive Chicago, IL 60606
Janus Capital Management LLC	1,917,300(3)	3.40%
151 Detroit Street Denver, CO 80206

*	The majority owner of Perkins, Wolf, McDonnell & Co. is Mac-Per Wolf Company. Perkins, Wolfe, McDonnell & Co., also is an indirect subsidiary of Janus Capital Management, LLC (Janus Capital has an indirect 30% ownership stake in Perkins, Wolf, McDonnell & Co), which is located at 151 Detroit Street, Denver, CO 80206.

(1)	Under the regulations of the SEC, a person who has or shares voting or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares.

(2)	According to the Schedule 13G filed under the Exchange Act on January 31, 2007. Barclays Global Investors, NA has sole voting power of 865,780 shares and sole dispositive power of 995,789 shares, and Barclays Global Fund Advisors has sole voting and dispositive power of 3,594,066 shares.

(3)	According to the Schedule 13Gs filed under the Exchange Act by Janus Capital Management, LLC and Mac-Per-Wolf Company on January 31, 2007, and February 13, 2007, respectively, Janus Capital Management, LLC and Perkins, Wolf, McDonnell & Co. each furnish investment advice to various investment companies registered under the Investment Company Act of 1940 and to individual and institutional clients and in the aggregate have sole or shared voting and investment power over 3,834,600 shares. The information set forth above is as reported by Mac-Per-Wolf Company and Janus Capital Management, LLC in their respective Schedule 13Gs.

CORPORATE GOVERNANCE

The Company has developed and operated under corporate governance principles and practices that are designed to maximize long-term shareholder return, align the interest of the Board and management with the Company’s shareholders, and promote the highest ethical conduct among the Company’s directors, management and employees.

You can find more specific details about these and other F.N.B. corporate governance policies and practices in this proxy statement and F.N.B.’s Corporate Governance Guidelines available on F.N.B.’s website at www.fnbcorporation.com under the tab, “Corporate Governance,” and then clicking on the heading, “F.N.B. Corporation Corporate Governance Guidelines.” The Corporate Governance Guidelines are also available in print to any shareholder who requests it by contacting us at: F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148 c/o Corporate Secretary. Highlights of portions of the Company’s Corporate Governance Guidelines, as well as some of F.N.B.’s corporate governance policies, practices, procedures and related matters are described below.

•	All of the directors are independent, with the exception of Mr. Gurgovits who is the only F.N.B. officer on the Board.

•	Shareholders may communicate directly with the Board or any Board Committee, or any individual director.

•	The Audit, Nominating and Corporate Governance and Compensation Committees are composed entirely of independent directors.

•	Each of the regular Board committees has a written charter that is reviewed and reassessed annually.

•	Audit Committee members cannot serve on more than two other public company audit committees.

•	The F.N.B. internal audit function is overseen by our internal auditor, who reports directly to the Audit Committee.

•	The Compensation Committee has retained two independent compensation consultants to provide the Committee with advice and guidance on F.N.B.’s executive compensation program.

•	F.N.B.’s Corporate Governance Guidelines are posted on the “Corporate Governance” page of F.N.B.’s website at www.fnbcorporation.com, and a copy of these Guidelines may be obtained by written request to our Corporate Secretary (see instructions in bolded paragraph below).

•	F.N.B. conducts an annual self-evaluation process of the Board, each regular Board committee and the individual directors.

•	F.N.B.’s Code of Conduct and Code of Ethics for directors, officers, and employees is disclosed on the “Corporate Governance” page of F.N.B.’s website at www.fnbcorporation.com, and a copy of these Codes may be obtained by written request to our Corporate Secretary (see instructions in bolded paragraph below).

•	The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders.

•	The Audit, Nominating and Corporate Governance, and Compensation Committee charters are posted at www.fnbcorporation.com under the tab, “Corporate Governance,” and a copy of the charters may be obtained by written request to our Corporate Secretary (see instructions in bolded paragraph below).

•	Every three years each F.N.B. director is expected to attend director education programs accredited by Institutional Shareholder Services.

•	Shareholder voting is confidential.

•	F.N.B. directors and officers are subject to stock ownership guidelines.

•	The Board recognizes the importance of independent leadership on the Board, as evidenced by its establishment of a Lead Director position.

This portion of the proxy statement contains information about a variety of our corporate governance policies and practices. In particular, you will find information about our compliance with the NYSE’s corporate governance rules approved by the SEC. The NYSE believes that these rules will maintain the integrity of public companies’ corporate governance processes. The NYSE and SEC intend that these disclosures will enhance the transparency of the operations of public company boards of directors.

We encourage you to visit the “Corporate Governance” page of our corporate website at www.fnbcorporation.com for additional information about our Board and its Committees, our Corporate Governance Guidelines and the ethical standards of our Company. Additional information on these topics is also included in other sections of this proxy statement.

If you would like to have printed copies of the F.N.B. Corporate Governance Guidelines, the F.N.B. Corporation Codes of Conduct and Ethics or the charters of the Board’s Audit, Nominating and Corporate Governance or Compensation Committees (all of which are posted on our corporate website), please send your written request to: F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148, Attention: Corporate Secretary. We will provide the material at no cost to you.

Director Independence

Background.  Because we are a company listed on the NYSE, our Board of Directors must have a majority of independent members. Under the NYSE’s corporate governance rules, no director qualifies as independent unless our Board affirmatively determines that the director has no “material relationship” with F.N.B. The fact that a director or member of a director’s immediate family1 may have a material relationship with F.N.B directly or as a partner, owner, shareholder, or officer of an organization that has a relationship with F.N.B. will not necessarily preclude such director from being nominated for election to the Board. However, the Board may not determine directors who have relationships covered by one of five bright-line independence tests established by the NYSE, or the categorical independence standards contained within F.N.B.’s Corporate Governance Guidelines, as discussed below, are independent.

1 The F.N.B. Corporate Governance Guidelines incorporate the NYSE definition of the term “immediate family member” to include a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone who resides in the director’s home.

The New York Stock Exchange’s bright-line independence tests.  The NYSE has adopted five bright-line independence tests for directors. The NYSE’s director independence requirements are designed to increase the quality of Board oversight at listed companies and to lessen the possibility of damaging conflicts of interests. Each of these tests describes a specific set of circumstances that would cause a director not to be independent from our management. The NYSE’s corporate governance rules do not define every relationship that will be considered material for purposes of determining a director’s independence from our management. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. For example, one of the bright-line independence tests provides that a director who is an employee of F.N.B. or its affiliates, or whose immediate family member is an executive officer of F.N.B. is not independent until three years after the end of the employment relationship.

The four other bright-line independence tests address circumstances involving:

•	the receipt of more than $100,000 per year in direct compensation from F.N.B. or its affiliates, except for certain permitted payments such as directors fees;

•	relationships with F.N.B.’s internal or external auditors;

•	interlocking directorates; and

•	business relationships involving companies that make payments to, or receive payments from, F.N.B. above specified annual thresholds.

Categorical standards of director independence adopted by our Board of Directors.  The NYSE’s corporate governance rules permit a listed company’s board of directors to adopt categorical standards of director independence. Categorical standards permit a board of directors to determine in advance that specific categories of relationships between a listed company and a director do not, by themselves, render a director non-independent. Of course, categorical standards of independence cannot override the bright-line independence tests established by the NYSE. Categorical standards are intended to assist a board in making determinations of independence. The NYSE recognizes that the adoption and disclosure of categorical standards provide investors with an adequate means of assessing the quality of a board’s independence and its independence determinations, while avoiding excessive disclosure of immaterial relationships.

Our Board, acting on the recommendation of its Nominating and Corporate Governance Committee, has adopted categorical standards of independence. Our Board applied these standards in determining the independence of the individual members of F.N.B.’s Board of Directors. These categorical standards, which are set forth in the F.N.B. Corporation Corporate Governance Guidelines, can be found on our website at www.fnbcorporation.com under the F.N.B. “Corporate Governance”.

The F.N.B. categorical standards of independence generally provide, among other things, that ordinary course business relationships do not constitute material relationships. These categorical standards generally permit directors or any entity or partnership of which such director or immediate family member is an officer, partner, director or 10% equity owner to provide consulting, legal, business or other services or products within ordinary course relationships as long as these relationships do not represent a significant financial relationship for F.N.B. or the service or product provider. A significant financial relationship is deemed not to exist if such service or product provider has made payments to, or received payments from the Company, or its affiliates, in an amount that, in any of the last five fiscal years does not exceed the greater of $1,000,000 or 2% of such entity’s consolidated gross revenues.

Also, under F.N.B.’s categorical standards, the determination of whether a director is independent includes an evaluation of any transactions and relationships between each director, any member of his or her immediate family or his or her related business entities and the Company or its subsidiaries and affiliates. Our categorical independence standards generally specify that the F.N.B. Board of Directors examine any transactions and relationships between directors, including their immediate family members, any entity or partnership in which they or their immediate family members have an ownership interest or employment relationship, (subsequently such relationships are referred to in this proxy statement as “related business interest(s)”), and our Company or affiliates or transactions with members of our senior management. In this instance where a director, officer, his/her immediate family member or related business interest(s) is a client of F.N.B., or any of its affiliates, such business relationship will not be deemed to be material if the business relationship was entered into in the ordinary course of business on terms substantially similar to those that would be offered to comparable customers in similar circumstances and termination of such business relationship is not reasonably expected to have a material adverse effect on the financial condition, results of operations, or business of F.N.B., its affiliates or the director, his/her immediate family member or related business interest(s).

F.N.B.’s categorical standards provide that a material relationship will not be considered to exist where F.N.B.’s contributions to a non-profit entity, for which an F.N.B. director is an officer, do not exceed 5% of the non-profit’s total revenues.

Since banking is a significant portion of our business, our Board of Directors determined that a director’s independence is not affected where there is a loan relationship made in the ordinary course between FNBPA and the director, his/her immediate family member or related business interest(s) or immediate family member and such loan conforms with applicable bank policies and federal regulatory requirements and is performing in accordance with its contractual terms and such loan has not been adversely classified or specifically mentioned by the federal bank examiners or FNBPA’s internal loan review process. Additionally, a director’s participation in subordinated debt, private equity, mezzanine financing or other financial transactions entered into by our subsidiary, F.N.B. Capital Corporation, LLC, will not be deemed to create a material relationship if the director, the director’s immediate family member, or the related business interest, participates in such transaction and the transaction is made on terms substantially the same as those pursuant to which F.N.B. Capital Corporation, LLC participates, unless the director or immediate family member is an officer, director or owner of 10% or more of the equity of the enterprise, business or entity to which F.N.B. Capital Corporation, LLC provides such financing or equity.

Where a director or a director’s immediate family member is associated as a partner or associate of, or of counsel to, a law firm that provides services to the Company or any of its affiliates, such relationship will not be deemed material if neither the director nor an immediate family member of the director provides such services to F.N.B. or its affiliates and the payments received from F.N.B. or its affiliates do not exceed 2% or $1,000,000, whichever is greater, of the law firm’s gross revenues in any of the prior five years.

Also, the Corporate Governance Guidelines require that the Board “broadly consider all relevant facts and circumstances” especially in situations not covered by the NYSE bright-line or F.N.B.’s categorical independence standards.

As required by the NYSE’s corporate governance rules, we disclose in this proxy statement any director relationships with us that meet either the NYSE bright-line independence tests or F.N.B.’s categorical independence standards. In certain limited cases, a director may have a relationship that is described by a categorical independence standard and NYSE bright-line independence test. In such a case, the bright-line test will determine whether the director’s relationship is a material relationship that prohibits a determination of independence by our Board.

Director Independence Determinations

On February 21, 2007, the Board, with the assistance of the Nominating and Corporate Governance Committee, conducted an evaluation of director independence, based on the director independence standards set forth in the Company’s Corporate Governance Guidelines, the NYSE rules and applicable SEC rules and regulations. In connection with this review, the Board evaluated banking, commercial, business, investment, legal, charitable, consulting, familial or other relationships with each director or immediate family member and their related business interest(s) and the Company and its affiliates, including those relationships described under the caption, “Related Persons Transactions,” in this proxy statement.

As a result of this evaluation, the Board affirmatively determined that each of Messrs. Campbell, Ekker, Goldstein, Malone, Mortensen, Radcliffe, Rooney, Rose, Strimbu, Wahl and Ms. Hickton is an independent director under the Company’s director independence standards, the NYSE rules and the applicable SEC rules and regulations. Mr. Wallace, who is retiring, was also determined to be independent. In connection with the evaluation, the Board considered that in addition to the fact that the Company’s various affiliates provided lending, wealth management, insurance and other financial services in the ordinary course of business to the directors, their immediate family members and their related business interest(s), some directors, their immediate family members and their related business interest(s) provided services to the Company and its affiliates or participated in transactions with the Company’s merchant banking affiliate, and concluded that none of these relationships were material. In particular, the Board considered the following relationships:

•	Director Wallace’s son and Director Rose’s step-son are employed with affiliates of the Company, but neither person received total compensation in excess of $100,000 in 2006, and their respective compensation and benefits were established in accordance with the Company’s compensation policies and practices;

•	In 2006 Director Rose and Director Goldstein provided subordinated financing to business enterprises to which the Company’s subsidiary, F.N.B. Capital Corporation, LLC, also provided financing. However, neither Director Rose nor Director Goldstein had any ownership interest in these enterprises nor were either of them a director or officer of these entities. Further, Directors Rose and Goldstein’s participation in the subject financing arrangements were on the same terms as were negotiated by F.N.B. Capital Corporation, LLC.

•	Director Wallace and Director Ekker are partners with law firms which provided legal services to the Company or its affiliates. Additionally, Director Hickton’s spouse is a partner with a law firm which provided services to FNBPA. The amount paid by the Company and its affiliates to these law firms in 2006 was less than $50,000 in each case and did not approach the 2% of consolidated revenue threshold contained in the Company’s categorical independence standards.

•	FNBPA leases a corporate box at Heinz Field in Pittsburgh, Pennsylvania and purchased tickets and paid for food and beverages to entertain clients at various events held there, including Pittsburgh Steelers’ football games. Director Rooney is President of the Pittsburgh Steelers Sports, Inc. The amounts paid by FNBPA in connection with the corporate box lease, ticket purchases and food and beverage costs were less than $120,000, which constituted a nominal portion of the Pittsburgh Steelers Sports, Inc.’s consolidated gross revenues in 2006.

•	To our knowledge, the aggregate grants, donations and contributions made by the Company or its affiliates to any non-profit organization for which one of our directors served as an officer did not exceed 2% of such organization’s consolidated gross revenues in 2006.

Our Board affirmatively determined that Mr. Gurgovits is not independent under the NYSE corporate governance rules and F.N.B.’s categorical director independence standards because he is the Company’s President and Chief Executive Officer.

Executive Sessions of the Board of Directors

The Company’s policy is that our Board of Directors hold at least one executive session per year. The Lead Director presides at the executive session meeting. The Board conducted one executive session in 2006, in which only non-management directors attended.

OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

Our Board of Directors met 12 times in 2006. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the respective committees on which such director served. All of our directors attended our 2006 Annual Meeting. It is the policy of our Board of Directors that our directors are expected to attend our Annual Meeting. Our Board of Directors has an Executive Committee, an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee and a Risk Committee.

Lead Independent Director

The Board has long recognized the importance of independent leadership on the board and toward that end established the designation of Lead Director in 2006. As provided in the Corporate Governance Guidelines, the independent directors elect the Lead Director for a one-year term and such person cannot serve more than three consecutive terms as Lead Director. In 2006, the independent directors elected Mr. Campbell to serve as the Board’s Lead Director. The duties and responsibilities of the Lead Director include, but are not limited to, the following:

•	Assist the Board in fulfilling its responsibility for reviewing, evaluating and monitoring the Corporation’s strategic plan by meeting with the Corporation’s Chief Executive Officer to monitor and remain knowledgeable regarding the status of such plan;

•	Maintain liaison and communications with the Corporation’s Chairman, directors and Chief Executive Officer for the purpose of coordinating information flow among the parties with the goal of optimizing the effectiveness of the Corporation’s Board and Board Committees;

•	Serve as a conduit of information and feedback among the Corporation’s Chairman, directors and Chief Executive Officer between Board meetings;

•	Coordinate the review and resolution of conflict of interest issues with respect to members of the Corporation’s Board as they may arise;

•	Coordinate and develop the agenda for, and preside at, executive sessions of the Corporation’s Board; and

•	Preside at meeting(s) of the Company’s non-management directors.

Executive Committee

Our Executive Committee met 13 times in 2006. Messrs. Mortensen, Campbell, Goldstein, Gurgovits, Rose and Radcliffe are the members of our Executive Committee. The purpose of our Executive Committee is to provide an efficient means of considering such matters and taking such actions as may require the attention of our Board of Directors or the exercise of our Board of Directors’ powers or authorities, consistent with Florida law and Company bylaws, in the intervals between regular meetings of our Board of Directors.

Audit Committee

The members of our Audit Committee are Messrs. Radcliffe, Goldstein, Malone and Strimbu. Our Audit Committee selects our independent registered public accounting firm and reviews our financial reporting process, audit reports and management recommendations made by our independent registered public accounting firm. The Audit Committee met 12 times during fiscal year 2006. In addition, the Chairman of the Audit Committee met quarterly with management and internal and external auditors to review our quarterly financial statements, press releases and periodically to discuss routine matters with management. A copy of our Audit Committee Charter is posted under the “Corporate Governance” tab on our website at www.fnbcorporation.com.

Our Board has reviewed the requirements of the NYSE and the SEC regarding the independence and financial aptitude of the members of our Audit Committee and has determined that the Audit Committee is in compliance with such requirements. Although we have determined that each of our Audit Committee members qualify as a “financial expert” within the meaning of applicable requirements of the SEC and NYSE, our Board has determined that the Chairman of our Audit Committee, Mr. Radcliffe, by virtue of his extensive career in business and experience in the areas of banking, finance, investments and business generally, be designated as the Audit Committee financial expert.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Ms. Hickton and Messrs. Campbell, Ekker, Rose and Wahl. All of the Nominating and Corporate Governance Committee members satisfy applicable SEC and NYSE independence standards and the independence criteria specified in our Corporate Governance Guidelines. This Nominating and Corporate Governance Committee met 7 times in 2006. A copy of the Charter of our Nominating and Corporate Governance Committee is posted on our website at www.fnbcorporation.com under the “Corporate Governance” tab. This Nominating and Corporate Governance Committee assists in developing standards concerning the qualifications and composition of the Corporation and affiliate Boards; recommends director candidates to stand for election to the Company Board and director appointments to the Company’s affiliate Boards and affiliate advisory boards and seeks to promote the best interest of the Company and its shareholders through the implementation of prudent and sound corporate governance principles and practices. The Nominating and Corporate Governance Committee coordinates the Board’s self-assessment process and assists in the development of Board education and training initiatives. In making its recommendations, our Nominating and Corporate Governance Committee conducts a review and assessment of the nominee’s judgment, experience, temperament, independence and compatibility with the Company’s culture, understanding of the Company’s finances, business and operations, attendance at meetings and such other factors as the Nominating and Corporate Governance Committee considers relevant. In general, our Nominating and Corporate Governance Committee seeks to balance the needs for professional knowledge, business expertise, varied industry knowledge, financial acumen and CEO-level management experience.

Recommendations to the Nominating and Corporate Governance Committee with respect to the 2008 Annual Meeting of Shareholders must be submitted in writing to the Corporate Secretary by the deadline specified in the Corporation’s Bylaws to the address indicated in the discussion under the caption titled “Shareholder Proposals” in this proxy statement. Such recommendations shall include the name, age, citizenship, business and residence addresses, qualifications, including principal occupation or employment, and directorships and other positions held by the proposed nominee in business, charitable and community organizations. Information must also be provided concerning: (i) any commercial, industrial, banking, consulting, legal, accounting, charitable, familial or other relationships involving the proposed nominee and us that may be relevant in determining whether the proposed nominee is independent of us under the then applicable rules of the SEC and the NYSE and the independence criteria set forth in our Corporate Governance Guidelines and (ii) the educational, professional and employment-related background and experience of the proposed nominee, together with any other facts and circumstances that may be relevant in determining whether the proposed nominee is an “audit committee financial expert” under the applicable rules of the SEC and the NYSE.

In performing its corporate governance function, the Nominating and Corporate Governance Committee performs the following responsibilities: (i) reviews the qualifications and independence of members of the Board and its various Committees on a regular periodic basis (at least annually); (ii) recommends to the Board the Company’s corporate governance principles and practices to be included in the Company’s Corporate Governance Guidelines; (iii) recommends independence standards to be used by the Board in making determinations regarding the independence of the Company’s directors; (iv) monitors compliance with the Company’s Corporate Governance Guidelines; and (v) assists the Board in its annual review of the Board’s performance.

Risk Committee

The Risk Committee was established in 2006 and had 6 meetings in 2006. The primary responsibilities of the Risk Committee are to assist the Board in reviewing and overseeing information regarding the Company’s significant policies, procedures and practices relating to the Company’s management of its enterprise-wide risk program, including establishing acceptable risk tolerance levels for the Company. The following directors are current members of the Risk Committee: Messrs. Campbell, Radcliffe, Rose and Wallace.

Compensation Committee

Information concerning the Compensation Committee membership, number of meetings held in 2006 and the Committee responsibilities are discussed under the caption, “Executive Compensation and Other Proxy Disclosures,” in this proxy statement. A copy of the Compensation Committee charter is posted under the “Corporate Governance” tab of our website at www.fnbcorporation.com.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board (the “Committee”) has reviewed and discussed the matters contained under the title, “Compensation Discussion and Analysis,” of this proxy statement with the Company’s management and, based on such review and discussions, the Committee recommended to the Board that the compensation discussion and analysis be included in this proxy statement. Portions of this proxy statement, including the compensation discussion and analysis, have been incorporated by reference into the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2006.

Respectfully submitted,

Robert B. Goldstein, Chairman
John W. Rose
David J. Malone
Arthur J. Rooney, II
William J. Strimbu

EXECUTIVE COMPENSATION AND
OTHER PROXY DISCLOSURE

The Committee consists of Robert B. Goldstein as Chairman, David J. Malone, Arthur J. Rooney, II, John W. Rose and William J. Strimbu. Our Board of Directors has delegated the responsibility of setting the compensation of the Company’s Chief Executive Officer, other executives and key employees (“Senior Officers”) and directors to the Committee. The Committee met 7 times in 2006. Each Committee member has been determined to be independent under the NYSE Rules, and are non-employees under the meaning of Rule 16b-3 under the Exchange Act.

Authority and Responsibilities

The Committee administers the Company’s executive compensation program, including the oversight of executive compensation policies and decisions, administration of the annual cash incentive award plan applicable to executive officers and administration of the Company’s equity incentive plan. The Committee administers and interprets the Company’s qualified and non-qualified benefit plans, establishes guidelines, approves participants in the non-qualified plans, approves grants and awards, and exercises other power and authority required and permitted under the plans and the Committee’s charter, a copy of which is available on our website. The Committee also reviews and approves executive officer, including Chief Executive Officer, compensation, including, as applicable, salary, short-term incentive and long-term incentive compensation levels, perquisites, equity compensation, severance arrangements and other forms of executive officer compensation. The Committee’s charter reflects its responsibilities, which the Committee reviews annually, and recommends any proposed changes to the Board.

Delegation

From time to time, the Committee delegates authority to fulfill various functions of administering the Company’s plans to employees of the Company. Specifically, the Committee delegates administration of the Company’s qualified plans to the Pension Committee, which is a Committee of Senior Officers of the Company having the appropriate expertise, experience and background in handling defined benefit and defined contribution plans.

Consultants

The Compensation Committee engaged Mercer Human Resource Consulting, Inc. (“Mercer”) to assist it in evaluating the compensation practices at F.N.B. and to provide advice and ongoing recommendations regarding Chief Executive Officer, Senior Officer and director compensation that are consistent with F.N.B.’s business goals and pay philosophy. Mercer provides market information and analysis as background to decisions regarding total compensation, including base salary and short and long-term incentives, for the Chief Executive Officer, other

Senior Officers and directors. The Committee also received advice regarding Senior Officer compensation from Towers Perrin. Towers Perrin provided competitive assessments of executive compensation including composition of the Company’s peer group, performance against peers and competitive pay review. Towers Perrin also provided preliminary incentive design recommendations related to the Company’s annual incentive and long-term incentive plans.

Mercer is not affiliated with F.N.B. nor did it provide any other services or perform other work for the Company in 2006. Towers Perrin serves as the actuary for the Company’s defined benefit plan and provides other consulting services related to the administration of the Company’s qualified and non-qualified benefit plans.

In performance of their duties, Mercer and Towers Perrin (collectively “Consultants”) interacted with the Chief Executive Officer, Director of Human Resources, Corporate Counsel and other Company employees. Additionally, the Consultants communicated with, took direction from, and regularly interacted with the Chairman of the Compensation Committee and other members of the Compensation Committee in addition to attending Compensation Committee meetings on an as needed basis.

Compensation Discussion and Analysis

This section discusses the material factors involved in the Company’s decisions regarding the compensation of the Named Executive Officers (as defined in the discussion under the caption, “Summary Compensation Table,” of this proxy statement) during 2006. The specific amounts paid or payable to the Named Executive Officers are included in the tables and narrative under the title, “Summary Compensation Table,” of this proxy statement. The following discussion cross-references the specific tabular and narrative disclosures where appropriate.

Objectives

F.N.B. seeks to link the interest of shareholders and management in creating long-term shareholder value through its compensation program. F.N.B. believes it will accomplish this objective and attract and maintain highly motivated and talented employees by linking compensation to individual performance and long-term Company performance. The Committee designed F.N.B.’s compensation program to result in increased compensation when performance is above targeted or benchmarked standards and decreased total compensation when performance is below targeted standards.

Elements of Compensation

Overview

F.N.B. has divided executive compensation into three broad categories: (i) base salary and benefits, (ii) short-term annual incentive bonus, and (iii) long-term incentive compensation. F.N.B. then uses its incentive programs to reward its Named Executive Officers (and other Senior Officers) for individual and Company performance through its annual and long-term incentive plans. Overall, the awards under the plans are designed to vary with position and level of responsibility reflecting the principle that total compensation opportunity should increase with position and responsibility while, at the same time, putting a greater percentage of Named Executive Officer compensation “at risk” based on Company and individual performance.

Benchmarks

F.N.B. desires that its compensation programs be competitive in the marketplace. Thus, F.N.B. benchmarks itself against an appropriate comparative group of financial services companies with assets in the $3 billion to $10 billion range. For purposes of comparing base salary, annual incentives, and long-term compensation, the Committee conducts a review of its benchmarks throughout the year, with assistance from the Consultants, using a variety of methods such as direct analysis of proxy statements of other financial services companies, as well as a review of compilation of survey data of companies of a similar size published by several independent consulting firms and customized compensation surveys performed by independent consulting firms. Overall, the Committee’s intention is to have total compensation be in the fiftieth percentile of compensation paid by competitors for comparable positions, with an annual bonus and long-term incentive opportunity such that, if a Named Executive Officer realizes the incentives, his or her total compensation will be above the median and in the third quartile.

In setting Named Executive Officer compensation, the Committee reviews the above survey data and the proxy data of a group of 13 companies generally located in the mid-Atlantic and northeastern Ohio region and located outside of major metropolitan areas. The Company believes this group is representative of the market in which we compete for talent and includes companies of similar size and product and service offerings. However, with the assistance of the Consultants, the Committee regularly reviews the group to assure that it remains an appropriate benchmark for F.N.B. F.N.B. is in the median of the peer group in terms of asset size and market capitalization. The 13 companies in the peer group are:

Chittenden Corp.	Harleysville National Corporation
Citizens Republic Bancorp	S&T Bancorp
FBOP Corporation	Sandy Spring Bancorp, Inc.
First Commonwealth Financial Corporation	Susquehanna Bancshares, Inc.
First Financial Bancorp	United Bankshares, Inc.
Firstmerit Corporation	Wesbanco, Inc.
Fulton Financial Corporation

For purposes of determining whether the Company has met its long-term incentive performance targets, the Company compares its performance to all financial service organizations located throughout the United States, having assets in the $3 billion to $10 billion range. Currently, there are 63 organizations in this group. This group includes all types of financial service organizations, such as commercial banks, savings and loan associations and credit unions. The Committee believes this comparative group is diverse and provides the necessary depth to be meaningful in setting relative goals.

The Committee reviewed the corporate goals and objectives relevant to Mr. Gurgovits’ compensation for 2006, including the annual incentive bonus paid in 2006 for 2005 performance and the restricted stock awards. The Committee considered Mr. Gurgovits’ contributions to the Company. The Committee believes that Mr. Gurgovits’ dedication to the Company and leadership, especially since the spin-off of the Company’s Florida operations, have been important to our ongoing growth, including the Company’s movement into the Harrisburg, Pennsylvania market, in 2006. The Committee believes Mr. Gurgovits’ total compensation is at a level competitive with Chief Executive Officers’ salaries within the financial services industry and within the thirteen bank peer group more particularly described above.

Total compensation for Named Executive Officers is comprised of base salary, annual cash incentive awards, long-term equity awards, retirement and post-employment benefits, and other benefits and perquisites. The various components of compensation are detailed below.

Base Salary

•	Why the Company pays this Component

The Company provides base salary and benefits to all salaried employees including the Named Executive Officers, in order to provide them with a degree of financial certainty. Competitive base salaries further the compensation program’s objectives by allowing the Company to attract talented employees by providing a fixed portion of compensation upon which all employees can rely. Base salary is the only fixed cash portion of our Named Executive Officers’ compensation.

•	How the Company determines the Amount

Each year, the Company reviews the annual salary for each Named Executive Officer. Year-to-year, the Company determines adjustments to each Named Executive Officer’s base salary based upon an assessment of his or her performance versus job responsibilities, including the impact of such performance on F.N.B.’s financial results. The Committee targets base salary for Named Executive Officers at the median for its peer group. The Company reviews base salary annually and adjusts it as the Company deems appropriate. In certain cases, the Company increases base salary in order to raise the Named Executive Officer’s annual salary to reflect more closely the annual salaries of comparably performing peer group executives. As more particularly set forth in the Summary Compensation Table, for the year ended December 31, 2006, Mr. Gurgovits received an annual salary of $525,024.

•	Relation of Base Salary to Other Components of Compensation

A Named Executive Officer’s base salary is a reference point for the Company’s annual incentive opportunities. The Company determines the level at which Named Executive Officers participate in the Executive Incentive Compensation Plan (EIC Plan). This level is typically expressed in a percentage amount. For example, if a Named Executive Officer participates in the EIC Plan at the 20% level, it means that the Named Executive Officer’s target incentive opportunity would be the Named Executive Officer’s base salary multiplied by 20%. In addition, base salary is the only component of compensation in the formula under which the Named Executive Officer’s pension benefit accrues under the Company’s Pension Plan that was in effect during 2006. A Named Executive Officer may also defer a portion of his or her base salary and bonus into the Company’s 401(k) Plan.

Annual Incentive Awards

The Company paid cash bonuses to our Named Executive Officers under our EIC Plan, except Mr. Gurgovits, as more particularly stated in the Summary Compensation Table and Grants of Plan Based Awards tables. The EIC Plan provides additional compensation to Named Executive Officers based on the Company’s achievement of certain financial objectives. The EIC Plan is open to each Named Executive Officer and all other salaried personnel selected by the Company’s Chief Executive Officer and the Compensation Committee for participation.

•	Why the Company pays this Component

The Company believes that a significant amount of compensation should be contingent on Company performance. By putting a portion of the Named Executive Officers’ and Senior Officers’ total short-term compensation “at-risk,” the Company expects to drive the Company’s annual performance goals. These goals are critical to the Company’s earnings per share and total shareholder return, which are important measures to both the Company and its shareholders. Thus, by paying annual incentive compensation, the Company links its performance to increasing shareholder value.

•	How the Company Determines the Amount

F.N.B. targets short-term, annual incentive compensation, such that it is tied directly to both corporate and individual performance. Corporate performance is based upon the Company’s performance relative to its overall annual performance plan goals as approved by the Board of Directors, including goals related to net income and earnings per share. The Chief Executive Officer, the other Named Executive Officers and other Senior Officers are each eligible to receive an annual cash bonus based upon Company and individual performance. All annual bonuses are discretionary, with the Compensation Committee establishing bonuses for the Chief Executive Officer and other Named Executive Officers, and reviewing and approving the recommendations of the Chief Executive Officer for other members of the senior management team. The general parameters for target bonuses for the Chief Executive Officer, the other Named Executive Officers and other Senior Officers range from 20% to 60% of base pay.

The Committee establishes an annual bonus pool based upon the Company meeting an annual target net income goal set by the Board of Directors. The pool is a product of the annual salaries of the participants multiplied by the participants’ target payout levels. If the Company fails to achieve 80% of the target goal, the plan does not provide for any annual incentive compensation payout to the Chief Executive Officer, the other Named Executive Officers or other Senior Officers. Additionally, if the Company exceeds the goal as set by the Board of Directors, then the plan provides for annual incentive payments that are higher than the target bonus for each Named Executive Officer and other Senior Officers. The EIC Plan provides for an increase over target if the Company’s performance exceeds plan from 1% to 20% of goal.

The maximum bonus that the Company will award under the EIC Plan is two times the Named Executive Officer’s target bonus amount. The EIC Plan gives the Committee discretion to increase and decrease individual awards from the plan targets; however, the annual pool cannot be increased. Additionally, the Committee has discretion to consider unusual factors and their resulting effect on corporate performance, i.e., significant merger and acquisition transactions, unusual investment gains or losses, corporate and balance sheet restructuring, significant asset sales and other items the Compensation Committee deems appropriate in determining whether the Company met the target goal.

Named Executive Officers and other Senior Officers who can make an important contribution to our success, as determined by the Committee, are included in the compensation pool. Objectives may be different from individual to individual. Mr. Gurgovits, as noted above, is entitled by contract to a retention bonus if he is employed on December 31 of each year during which his employment agreement remains in effect, and may be entitled to a performance bonus. As reflected in the Summary Compensation Table, Mr. Gurgovits received the retention bonus for 2006. Each participating Named Executive Officer, including Mr. Gurgovits, is eligible for a bonus equal to a certain percentage of that Named Executive Officer’s base salary if the Company and the Named Executive Officer attain established goals. The Company goal for all Named Executive Officers, except Mr. Roberts, is based on total Company performance. Mr. Roberts’ goal is a factor using both the performance of the Company, weighted 30%, and its subsidiary, FNBPA, weighted 70%. The Company has discretion within the pool to allocate the respective percentage of the pool that each participant in the EIC Plan receives.

In 2006, the Company exceeded 80% of the target net income goal. Thus, the Company awarded bonuses to the Named Executive Officers, other than Mr. Gurgovits, as more particularly reflected in the Summary Compensation Table and Grants of Plan-Based Awards table and accompanying narrative. Specifically, the Company achieved 97.3% of its net income target or $67.6 million despite the various pressures on earnings, including a flat to inverted yield curve, softening housing market and extremely competitive pricing. The Committee did not adjust corporate results for any unusual factors.

•	Relation of Annual Incentives to Other Components of Compensation

The Company has targeted its annual incentive compensation to vary significantly based upon performance against the annual target net income goal. Therefore, there is a significant “upside” and “downside” potential. Annual incentive awards provide the potential for payment to the Named Executive Officers at or above the target level if the Company performance is at or above the target net income goal. Similarly, if Company performance is below the target net income goal, the compensation of Named Executive Officers also will be below the target bonus amount. For each 1% the Company deviates from its net income goal, the annual incentive compensation pool is affected by 5%. For example, if the Company exceeds its net income goal by 2%, then a Named Executive Officer’s annual incentive bonus payment may be increased up to 10% more than his or her target bonus amount. Likewise, if the Company misses its target goal by 5%, then each Named Executive Officer’s potential bonus amount is reduced by 25%. A Named Executive Officer may also defer a portion of his or her bonus into the Company’s 401(k) Plan.

•	The Committee has deferred a decision on whether to pay and the amount of any performance bonus for 2006 for Mr. Gurgovits. The Committee reached this decision as a result of the Committee’s analysis of the tax consequences under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”). Specifically, the annual bonus plan under which the Committee would award Mr. Gurgovits a bonus has not yet been approved by the shareholders. (See Proposal 3 of this proxy statement). Since the Company has requested shareholder approval of the F.N.B. Corporation 2007 Incentive Compensation Plan (“2007 Plan”) at the Annual Meeting, the Committee has deferred a decision on paying a performance bonus to Mr. Gurgovits until after the shareholder vote on the 2007 Plan.

Long-Term Awards

In recent years, the Compensation Committee has placed greater emphasis on restricted stock awards (both performance and service-based) as a means to increase long-term stock ownership by Named Executive Officers. Based upon various factors, including the Company’s commitment to its shareholders to be a value oriented, high-dividend paying company, the Company currently does not award stock options. The Compensation Committee has determined that it is in the Company’s best interest to continue to rely on granting equity-based awards in restricted stock in order to best align the Company’s compensation practices with the Company’s long-term financial performance goals and objectives and its shareholders’ interests.

The Committee has historically granted restricted stock awards in January. In 2006, the Committee did not make any awards under the Company’s long-term incentive plan, the F.N.B. Corporation 2001 Incentive Plan (the “2001 Plan”), since the Committee had previously elected to make awards in December 2005. The December 2005, awards were the awards that the Committee otherwise would have granted in 2006. However, by making these grants in 2005 the Company attempted to minimize adverse accounting effects under financial accounting standard (FAS) 123R, which became effective in January 2006. As a result of the adoption of FAS 123R, equity awards under the long-term incentive plan would have needed to be expensed immediately for Named Executive Officers and other employees who had already achieved the age of normal retirement. Additionally, under FAS 123R, the Company would have been required to accelerate expensing of awards to employees reaching normal or early retirement age during the vesting period of the award. Therefore, the Company thought it more appropriate to reconsider the timing of the awards in order to mitigate an adverse accounting affect on the Company in the future. At the same time, the Committee recognized the need to reward Named Executive Officers for 2005 performance. Thus, it granted the awards prior to the effective date of FAS 123R.

In 2005, under the Company’s 2001 Plan, the Compensation Committee also granted restricted stock to certain other employees who do not participate in the Company’s annual incentive bonus program who made important performance related contributions to the Company or its affiliates. These restricted stock awards vest in equal installments over a five-year period. Similarly, the Committee did not make any of these awards in 2006.

The Committee also has not made restricted stock awards in 2007, because of a proposed change in structure from awards of prior years as noted above. As a result, the Board of Directors is submitting the 2007 Plan for vote by the shareholders at the Annual Meeting. The 2007 Plan, among other things, will provide the Committee the discretion to offer immediate vesting for equity-based awards issued under the 2007 Plan upon a participant attaining the age of normal or early retirement (see “Plan Summary” discussed under Proposal 3 of this proxy statement for a complete description of the 2007 Plan). This change to the award structure and the delay in granting awards will be beneficial to the Company and its shareholders, as the changes will help minimize the adverse accounting effects of certain awards under FAS 123R described above. Therefore, the Company anticipates granting awards later in 2007, which it typically would have granted in January.

Since 2004, the Committee has made restricted stock awards, 50% of which vest in full at the end of three years (“Time Awards”) and 50% that vest in full at the end of four years, provided, the Company meets certain financial performance requirements set forth in the awards (“Performance Awards”). Current outstanding Performance Awards cliff vest at the end of four years if the Company’s annual return on average tangible equity is in the top quartile relative to peers. For each year in which the Company’s financial performance is in the top quartile during the four one year performance periods, the Named Executive Officer receives 25% of the initial Performance Award on the cliff vesting date. All restricted stock awards, including both Time Awards and Performance Awards, are subject to forfeiture if the Named Executive Officer terminates employment, other than as a result of retirement, death or disability, before the cliff vesting date. The Committee believes this allocation of equity awards assists the Company in attracting and retaining highly qualified Named Executive Officers, rewarding Named Executive Officers for loyalty to the Company, and driving Company performance, while creating shareholder value by linking the shareholders’ interests and the Named Executive Officers’ interests in long-term success.

Management Stock Ownership Policy

In October, 2006, the Committee adopted the Management Stock Ownership Policy which requires the Chief Executive Officer, all the Named Executive Officers and all other participants in the long-term incentive plan, the 2001 Plan and any successor plan to maintain varying levels of stock ownership based upon the officer’s participation level in the plan.

Retirement and Other Post Employment Benefits

All salaried employees except employees, of First National Insurance Agency, LLC (FNIA), participate in a defined benefit pension plan, the Retirement Income Plan (“RIP”), and all employees are eligible to participate in a

401(k) retirement savings plan. In addition, each of our Named Executive Officers participates in a supplemental executive retirement plan, the Basic Retirement Plan (“BRP”), and each of our Named Executive Officers receives benefits in the event of the termination of employment as detailed in the Potential Termination and Change in Control tables and accompanying narrative. Additionally, described in the narrative in connection with the Potential Termination and Change in Control tables, upon a change in control, Mr. Roberts receives payments and benefits, and if certain events occur after a change in control, Mr. Lilly is also entitled to payments and benefits.

•	Why the Company pays these Benefits to Executives

Retirement Plans, in general, are designed to provide Named Executive Officers and other employees with financial security after retirement. The Company’s defined benefit pension plan, the RIP, offers benefits to employees which are more particularly detailed in the narrative accompanying the Pension Benefits table. Additionally, the Company provides matching contributions under the 401(k) Plan, for all employees, including the Named Executive Officers. However, due to Code limits on the amount of compensation that may be recognized for tax-qualified retirement plans, certain Named Executive Officers, including, Messrs. Gurgovits, Roberts and Lilly, are unable to receive the full amount of contributions to the 401(k) Plan and a portion of their base compensation is not included in the calculation of their pension benefit. Therefore, the Company also offers the F.N.B. Corporation ERISA Excess Retirement Plan and the F.N.B. Corporation Lost Match Plan to allow any affected employee to receive the full benefit intended by the qualified retirement plans.

In addition to those plans, the Company also maintains a supplemental executive retirement plan, known as the BRP, which supplements the benefits provided by the RIP. The purpose of the BRP is to insure a minimum level of retirement income for the Named Executive Officers and other Senior Officers who participate in the plan. Post-retirement compensation is necessary to attract and retain talented executives. The Company believes its post-retirement benefits are competitive in the industry and provide Named Executive Officers appropriate retirement benefits.

The Company also provides severance and change in control payments through employment contracts that provide additional security for our Named Executive Officers. The Company determined that the continued retention of the services of the Named Executive Officers on a long-term basis fosters stability of senior management through retention of well-qualified officers. The Potential Payments Upon Termination or Change in Control tables and accompanying narrative detail the Named Executive Officer’s employment contracts.

•	How the Company determines the Amount to Pay

The RIP benefit is determined by a precise formula set forth in the plan document and explained in the narrative accompanying the Pension Benefits table. The 401(k) Plan provides for the Company to match employee contributions in Company stock equal to 50% of up to 6% of the employee’s contributions. The ERISA Excess Lost Match Plan and ERISA Excess Retirement Plan benefit formulas are based upon the specific opportunity or amount lost by the Named Executive Officer, or other participant, due to Code limits and are more fully detailed in the Pension Benefits table and narrative. The benefit under the BRP is a monthly benefit equal to a target benefit percentage based on years of service at retirement and a designated tier as determined by the Committee and detailed in the narrative accompanying the Pension Benefits table. The Company does not grant extra years of credited service under any of its qualified or non-qualified plans. The termination and change in control benefits for Named Executive Officers were set by contract and are described more fully in the Potential Termination and Change in Control Payments tables and in the narrative accompanying the Summary Compensation Table.

•	Relation of these Benefits to Other Components of Compensation

Retirement benefits are directly linked to the amount of the Named Executive Officer’s base compensation. The formula for determining benefits under each of the plans includes the named Executive Officer’s base salary. In the case of the 401(k) Plan only, the Company also matches employee contributions from any bonus payments (up to Code limits). Additionally, under the BRP, annual incentive pay is also used in the calculation of the participant’s benefit. Similarly, while the named Executive Officer’s termination benefits are determined under their respective employment agreements, generally, termination benefits are a product of base compensation and in the case of Mr. Gurgovits, his annual retention bonus.

Other Benefits and Perquisites

The Company’s Named Executive Officers participate in a wide array of benefit plans that are generally available to all employees of the Company. Benefits primarily consist of participation in the Company’s defined benefit, defined contribution and health and welfare benefit plans. In addition, some of the named Executive Officers receive perquisites in the form of country club membership dues, a company car and other perquisites more particularly detailed as part of the Summary Compensation Table and accompanying narrative. The Company provides country club membership dues to certain Named Executive Officers in order to provide them with the ability to entertain customers, potential customers and various business contacts. Similarly, the Company provides certain Named Executive Officers a company car for purposes of appropriate transportation for entertainment of customers, vendors and business contacts and traveling between the Company’s facilities. These perquisites are detailed in the Summary Compensation Table.

Additionally, as set forth in the narrative accompanying the Potential Payments Upon Termination or Change in Control table, Mr. Gurgovits has previously entered into a post-employment consulting agreement with the Company. Mr. Gurgovits will also receive deferred compensation under the Non-Qualified Deferred Compensation Agreement as more particularly detailed in the narrative accompanying the Pension Benefits table.

Tax and Accounting Treatment of Compensation

Section 162(m) of the Code limits the deductibility of the compensation in excess of $1 million dollars paid to the Chief Executive Officer or any of the Named Executive Officers unless such compensation qualifies as “performance-based compensation.” Performance Awards of restricted stock granted under our 2001 Plan are intended to meet the performance-based compensation exception to the annual $1 million dollar limitation. Although our cash bonus program does not currently meet the performance-based exception to the IRS deduction limitation, awards and bonuses under our proposed 2007 Plan are intended to satisfy this exception for all cash and stock awards. While the Compensation Committee is cognizant of the tax deduction limitations applicable to our compensation program for Named Executive Officers, the Committee may from time to time set compensation levels outside the deduction limitations if it deems the amount of compensation is appropriate.

Other provisions of the Code also can affect the Company’s compensation decisions. Under Code Section 280G, a 20% excise tax is imposed upon Named Executive Officers and other executive officers who receive “excess” payments upon a change in control of a public corporation to the extent the payments received by them exceed an amount approximating three times their average annual compensation. The excise tax applies to all payments equal to or exceeding three times annual compensation, determined by a five-year average. A company also loses its tax deduction for “excess” payments.

In addition, the Code was recently amended to provide surtax under Section 409A of the Internal Revenue Code with respect to various features of deferred compensation arrangements of publicly held corporations, mostly for compensation deferred on or after January 1, 2005. We have made the appropriate changes to our non-qualified retirement plans and employment agreements to help ensure there are no adverse affects on the Company or executive officers as a result of these Code amendments. We do not expect these changes to have a material tax or financial consequence on the Company.

As discussed above, the Company has calculated and discussed with the Committee the tax impact to the Company and the executives of each of its cash and equity compensation awards and agreements. The Company also calculates and monitors the FAS 123R accounting expense related to equity-based compensation.

Summary Compensation Table

The following table shows the total compensation paid or earned by the Company’s Chief Executive Officer, Chief Financial Officer and the three most highly paid executive officers other than the Chief Executive Officer and Chief Financial Officer (each, a “Named Executive Officer” and together, the “Named Executive Officers”) for services rendered in all capacities to the Company and its subsidiaries for its fiscal year ended December 31, 2006:

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)	($)(3)	($)(4)	($)	($)

Stephen J. Gurgovits	2006	525,024	100,000	363,508	0	0	0	93,984	1,082,516
President and CEO
Brian F. Lilly	2006	252,000	0	107,864	0	87,166	44,921	43,453	535,404
Chief Financial Officer
Gary J. Roberts	2006	325,008	0	122,992	0	138,585	207,658	48,630	842,873
President and CEO, FNBPA
David B. Mogle	2006	166,320	0	53,563	0	43,147	54,467	10,975	328,472
Corporate Secretary
James G. Orie	2006	165,000	0	31,392	0	42,805	28,894	8,937	277,028
Chief Legal Officer

(1)	Payments under the Company’s annual incentive plan are reported in the Non-Equity Incentive Compensation Plan column not the Bonus column, in accordance with SEC requirements. For Mr. Gurgovits the bonus column reflects the $100,000 annual retention bonus to which he is entitled if he is employed on December 31st of each year during which his employment contract remains in effect.

(2)	The Company did not grant stock awards in 2006. The restricted stock award amounts shown in this table, with respect to awards granted in prior fiscal years, represent the dollar amount of expense recognized for financial statement reporting purposes for the fiscal year determined pursuant to Statement of Financial Accounting Standards No. 123(R), Share-Based Payment. Assumptions used in the calculation of this amount are included in Note #18 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2007. The restricted stock awards granted under the 2001 Plan vest either after (i) the executive’s continued employment with the Company or one of its affiliates for three years or (ii) the Company’s achievement of performance goals and the executive’s continued employment with the Company or one of its affiliates for four years. The amounts reflected assume that each executive will perform the requisite service and that the Company will achieve the required performance goals. The amount for Mr. Gurgovits also includes a stock award valued at $15,890 for service as a director of the Company in 2006 that vested immediately upon grant. All restricted stock earns cash dividends that are reinvested into additional shares of the Company’s common stock under the F.N.B. Corporation Dividend Reinvestment and Direct Stock Purchase Plan. These reinvested shares are subject to the same restrictions and vesting schedule as the underlying restricted stock.

(3)	Amount earned by the Named Executive Officer as an annual incentive bonus under our EIC Plan, based upon 2006 Company performance. The EIC Plan is discussed in further detail in the Compensation Discussion and Analysis under the heading “Annual Incentive Awards.” As more fully described in the Compensation Discussion and Analysis, the Compensation Committee has deferred a decision on paying a performance bonus for 2006 to Mr. Gurgovits until after the shareholder vote on the 2007 Plan. The maximum amount that the Compensation Committee may grant to Mr. Gurgovits, based on the Company’s performance during 2006, is $272,405.

(4)	The amounts in this column reflect the actuarial change in the present value of the Named Executive Officers’ benefit under all pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts that the Named Executive Officer may not currently be entitled to receive because such amounts are not vested. The

Company’s pension plans are described in the narrative accompanying the “Pension Benefits” table. In addition, the change in the present value of the accumulated benefit under the Deferred Compensation Agreement between FNBPA and Mr. Gurgovits is calculated in accordance with APB No. 12, assuming an interest rate of 5.70% and assuming that payments will commence at age 65 and continue for 10 years. Note that the change in value for Mr. Gurgovits was actually a decrease of $46,539. However, based on the SEC’s interpretive guidance, the amount shown in the Summary Compensation Table should not be less than $0. The Company does not pay or provide above-market interest under Non-Qualified Deferred Compensation Plans.

Other Compensation Table

The following table reflects the items included in the “All Other Compensation” column of the Summary Compensation Table shown above.

						Split Dollar
	Disability		Tax	401(k)	Lost	Life Insurance	Total All Other
	Insurance	Perquisites	Grossups	Match	Match	Premiums	Compensation
Name	($)	($)	($)	($)	($)	($)	($)

Stephen J. Gurgovits	5,102	68,457	213	6,000	14,212	0	93,984
Brian F. Lilly	0	34,839	35	6,000	2,579	0	43,453
Gary J. Roberts	0	36,865	85	6,000	5,680	0	48,630
David B. Mogle	0	0	0	5,807	0	5,168	10,975
James G. Orie	0	0	0	5,666	0	3,271	8,937

The Named Executive Officers receive various perquisites provided by or paid for by the Company pursuant to Company policies or individual agreements with the executive. SEC rules require disclosure of the perquisites and other personal benefits, securities or property for a Named Executive Officer unless the amount of that type of compensation is less than $10,000 in the aggregate.

Perquisites Table

The following table reflects the perquisites included in the “All Other Compensation” column of the Summary Compensation Table shown above:

	Country Club		Company		Total Perquisites
	Equity	Country Club	Provided		Included in All Other
	Memberships	Dues	Automobiles(1)	Other(2)	Compensation(3)
Name	($)	($)	($)	($)	($)

Stephen J. Gurgovits	16,579	25,994	24,223	1,661	68,457
Brian F. Lilly	0	5,537	29,302	0	34,839
Gary J. Roberts	0	18,162	18,354	349	36,865
David B. Mogle	0	0	0	0	0
James G. Orie	0	0	0	0	0

(1)	The valuation of the company provided automobiles was calculated as follows: current year depreciation expense for the Company owned automobile plus all costs incurred related to the automobile (including, but not limited to, the cost of insurance, gas, car washes, repairs, and registration and inspection fees) less the Company’s mileage reimbursement allowance for business miles driven by employees who use their own automobile for business purposes.

(2)	The amounts reported as “Other” include personal travel expenses and sporting event tickets for Mr. Gurgovits and sporting event tickets and dues to certain organizations for Mr. Roberts. Messrs. Gurgovits and Roberts attended the sporting events with customers of the Company.

(3)	In addition to the amounts reported above, during 2006, Mr. Roberts used the company aircraft to travel on company business and his wife accompanied him. There was no incremental cost of her accompanying him on the business trip. The valuation for all perquisites other than Company provided automobiles shown above is the actual cost to the Company.

The foregoing Summary Compensation Table and its sub-tables do not include certain fringe benefits generally made available on a non-discriminatory basis to all of our salaried employees such as group health insurance, dental insurance, vision insurance, life insurance, accidental death and dismemberment insurance and long-term disability insurance, which we consider to be ordinary and incidental business costs and expenses.

Mr. Gurgovits’ employment agreement dated December 31, 2005, as amended by an amendment dated December 15, 2006, provides for his continued employment as the Company’s President and Chief Executive Officer and as Chairman of FNBPA’s Board of Directors. The agreement was effective as of January 1, 2006, and expires on December 31, 2008 (Term). Under the terms of the agreement, Mr. Gurgovits receives a base salary which is reflected in the Summary Compensation Table and may be increased from time to time as determined by the Board. Additionally, the agreement, as amended, provides for Mr. Gurgovits to receive a retention bonus of $100,000 if Mr. Gurgovits remains employed on December 31st of each year of the Term. In addition to the annual retention bonus, Mr. Gurgovits is eligible for annual incentive compensation at a target award level of 60% of his base salary with the possibility of achieving a bonus between 0% and 120% of base salary based upon performance of the Company. The severance and change in control provisions of Mr. Gurgovits’ employment agreement are described under “Potential Payments Upon Termination or Change in Control.”

Mr. Lilly serves as the Company’s Chief Financial Officer. Mr. Lilly’s employment agreement is dated October 6, 2003, and had an initial term of two years. Unless sooner terminated, the agreement automatically extends for one year on the anniversary of the commencement date. Either party may terminate the automatic renewal by providing the other 60 days’ advance written notice of non-renewal. Presently, Mr. Lilly’s employment agreement runs through October, 2008. Under the terms of the agreement, Mr. Lilly is entitled to receive from the Company a base salary which is reflected in the Summary Compensation Table and may be increased from time to time as is determined by the Board. Additionally, Mr. Lilly is eligible to participate in incentive compensation and bonus plans of the Company at the discretion of the Compensation Committee. Mr. Lilly’s target award level for annual incentive compensation is 40% of his base pay with the possibility of achieving a bonus between 0% and 80% of base pay based upon performance of the Company. The severance and change in control provisions of Mr. Lilly’s employment agreement are described under “Potential Payments Upon Termination or Change in Control.”

Mr. Roberts is the President and Chief Executive Officer of the Company’s principal subsidiary, FNBPA. Mr. Roberts’ current employment agreement is dated December 2, 2002, and was initially for a three year term. Unless sooner terminated, the agreement automatically extends for one year on the anniversary of the commencement date. Either party may terminate the automatic renewal by providing the other 60 days’ advance written notice of non-renewal. Presently, the agreement runs until December, 2009. Under the terms of the agreement, Mr. Roberts is entitled to receive from FNBPA, a base salary, which is reflected in the Summary Compensation Table, which may be increased from time to time as is determined by the Board. Additionally, Mr. Roberts is eligible to participate in incentive compensation and bonus plans of the Company at the discretion of the Compensation Committee. Mr. Roberts’ target award level for annual incentive compensation is 50% of his base pay with the possibility of achieving a bonus between 0% and 100% of base pay based upon performance of the Company and FNBPA. The severance and change in control provisions of Mr. Roberts’ employment agreement are described under “Potential Payments Upon Termination or Change in Control.”

Mr. Mogle serves as the Company’s Corporate Secretary and Mr. Orie serves as the Company’s Chief Legal Officer. Their employment agreements are virtually identical and are dated October 4, 2005. The initial term of the agreements is for two (2) years, which automatically extend for one year periods on their anniversary, unless sooner terminated. Either the Company or Messrs. Mogle or Orie may terminate the automatic renewal of their respective agreements by providing the Company 60 days’ advance written notice of non-renewal. Presently, the contracts run through October 2008. Under the terms of the agreements, Mr. Mogle and Mr. Orie receive a base salary, which is reflected in the Summary Compensation Table, which may be increased from time to time as is determined by the Board. Additionally, Mr. Mogle and Mr. Orie are eligible to participate in incentive compensation and bonus plans of the Company at the discretion of the Compensation Committee. Mr. Mogle’s and Mr. Orie’s target award level for annual incentive compensation is 30% of base pay with the possibility of achieving a bonus between 0% and 60% of base pay based upon performance of the Company. The severance and change in control provisions of Mr. Mogle’s and Mr. Orie’s employment agreements are described in the narrative accompanying the “Potential Payments Upon Termination or Change in Control” tables.

Grants of Plan-Based Awards

The following table sets forth grants of plan-based awards to the Named Executive Officers for 2006:

								All Other	All Other
								Stock	Option
								Awards:	Awards:		Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Number	Number of	Exercise or	Fair Value
		Under Non-Equity			Under Equity			of Shares	Securities	Base Price	of Stock
		Incentive Plan Awards(1)			Incentive Plan Awards(2)			of Stock	Underlying	of Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#)	(#)	($/Sh)	($)

Stephen J. Gurgovits	n/a	0	315,014	630,029	0	0	0	0	0	0	0
Brian F. Lilly	n/a	0	100,800	201,600	0	0	0	0	0	0	0
Gary J. Roberts	n/a	0	162,504	325,008	0	0	0	0	0	0	0
David B. Mogle	n/a	0	49,896	99,792	0	0	0	0	0	0	0
James G. Orie	n/a	0	49,500	99,000	0	0	0	0	0	0	0

(1)	The amounts shown represent the threshold, target and maximum amounts to be earned by the Named Executive Officer under the annual incentive compensation program based upon the Company’s performance during 2006. The amounts actually earned for 2006 were below the target and are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	The Company did not grant stock awards in 2006.

Participants who terminate service prior to year-end are not eligible for annual incentive compensation under the program. In the event of death, disability or retirement (i.e., age 55 with five years of service), during the year or before the Company makes payment of the annual incentive award amount, the Committee, at its discretion, may approve a pro-rata award. The program provides for payment in the case of a change in control as more particularly detailed in the Potential Payments Upon Termination or Change in Control tables.

There are 2,582,472 shares, representing 4.3% of the Company’s outstanding shares of Common Stock, remaining available for awards under the 2001 Plan. If the performance criteria are not met, the Named Executive Officers will not earn 38,340 shares in the aggregate that will then become available for issuance under the 2001 Plan.

Outstanding Equity Awards at Fiscal Year-End(1)

The following table sets forth certain information summarizing the outstanding equity awards of each Named Executive Officer as of December 31, 2006.

	Option Awards(2)					Stock Awards(3)
									Equity
								Equity	Incentive
			Equity					Incentive	Plan Awards:
			Incentive					Plan Awards:	Market or
			Plan Awards:					Number of	Payout Value
	Number of	Number of	Number of			Number of		Unearned	of Unearned
	Securities	Securities	Securities			Shares or	Market Value	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of	of Shares or	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Units of Stock	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	That Have Not	Have Not	Have Not
	Exercisable(4)	Unexercisable	Options	Price	Expiration	Vested(5)	Vested	Vested(6)	Vested
Name	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)

Stephen J. Gurgovits	82,741	0	0	10.21224	1/23/2010	61,997	1,132,685	20,008	365,546
	1,319			10.21223	1/23/2010
	85,036			10.43640	1/22/2011
	1,457			10.43639	1/22/2011
	53,419			12.93944	1/20/2012
	53,227			13.74803	1/20/2013
Brian F. Lilly	0	0	0	0	0	19,272	352,099	6,421	117,312
Gary J. Roberts	11,242	0	0	13.77657	1/18/2008	21,985	401,666	7,353	134,339
	19,178			10.62181	1/24/2009
	21,049			10.21224	1/23/2010
	21,556			10.43640	1/22/2011
	12,846			12.93944	1/20/2012
	20,875			13.74803	1/20/2013
David B. Mogle	7,972	0	0	10.62181	1/24/2009	9,500	173,565	2,751	50,261
	8,956			10.21224	1/23/2010
	9,373			10.43640	1/22/2011
	5,677			12.93944	1/20/2012
	5,726			13.74803	1/20/2013
James G. Orie	8,183	0	0	10.62181	1/24/2009	5,610	102,495	1,822	33,288
	8,807			10.21224	1/23/2010
	9,051			10.43640	1/22/2011
	5,366			12.93944	1/20/2012
	5,270			13.74803	1/20/2013

(1)	All awards were made under the 2001 Plan or the F.N.B. Corporation 1998 Director Stock Option Plan or a predecessor plan (collectively referred to as the “Incentive Plans”).

(2)	Options may be granted under the Incentive Plans with up to a ten-year expiration date and with a strike price of no less than 100% of the closing sales price of the Company’s Stock on the NYSE on the business day preceding the award date. Options cannot be transferred or assigned by a participant under the Incentive Plans, other than by will or pursuant to the laws of succession. As noted previously, the Company did not issue stock options in 2006.

(3)	Stock Awards are shares of common stock awarded under the Incentive Plans subject to a restriction period and/or satisfaction of one or more performance-based criteria, determined by the Committee. Recipients of restricted stock are generally entitled to receive dividends on and to vote the shares of restricted stock, but cannot freely trade the shares subject to the award until expiration of the restriction period. Unless otherwise determined by the Committee, if a participant terminates employment with the Company and all subsidiaries for a reason other than retirement, disability, death or change in control, as detailed in the Potential Payments Upon Termination or Change in Control tables, before the expiration of the applicable restriction period, the participant will forfeit any restricted shares that are still subject to a restriction and such shares will be returned to the authorized share pool for re-issuance as awards under the 2001 Plan. The participant cannot transfer, assign, sell, exchange or pledge restricted shares awarded under the Incentive Plans during the restriction period. When restricted stock vests, the participant recognizes ordinary income on the then market value of the shares, and the Company receives a tax deduction in that same amount.

(4)	All outstanding stock options are 100% vested.

(5)	Restricted stock shares in this column consist of all time-based restricted shares outstanding as well as all performance based restricted stock awards where the performance period is complete and the Company met the performance thresholds; however, the shares are not yet vested. If the executive is still employed by the Company on the dates indicated, these restricted stock shares will vest as follows:

Vesting Date	Mr. Gurgovits	Mr. Lilly	Mr. Roberts	Mr. Mogle	Mr. Orie

January 14, 2007	15,187	4,348	5,217	2,493	1,218
January 20, 2007	0	0	0	0	87
January 14, 2008	11,391	3,261	3,915	1,872	915
January 19, 2008	12,603	4,164	4,164	2,388	1,166
January 20, 2008	0	0	0	0	87
January 18, 2009	13,211	4,333	5,285	1,242	1,242
January 19, 2009	6,302	2,082	2,082	1,194	584
January 18, 2010	3,303	1,084	1,322	311	311

(6)	Restricted stock shares in this column are reported assuming that the Company will achieve its performance goal. Based on that assumption these restricted stock shares are expected to vest as follows:

Vesting Date	Mr. Gurgovits	Mr. Lilly	Mr. Roberts	Mr. Mogle	Mr. Orie

January 14, 2008	3,797	1,087	1,305	624	305
January 19, 2009	6,302	2,082	2,082	1,194	584
January 18, 2010	9,909	3,252	3,966	933	933

Option Exercises and Stock Vested(1)

The following table contains information concerning the aggregate option exercises and the vesting of restricted stock by the Named Executive Officers in 2006.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Stephen J. Gurgovits	143,454	889,937	0	0
Brian F. Lilly	0	0	0	0
Gary J. Roberts	0	0	0	0
David B. Mogle	14,411	83,126	0	0
James G. Orie	10,080	58,010	82	1,414

(1)	All awards were made under the Incentive Plans.

Pension Benefits

The following table contains information concerning the pension benefits for each Named Executive Officer as of December 31, 2006:

			Present Value of
		Number of Years	Accumulated	Payments During
		Credited Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)(1)	($)(2)	($)

Stephen J. Gurgovits	F.N.B. Corporation Retirement Income Plan	45.25	902,857	0
	F.N.B. Corporation ERISA Excess Retirement Plan	45.25	1,109,858	0
	F.N.B. Corporation Basic Retirement Plan	45.25	2,301,851	0
	Deferred Compensation Agreement between FNBPA and Stephen J. Gurgovits	n/a	242,777	0
Brian F. Lilly	F.N.B. Corporation Retirement Income Plan	3.17	53,738	0
	F.N.B. Corporation ERISA Excess Retirement Plan	3.17	7,857	0
	F.N.B. Corporation Basic Retirement Plan	3.17	23,805	0
Gary J. Roberts	F.N.B. Corporation Retirement Income Plan	9.33	206,933	0
	F.N.B. Corporation ERISA Excess Retirement Plan	9.33	94,158	0
	F.N.B. Corporation Basic Retirement Plan	9.33	488,650	0
David B. Mogle	F.N.B. Corporation Retirement Income Plan	30.50	479,006	0
	F.N.B. Corporation Basic Retirement Plan	30.50	180,543	0
James G. Orie	F.N.B. Corporation Retirement Income Plan	10.92	115,244	0
	F.N.B. Corporation Basic Retirement Plan	10.92	73,388	0

(1)	The Company’s pension plans do not provide credit for additional years of service to any of the Named Executive Officers.

(2)	For the RIP, ERISA Excess Retirement Plan (the “Excess Plan”) and the BRP, the present value of accumulated benefits reflected above were determined using the same assumptions as used for the December 31, 2006, financial statement disclosures, except assuming retirement at the normal retirement age (age 62) or current age, if older. We have assumed a discount rate of 5.90% and 1994 Group Annuity Mortality table (gender distinct) for post-retirement mortality. The present value of the accumulated benefit under the Deferred Compensation Agreement between FNBPA and Mr. Gurgovits is calculated in accordance with APB No. 12 assuming an interest rate of 5.70% and assuming that payments will commence at age 65 and will continue for 10 years. The present value reported above is reflected as an accrued liability in the financial statements of FNBPA as of December 31, 2006.

The following is a summary of the Company’s qualified and non-qualified plans mentioned in the Pension Benefits table:

Retirement Income Plan

The RIP is a traditional defined benefit plan qualified under the Code and subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and is available to all salaried employees, except First National Insurance Agency, LLC employees. The RIP provides for benefit payments in the form of a lifetime annuity with five years guaranteed and provides the participant the ability to select from several choices for the form of the annuity. The election that the participant chooses may affect the amount of the annual benefit as reflected in the Pension Benefits table. The annual annuity benefit is payable, without reduction, to participants with five years of service who retire after age 62 and is calculated by multiplying each participant’s final average base salary by 1.2%, plus, if appropriate, 0.5% of the participant’s final average base salary that is in excess of covered compensation (as defined in Section 401(1)(5)(E) of the Code), with the sum being multiplied by the participant’s years of credited service, not to exceed 25 years. A participant’s final average base salary is calculated using the highest 60 consecutive months of base salary, not including incentive compensation, within the last 120 months of the participant’s service with the Company. The RIP provides for cliff vesting after five years of employment. Mr. Mogle and Mr. Roberts are eligible for early retirement and a reduced benefit under the RIP as they are over age 55 and have more than five years of service. The RIP provides for an early commencement reduction factor that decreases as the participant’s age approaches age 62. The early reduction factor is multiplied by the participant’s benefit as determined by the RIP to arrive at the reduced benefit. Mr. Gurgovits is eligible for normal retirement under the RIP since he is over age 62. Mr. Roberts was a participant in a predecessor plan that was merged into the RIP and contained a different benefit calculation formula. As a result, he is entitled to the greater benefit of (1) the predecessor formula for all years of service; or (2) the predecessor formula for years of credited service through December 31, 2002, plus the formula stated above for years of credited service on or after January 1, 2003, which can only be determined at the time of retirement. The RIP does not provide for any reductions for amounts due to the participants from the Social Security Administration or any other sources, such as the Company’s 401(k) Plan.

ERISA Excess Retirement Plan

The Excess Plan is a non-qualified plan under ERISA and is available to all participants of the RIP. The Excess Plan provides retirement benefits equal to the difference, if any, between the maximum benefit allowable under the Code and the amount that would be provided under the RIP formula if the Code did not impose limits on the amount of compensation included for purposes of calculating a qualified plan benefit. The Excess Plan provides the full amount of benefit that would have been paid under the formula of the RIP but for the Code limits, reduced by the amount of benefit that is actually provided by the RIP. The participant’s rights to benefits under the Excess Plan cliff vest at 100% upon the attainment of age 55 with five years of service or upon normal retirement, “Change in Control” (as defined in the Excess Plan) and death. Benefits are payable at the same time and manner as the participant’s benefit under the RIP or BRP, if the participant is also a participant in the BRP.

Basic Retirement Plan

We maintain a separate supplemental executive retirement benefit plan, the BRP, applicable to our Named Executive Officers (and other Senior Officers) who are designated by the Committee. Officers participating in the BRP receive a benefit based on a target benefit percentage, which is based on the officer’s years of service at retirement. The target percentages are based upon the tier assigned to the participant by the Committee. The tier percentages are as follows: Tier 1, 3.00% for each of the first 10 years of employment, plus 1.50% for the next 10 years of employment, plus 0.75% for the next 10 years of employment; Tier 2, 3.50% for each of the first 10 years of employment, plus 2.00% for the next 10 years of employment, plus 0.75% for the next 10 years of employment. Prior to 2005 there was also a CEO Tier that provided the following target percentages: 4.00% for each of the first 10 years of employment, plus 2.50% for the next 10 years of employment, plus 1.00% for the next 5 years of employment. Mr. Gurgovits participates in the BRP at this level.

If a participant was 50 years old or older as of December 31, 2002, in no event will the benefit payable under the BRP be less than the benefit that would have been payable under the predecessor plan. The predecessor plan provided for a target benefit percent of either 50% or 60% multiplied by final average earnings. Similar to the current plan, the plan benefit is reduced by the amount the participant receives from the RIP assuming a full career with F.N.B., social security and the Excess Plan assuming a full career with F.N.B., and is reduced for retirement prior to age 62. Currently, Mr. Roberts’ BRP benefit is based on the predecessor plan with a target benefit percent of 60%.

When a participant retires, the benefit under the BRP is a monthly benefit equal to the participant’s aggregate target benefit percentage multiplied by the participant’s highest average monthly cash compensation including bonuses, during five consecutive calendar years within the last ten calendar years of employment. This monthly benefit is reduced by the monthly benefit the participant receives from the Social Security Administration, the RIP and the Excess Plan.

The BRP contains a provision for reducing the basic benefit if the participant retires prior to normal retirement (age 62) but on or after early retirement age (age 55 with five years of service). The participant’s rights to benefits under the BRP vest at 100% upon the attainment of age 55 with five years of service or upon normal retirement, “change in control” (as defined in the BRP), death or disability. Benefits are forfeited in the event a participant’s employment is terminated for cause or a participant terminated employment prior to early retirement.

In addition to the above referenced plans, the Pension Benefits table shows an accumulated benefit for Mr. Gurgovits under a non-qualified deferred compensation agreement. The Board of Directors of the Company and FNBPA entered into a Deferred Compensation Agreement with Mr. Gurgovits on January 1, 1986. The Deferred Compensation Agreement provides for payments of annual deferred benefits for a period of ten years commencing upon the occurrence of: (a) retirement from the Company or FNPBA upon reaching the age of 62; (b) complete and total disability; or (c) the death of Mr. Gurgovits in the event such death occurs prior to retirement. During 2005, Mr. Gurgovits turned age 62. However, since Mr. Gurgovits intends to delay his retirement until age 65, the Pension Benefits table reflects the amount that he is entitled to receive under the Deferred Compensation Agreement to account for the deferral of the payment for an additional three years.

Non-Qualified Deferred Compensation

The following table contains information concerning the nonqualified deferred compensation plan account balances for each Named Executive Officer for 2006. All contributions are under the ERISA Excess Lost Match Plan or a predecessor plan, as described below.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	Balance at
	Last FY	Last FY	FY	Distributions	Last FYE
Name	($)	($)(1)	($)(2)	($)	($)(3)

Stephen J. Gurgovits	0	14,212	21,513	0	235,859
Brian F. Lilly	0	2,579	307	0	9,011
Gary J. Roberts	0	5,681	2,543	0	35,248
David B. Mogle	0	0	475	0	4,361
James G. Orie	0	0	0	0	0

(1)	Note that the amount of the Company’s contributions is also included in the “All Other Compensation” column of the Summary Compensation Table. These contributions are not in addition to the amount reported there.

(2)	This plan does not provide for above-market interest.

(3)	The Company contributions during each fiscal year have historically been reported in the Summary Compensation Table for each year in which the Executive Officer was considered a Named Executive Officer, and aggregate earnings during the fiscal year have historically been excluded from the Summary Compensation Table. Additionally, the amounts reflected represent the Named Executive Officer’s entire balance under this plan. All balances reflected are fully vested with the exception of Mr. Lilly’s, which is 60% vested.

The amounts reflected in the Non-Qualified Deferred Compensation table were contributed to accounts for the Named Executive Officers under the ERISA Excess Lost Match Plan or a predecessor plan. The ERISA Excess Lost Match Plan provides for Company contributions, retirement benefits, equal to the difference, if any, between the maximum benefit allowable under the Code and the amount that would be provided under the 401(k) Plan if the IRS did not impose contribution or pay limitations. Under the Excess Plan, the amount credited to the participant’s account accrues interest at the rates set by FNBPA as its interest rate on the first day of the year on the longest term IRA account that it offers. The benefit is then paid as a single lump sum on the first of the month following six months after the participant terminates employment.

The amount contributed to Mr. Lilly’s participant account is solely based upon the ERISA Excess Lost Match Plan. However, the amounts noted for Mr. Gurgovits and Mr. Roberts include not only amounts contributed by the Company under the ERISA Excess Lost Match Plan, but also includes amounts for periods prior to January 1, 2003, when the ERISA Excess Lost Match Plan first became effective. Until 2003, the Company’s BRP contained provisions similar to the ERISA Excess Lost Match Plan. Mr. Gurgovits’ and Mr. Roberts’ participant accounts reflect amounts accrued under the ERISA Excess Lost Match Plan and the BRP. Mr. Mogle’s participant account is only based upon accruals under the BRP. Until October 17, 2002, the BRP provisions determined the cumulative value in a participant’s account as though the amounts were invested in shares of the Company’s common stock based upon the price at the time the Company credited the participant’s account plus an amount equal to dividends which would be payable on such shares. After October 17, 2002, additional accruals in a participant’s account were based on the actual amount which the participant “lost” due to Code provisions plus interest at a rate equal to the amount which the Company’s affiliate banks paid on the first business day of the year on their longest term IRA accounts. Notwithstanding the accrual methodology prior to October 17, 2002, all amounts distributed under the prior plan are in cash.

The Company also maintains a deferred compensation plan known as the F.N.B. Corporation Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”). The Committee may select a group of management employees to participate in the plan. The Deferred Compensation Plan provides participants the ability to defer into the plan a portion of their annual cash compensation, including 50% of base salary and 100% of any annual incentive compensation they would otherwise receive, to help postpone and minimize taxes while accumulating capital on a pre-tax basis until termination of employment. Participants may elect to defer their compensation into Company common stock or a fixed interest rate option, with the interest rate determined by the Committee. Currently, there are no participants in this Plan.

Potential Payments Upon Termination or Change in Control

The Company’s Named Executive Officers are each a party to an employment agreement that provides for certain salary and benefits upon termination of employment under various scenarios. Other than the agreements of Mr. Mogle and Mr. Orie, which are substantially the same, the agreements of each of the Named Executive Officers is different. The agreements are all described more fully in the narrative and tables below. The tables below set forth the estimated current value of benefits that could be paid to each of our Named Executive Officers upon various termination events which would only be known at the time that the benefits become payable. The tables reflect the amounts that could be payable under the various arrangements if the event in question occurred as of December 31, 2006, including, where applicable, a gross-up for certain taxes in the event that any payments made in connection with a change in control would be subject to the excise tax imposed by Section 4999 of the Code. The Named Executive Officers’ employment agreements do not provide for any additional payments or benefits under a voluntary termination of employment by the executive or involuntary termination by the Company for cause. Under those scenarios, the Named Executive Officers are only entitled to their accrued and unpaid obligations, such as salary, unused vacation, and vested benefits. The following charts contain common information about the Company’s qualified and non-qualified plans and policies, as well as assumptions used by the Company in arriving at the amounts contained in the table. To the extent the information is common, it is contained in the endnotes to the final Potential Payments Upon Termination or Change in Control table and are indicated by letters.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN
CONTROL — STEPHEN J. GURGOVITS

			Change in	Change in	Good Reason
		Change in	Control —	Control —	or Involuntary
Executive Benefits		Control —	Constructive	No	Not for Cause
and Payments	Retirement	Termination	Termination	Termination	Termination	Death	Disability
Upon Termination	($)	($)	($)	($)	($)	($)	($)

Compensation:
Base Salary(1)	0	1,050,048	0	0	1,050,048	525,024	471,024
Retention Bonus(2)	100,000	200,000	100,000	100,000	200,000	100,000	100,000
Executive Incentive Compensation(a)	272,405	315,014	272,405	272,405	0	272,405	272,405
Restricted Stock:
Unvested and Accelerated(b)	1,498,121	1,132,618	1,132,618	749,060	0	1,498,121	1,498,121
Benefits and Perquisites:
Accrued Vacation(c)	70,676	70,676	0	0	70,676	70,676	70,676
Post-Termination Health Care(3)	0	27,893	0	0	27,893	0	0
Supplemental Disability Insurance
Premiums(4)	0	0	0	0	0	0	10,204
Progress Savings 401(k) Plan(d)(5)	107,330	107,330	0	0	107,330	107,330	107,330
Retirement Income Plan(e)(6)	902,857	902,857	0	0	902,857	858,372	800,228
ERISA Excess Plan(f)(6)	1,109,858	1,345,573	0	0	1,109,858	1,055,173	983,698
BRP(f)(6)	2,301,851	2,790,726	0	0	2,301,851	2,188,434	2,040,196
Lost Match Plan(6,7)	235,859	235,859	0	0	235,859	235,859	235,859
Deferred Compensation(8)	270,749	270,749	0	0	270,749	270,749	270,749
Split Dollar Life Insurance(9)	164,557	164,557	0	0	164,557	1,808,676	164,557
280G Tax Gross-Up	0	0	0	0	0	0	0
Total:	7,034,263	8,613,900	1,505,023	1,121,465	6,441,678	8,990,819	7,025,047

(1)	In the event that the Company terminates Mr. Gurgovits’ employment without cause or if he terminates his employment for “Good Reason”, he is entitled to receive his base salary for the remaining two years of his employment agreement. In the event of death, his estate is entitled to one year of his base salary. In the event of disability, the amount above reflects the amount the Company would owe Mr. Gurgovits under its Officers’ Disability salary continuation program. In the case of retirement, no additional amounts are owed.

(2)	In the event that the Company terminates Mr. Gurgovits’ employment without cause or if he terminates his employment for “Good Reason”, he is entitled to receive the annual retention bonus for the remaining two years of his employment agreement. If Mr. Gurgovits were terminated for any other reason, he is entitled to receive the retention bonus due in February, 2007 since he was employed on December 31, 2006.

(3)	In the event the Company terminates Mr. Gurgovits without cause or if he terminates his employment for “Good Reason”, he is entitled to an amount sufficient to pay premiums for medical, health, disability and life insurance for the remaining two years of his employment agreement. In the case of termination for any other reason, Mr. Gurgovits is not entitled to any additional amounts.

(4)	The Company maintains a supplemental disability insurance policy for Mr. Gurgovits through a third-party insurance company. In the event of Mr. Gurgovits’ disability, he would be entitled to receive a monthly benefit of $9,565 per month, commencing 360 days after the date of disability, and continuing until the later of age 65 or 24 months after payments begin. The amount reflected in this table represents the total estimated premiums due by the Company to keep this policy in place for the remainder of his employment agreement.

(5)	Based on Mr. Gurgovits’ age and length of service, he is 100% vested in the Company’s matching contributions under the 401(k) Plan. Upon termination of employment for any reason, Mr. Gurgovits would be entitled to 100% of the Company’s matching contributions to his account.

(6)	Mr. Gurgovits is 100% vested in his benefit under this plan.

(7)	The amounts reflected represent the cash value of Mr. Gurgovits’ account balance under this plan as of December 31, 2006. Upon termination of employment for any reason, Mr. Gurgovits would be entitled to receive a lump sum distribution of his entire account balance under this plan on the first of the month following six months from his termination of employment. In the case of a change in control that does not result in termination or his constructive termination, no benefit is immediately payable.

(8)	Since Mr. Gurgovits is past the age of 62, if he were to leave the Company for any reason, he would be entitled to the amounts shown above. These are different from the amounts shown in the Pension Benefits table. The Pension Benefits table shows the amounts assuming that he will retire at age 65, since that is his present intention. However, the amounts reflected above assume that he leaves the Company as of December 31, 2006, at age 63. In the case of a change in control that does not result in termination or that results in his constructive termination, no benefit is immediately payable.

(9)	The Company maintains a split dollar life insurance policy with Mr. Gurgovits through a third-party insurance company. Mr. Gurgovits is the owner of the policy. However, a collateral assignment exists that entitles FNBPA to an interest in the policy equal to the total amount of premiums it has paid to date on the policy. The return of premiums will occur upon the earlier of Mr. Gurgovits’ death or his surrender of the policy. The amounts reflected above represent the excess death benefit proceeds or cash surrender value in the policy, over the bank’s interest in the policy, which will go to his beneficiary in the case of death, or to him, in the case of earlier surrender of the policy after termination of employment.

In addition to the terms of Mr. Gurgovits’ employment agreement described in the narrative accompanying the Summary Compensation Table, Mr. Gurgovits’ employment agreement provides for payment of benefits under certain termination and change in control scenarios. Mr. Gurgovits’ employment agreement does not provide for any additional benefits under a termination of employment due to retirement, for cause termination or termination due to death. Any potential payments listed in the above table under those circumstances are based upon specific Company plans and/or policies, Mr. Gurgovits’ Deferred Compensation Agreement and insurance agreements, and not Mr. Gurgovits’ employment agreement. The employment agreement provides that if Mr. Gurgovits is terminated without cause or he voluntarily terminates the agreement for “Good Reason,” he is entitled to the amount required to be paid under any Company benefit plan, an amount sufficient to pay premiums for medical, health, disability and life insurance for the remainder of the agreement and his base salary plus the retention bonus for the longer of one year or the remaining term of the agreement. Under the terms of Mr. Gurgovits’ agreement, “Good Reason” means a material reduction in the scope of his duties, authority or responsibility by the Company or the Company breaches or terminates the agreement. Additionally, the agreement provides for the Company to gross-up any payments as a result of any excise tax imposed by Sections 280G or 4999 of the Code. The agreement further requires the Company to reimburse Mr. Gurgovits for any attorney’s fees and costs he incurs in any proceeding to enforce the agreement if he is successful on the merits.

The primary difference between the columns “Change in Control — Constructive Termination” and “Change in Control — No Termination” is based upon the vesting provision of restricted stock awards. The restricted stock agreements provided to Mr. Gurgovits and other participants under the 2001 Plan provide for vesting of all shares issued under an award after a “Change in Control” if there is also a “Constructive Termination.” For purposes of the restricted stock agreements, “Constructive Termination” shall mean the material diminution of the Senior Officer’s duties, status, title, reporting relationship, authority, compensation level, or responsibilities relative to those as they existed prior to the change in control, or a relocation of the Senior Officer’s principal place of business of more than 60 miles.

For purposes of the agreement, a “Change in Control” shall mean when any of the following events occur: (i) acquisition of more than 25% of the Company’s common stock by a person or entity; (ii) the individuals comprising the Company’s Board as of the date of the Agreement (“Existing Board”), including any subsequently elected directors who are approved by a majority of the Existing Board, no longer constitute at least a majority of the Board; and (iii) the completion of any merger, reorganization, consolidation or sale involving substantially all of the Company’s total assets unless after such transaction all of the following occur: (a) the person or entities who were Company shareholders immediately prior to the transaction make up more than 65% of the shareholders of the Company resulting from the transaction with substantially the same proportion of stock ownership they represented immediately prior to the transaction, (b) a person or entity owns more than 25% of the Company’s common stock when such person or entity owned less than 25% of the Company common stock prior to the transaction, and (c) at least a majority of the Company’s Board that existed at the time the transaction agreement was signed remains in place.

Also, on January 26, 2006, the Company and FNBPA entered into a Consulting Agreement with Mr. Gurgovits. The Consulting Agreement is dated as of December 31, 2005, and becomes effective upon the earlier of January 1, 2009, or the date on which Mr. Gurgovits’ employment under the Agreement is terminated for other than “cause” or a termination of employment by Mr. Gurgovits for “Good Reason,” and expires on the fifth anniversary of the effective date of the Consulting Agreement. Under the terms of the Consulting Agreement, Mr. Gurgovits agrees to provide services to the Company, FNBPA and their affiliates in connection with merger and acquisition activities, participation in certain meetings and such other assignments and projects that the Company and FNBPA along with Mr. Gurgovits mutually agree upon. The Consulting Agreement specifies that the Company and FNBPA shall pay Mr. Gurgovits an annual compensation fee equal to the sum of 50% of his base salary (as defined in the Employment Agreement) for the year ending December 31, 2008, but in no event less than 50% of his 2006 Base Compensation plus 50% of the amount that is equal to the average percentage that his bonus payment bears to his average base salary for the years ending December 31, 2006, 2007 and 2008. Moreover, the Consulting Agreement provides that Mr. Gurgovits is entitled to certain benefits, including automobile expenses, country club dues and related benefits. Upon termination of the Consulting Agreement, other than for “cause,” death or “good reason,” as those terms are defined in the Consulting Agreement, Mr. Gurgovits will be entitled to receive his annual fee for the remainder of the term of the Consulting Agreement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN
CONTROL — BRIAN F. LILLY

		Change in
		Control —
		Termination	Change in	Change in
		or Good	Control —	Control —	Involuntary
Executive Benefits		Reason	Constructive	No	Not for Cause
and Payments	Retirement	Termination	Termination	Termination	Termination	Death	Disability
Upon Termination	($)	($)	($)	($)	($)	($)	($)

Compensation:
Base Salary(1)	0	504,000	0	0	504,000	0	198,000
Executive Incentive Compensation(a)(2)	0	100,800	87,166	87,166	0	87,166	87,166
Restricted Stock:
Unvested and Accelerated(b)	0	352,059	352,059	234,662	0	469,325	469,325
Benefits and Perquisites:
Accrued Vacation(c)	11,631	11,631	0	0	11,631	11,631	11,631
Post-Termination Health Care(3)	0	18,218	0	0	18,218	0	0
Progress Savings 401(k) Plan(d)(4)	9,285	9,285	0	0	9,285	15,475	15,475
Retirement Income Plan(e)(5)	0	0	0	0	0	0	42,309
ERISA Excess Plan(f)(6)	0	92,384	0	0	0	50,469	6,186
BRP(f)(6)	0	35,704	0	0	0	19,504	18,742
Lost Match Plan(7)	5,407	5,407	0	0	5,407	9,011	9,011
Total:	26,323	1,129,488	439,225	321,828	548,541	662,581	857,845

(1)	In the event that Mr. Lilly is terminated without cause or if he terminates his employment agreement for “Good Reason” following a change in control, he is entitled to receive his base salary for two years. In the event of disability, he is entitled to the amount as set forth by the Company’s Officers’ Disability salary continuation program. In the case of termination for any other reason, Mr. Lilly is not entitled to any additional amounts.

(2)	Based on Mr. Lilly’s age and length of service, he is not eligible for retirement; therefore, no benefit is immediately payable in the event of retirement.

(3)	In the event that Mr. Lilly is terminated without cause or if he terminates his employment agreement for “Good Reason” following a change in control, he is entitled to an amount sufficient to pay COBRA premiums for medical insurance for eighteen months less the amount that Mr. Lilly would have paid towards his medical insurance if he were still employed during that time. In the case of termination for any other reason, Mr. Lilly is not entitled to any additional amounts.

(4)	Based on Mr. Lilly’s age and length of service, he is 60% vested in the Company’s matching contributions under the 401(k) Plan. Since Mr. Lilly does not meet the definition of early retirement in the plan (age 55 with 5 years of service), upon termination of employment for any reason other than death or disability, Mr. Lilly would be entitled to 60% of the Company’s matching contributions to his account. In the case of death or disability, Mr. Lilly would be entitled to 100% of the Company’s matching contributions to his account.

(5)	Mr. Lilly is 0% vested in his benefit under this plan; therefore, no benefit is immediately payable; however, for purposes of the table, the Company assumed Mr. Lilly would become vested in the future based on service accrued during disability.

(6)	Based on Mr. Lilly’s age and length of service, he is 0% vested in his benefit under this plan, but would become 100% vested in this plan in the event of death, disability or change in control.

(7)	The amounts reflected represent the cash value of Mr. Lilly’s vested account balance under the ERISA Lost Match Plan as of December 31, 2006. Based on Mr. Lilly’s age and length of service, he is 60% vested in his benefit under this plan. Since Mr. Lilly does not meet the definition of early retirement in the plan (age 55 with five years of service), upon termination of employment for any reason other than death or disability, Mr. Lilly would be entitled to 60% of his benefit under this plan. In the case of death or disability, Mr. Lilly would be entitled to 100% of his benefit under this plan. The benefit payable under this plan is in the form of a lump sum distribution, which Mr. Lilly would be entitled to receive on the first of the month following six months from his termination of employment. In the case of a change in control that does not result in termination or constructive termination, no benefit is immediately payable.

Mr. Lilly’s employment agreement provides for payment of certain benefits under certain termination scenarios. His agreement does not provide for any payments upon a voluntary termination by Mr. Lilly or a for cause termination by the Company. Mr. Lilly’s agreement provides for a reduction of certain amounts in the above table, after the first 12 months of payments, if Mr. Lilly obtains new employment. Mr. Lilly’s agreement allows him to terminate the agreement for “Good Reason” and obtain the same termination benefits as if he was terminated by the Company for a reason other than cause. The agreement requires the Company to pay on behalf of Mr. Lilly out-placement services for up to 12 months if he is terminated without cause or he terminates his employment for “Good Reason”. Under the terms of the agreement, “Good Reason” exists if there is a “Change in Control” and the Company’s successor assigns Mr. Lilly a role which would result in a diminution of duties, or reduces his base salary or compensation opportunities, or assigns Mr. Lilly to a workplace that exceeds a 50 mile radius beyond Hermitage, Pennsylvania.

Mr. Lilly’s employment agreement provides that upon a Change in Control, if the acquiring company terminates Mr. Lilly’s employment, Mr. Lilly may obtain employment with a competitive enterprise, which new employment would otherwise be restricted by the employment agreement, provided Mr. Lilly releases the acquiring company from any payment obligations under the terms of the employment agreement. As noted above for Mr. Gurgovits, the difference in the “Change in Control — Constructive Termination” and “Change in Control — No Termination” columns is as a result of the vesting provisions under restricted stock awards. For purposes of Mr. Lilly’s and all employment agreements except Mr. Gurgovits, “Change in Control” means any merger or consolidation of the Company with another corporation, and as a result of such merger or consolidation, the shareholders of the Company as of the day preceding such transaction will own less than 51% of the outstanding voting securities of the surviving corporation, or in the event that there is (in a single transaction or series of related transactions) a sale or exchange of 80% or more of the Common Stock of the Company for securities of another entity in which shareholders of the Company will own less than 51% of such entity’s outstanding voting securities, or in the event of the sale by the Company of a substantial portion of its assets (including the capital stock the Company owns in its subsidiaries) to an unrelated third party.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN
CONTROL — GARY J. ROBERTS

			Change in	Change in
		Change in	Control —	Control —	Involuntary
Executive Benefits		Control —	Constructive	No	Not for Cause
and Payments	Retirement	Termination	Termination	Termination	Termination	Death	Disability
Upon Termination	($)	($)	($)	($)	($)	($)	($)

Compensation:
Base Salary(1)	0	585,644	0	0	975,024	0	271,008
Executive Incentive Compensation(a)	138,585	162,504	138,585	138,585	0	138,585	138,585
Restricted Stock:
Unvested and Accelerated(b)	535,849	401,580	401,580	267,925	0	535,849	535,849
Benefits and Perquisites:
Accrued Vacation(c)	7,500	7,500	0	0	7,500	7,500	7,500
Post-Termination Health Care(2)	0	0	0	0	13,534	0	0
Progress Savings 401(k) Plan(d)(3)	49,685	49,685	0	0	49,685	49,685	49,685
Retirement Income Plan(e)(4)	197,952	197,952	0	0	197,952	192,726	182,493
ERISA Excess Plan(f)(4)	93,451	114,956	0	0	93,451	90,984	87,281
BRP(f)(4)	430,605	529,693	0	0	430,605	419,236	384,724
Lost Match Plan(5)	35,248	35,248	0	0	35,248	35,248	35,248
Total:	1,488,875	2,084,762	540,165	406,510	1,802,999	1,469,813	1,692,373

(1)	In the event that the Company terminates Mr. Roberts’ employment without cause, he is entitled to base salary continuation for three years. In the event of a change in control resulting in his termination, he is entitled to two times his base amount as defined in Section 280G of the Code. In the event of disability, he is entitled to the amount set forth in the Company’s Officers’ Disability salary continuation program. In the case of termination for any other reason, Mr. Roberts is not entitled to any additional amounts.

(2)	In the event that the Company terminates Mr. Roberts’ employment without cause, he is entitled to an amount sufficient to pay COBRA premiums for medical insurance for eighteen months less the amount that Mr. Roberts would have paid towards his medical insurance if he were still employed during that time. In the case of termination for any other reason, Mr. Roberts is not entitled to any additional amounts.

(3)	Based on Mr. Roberts’ age and length of service, he is 100% vested in the Company’s matching contributions under the 401(k) Plan. Therefore, upon termination of employment for any reason, Mr. Roberts would be entitled to 100% of the Company’s matching contributions to his account.

(4)	Mr. Roberts is 100% vested in his benefit under this plan.

(5)	The amounts reflected represent the cash value of Mr. Roberts’ account balance under this plan as of December 31, 2006. Upon termination of employment for any reason, Mr. Roberts would be entitled to receive a lump sum distribution of his entire account balance under this plan on the first of the month following six months from his termination of employment. In the case of a change in control that does not result in termination or constructive termination, no benefit is immediately payable.

Mr. Roberts’ employment agreement does not provide for any additional benefits, other than accrued and unpaid obligations of FNBPA, under a termination of employment voluntarily by Mr. Roberts or by the Company for cause. Mr. Roberts’ agreement also provides for a reduction of certain amounts in the above table for an involuntary, not for cause termination, if Mr. Roberts obtains employment from any other entity. Mr. Roberts’ employment agreement provides him the ability to voluntarily terminate his employment after a “Change in Control.” If Mr. Roberts elects to do so, he is entitled to receive a payment equal to two times his base amount as defined in 280G of the Code, which amount is payable in three equal installments within twelve (12) months of the effective date of the “Change in Control.” As noted above for Mr. Gurgovits, the difference in the “Change in Control — Constructive Termination” and “Change in Control — No Termination” columns is as a result of the vesting provisions under restricted stock awards. “Change in Control” has the same definition as noted above for Mr. Lilly.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN
CONTROL — DAVID B. MOGLE

			Change in	Change in
		Change in	Control —	Control —	Involuntary
Executive Benefits		Control —	Constructive	No	Not for Cause
and Payments	Retirement	Termination	Termination	Termination	Termination	Death	Disability
Upon Termination	($)	($)	($)	($)	($)	($)	($)

Compensation:
Base Salary(1)	0	332,640	0	0	332,640	0	112,320
Executive Incentive Compensation(a)	43,147	49,896	43,147	43,147	0	43,147	43,147
Restricted Stock:
Unvested and Accelerated(b)	223,680	173,472	173,472	111,840	0	223,680	223,680
Benefits and Perquisites:
Accrued Vacation(c)	16,632	16,632	0	0	16,632	16,632	16,632
Post-Termination Health Care(2)	0	18,586	0	0	18,586	0	0
Progress Savings 401(k) Plan(d)(3)	76,891	76,891	0	0	76,891	76,891	76,891
Retirement Income Plan(e)(4)	419,335	419,335	0	0	419,335	407,990	377,130
BRP(f)(4)	158,052	194,534	0	0	158,052	153,776	142,145
Lost Match Plan(5)	4,361	4,361	0	0	4,361	4,361	4,361
Split Dollar Life Insurance(6)	13,819	13,819	0	0	13,819	193,055	13,819
Total:	955,917	1,300,166	216,619	154,987	1,040,316	1,119,532	1,010,125

(1)	In the event that the Company terminates Mr. Mogle’s employment without cause or following a change in control, he is entitled to base salary continuation for two years. In the event of disability, he is entitled to the amount set forth in the Company’s Officers’ Disability salary continuation program. In the case of termination for any other reason, Mr. Mogle is not entitled to any additional amounts.

(2)	In the event that the Company terminates Mr. Mogle’s employment without cause or following a change in control, he is entitled to an amount sufficient to pay COBRA premiums for medical insurance for eighteen months less the amount that Mr. Mogle would have paid towards his medical insurance if he were still employed during that time. In the case of termination for any other reason, Mr. Mogle is not entitled to any additional amounts.

(3)	Based on Mr. Mogle’s age and length of service, he is 100% vested in the Company’s matching contributions under the 401(k) Plan. Upon termination of employment for any reason, Mr. Mogle would be entitled to 100% of the Company’s matching contributions to his account.

(4)	Mr. Mogle is 100% vested in his benefit under this plan.

(5)	The amounts reflected represent the cash value of Mr. Mogle’s account balance under this plan as of December 31, 2006. Upon termination of employment for any reason, Mr. Mogle would be entitled to receive a lump sum distribution of his entire account balance under this plan on the first of the month following six months from his termination of employment. In the case of a change in control that does not result in termination or constructive termination no benefit is immediately payable.

(6)	The Company maintains a split dollar life insurance policy with Mr. Mogle through a third-party insurance company. Mr. Mogle is the owner of the policy; however, a collateral assignment exists which entitles FNBPA to an interest in the policy equal to the total amount of premiums it has paid to date on the policy. The return of premiums will occur upon the earlier of Mr. Mogle’s death or his surrender of the policy. The amounts reflected above represent the excess death benefit proceeds or cash surrender value in the policy, over the bank’s interest in the policy, which will go to his beneficiary in the case of death, or to him, in the case of earlier surrender of the policy after termination of employment.

Mr. Mogle’s employment agreement does not provide for any additional benefits, other than accrued and unpaid obligations of FNBPA, under a termination of employment voluntarily by Mr. Mogle or by the Company for cause. Mr. Mogle’s agreement provides for a reduction of certain amounts in the above tables after the first twelve months of payments if Mr. Mogle obtains new employment. Mr. Mogle’s employment agreement provides that upon a Change in Control, if the acquiring company terminates Mr. Mogle’s employment, Mr. Mogle may obtain employment with a competitive enterprise, which new employment would otherwise be restricted by the employment agreement, provided Mr. Mogle releases the acquiring company from any payment obligations under the terms of the employment agreement. “Change in Control” has the same definition as noted above for Mr. Lilly.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN
CONTROL — JAMES G. ORIE

			Change in	Change in
		Change in	Control —	Control —	Involuntary
Executive Benefits		Control —	Constructive	No	Not for Cause
and Payments	Retirement	Termination	Termination	Termination	Termination	Death	Disability
Upon Termination	($)	($)	($)	($)	($)	($)	($)

Compensation:
Base Salary(1)	0	330,000	0	0	330,000	0	111,000
Executive Incentive Compensation(a)(2)	0	49,500	42,805	42,805	0	42,805	42,805
Restricted Stock:
Unvested and Accelerated(b)(2)	0	102,405	99,228	66,227	0	135,631	135,631
Benefits and Perquisites:
Accrued Vacation(c)	9,519	9,519	0	0	9,519	9,519	9,519
Post-Termination Health Care(3)	0	18,218	0	0	18,218	0	0
Progress Savings 401(k) Plan(d)(4)	42,775	42,775	0	0	42,775	42,775	42,775
Retirement Income Plan(e)(5)	115,244	115,244	0	0	115,244	94,418	90,734
Basic Retirement Plan(f)(6)	0	111,251	0	0	0	60,128	57,780
Split Dollar Life Insurance(7)	0	0	0	0	0	197,153	0
Total:	167,538	778,912	142,033	109,032	515,756	582,429	490,244

(1)	In the event that the Company terminates Mr. Orie’s employment without cause or following a change in control, he is entitled to base salary continuation for two years. In the event of disability, he is entitled to the amount set forth in the Company’s Officers’ Disability salary continuation program. In the case of termination for any other reason, Mr. Orie is not entitled to any additional amounts.

(2)	Based on Mr. Orie’s age and length of service, he is not eligible for retirement; therefore, in the case of retirement, no benefit is immediately payable. Mr. Orie has also received discretionary time based restricted stock awards which vest 20% each year over 5 years. These awards will become 100% vested in the event of death, disability, retirement or termination in conjunction with a change in control, but Mr. Orie will forfeit these shares if his employment is terminated for any other reason.

(3)	In the event that the Company terminates Mr. Orie’s employment without cause or following a change in control, he is entitled to an amount sufficient to pay COBRA premiums for medical insurance for eighteen months less the amount that Mr. Orie would have paid towards his medical insurance if he were still employed during that time. In the case of termination for any other reason, Mr. Orie is not entitled to any additional amounts.

(4)	Based on Mr. Orie’s age and length of service, he is 100% vested in the Company’s matching contributions under this 401(k) Plan. Upon termination of employment for any reason, Mr. Orie would be entitled to 100% of the Company’s matching contributions to his account.

(5)	Mr. Orie is 100% vested in his benefit under this plan.

(6)	Based on Mr. Orie’s age and length of service, he is 0% vested in his benefit under this plan, but would become 100% vested in this plan in the event of death, disability or change in control.

(7)	The Company maintains a split dollar life insurance policy with Mr. Orie through a third-party insurance company. Mr. Orie is the owner of the policy; however, a collateral assignment exists which entitles FNBPA to an interest in the policy equal to the total amount of premiums it has paid to date on the policy. The return of premiums will occur upon the earlier of Mr. Orie’s death or his surrender of the policy. The amounts reflected above represent the excess death benefit proceeds or cash surrender value in the policy, over the bank’s interest in the policy, which will go to his beneficiary in the case of death, or to him, in the case of earlier surrender of the policy after termination of employment.

Mr. Orie’s employment agreement does not provide for any additional benefits, other than accrued and unpaid obligations of FNBPA, under a termination of employment voluntarily by Mr. Orie or by the Company for cause. Mr. Orie’s agreement provides for a reduction of certain amounts in the above tables after the first twelve months of payments if Mr. Orie obtains new employment. Mr. Orie’s employment agreement provides that upon a Change in Control, if the acquiring company terminates Mr. Orie’s employment, Mr. Orie may obtain employment with a competitive enterprise, which new employment would otherwise be restricted by the employment agreement, provided Mr. Orie releases the acquiring company from any payment obligations under the terms of the employment agreement. “Change in Control” has the same definition as noted above for Mr. Lilly.

Endnotes to All Potential Payments Upon Termination or Change in Control Tables:

(a) The amounts reflected in the Executive Incentive Compensation row represent the payout under the annual incentive program during 2006. The Company makes the payout in a lump sum 45 days after the end of the year provided the participant is still employed by the Company on December 31. The Named Executive Officers would still be employed under a “Change in Control — Constructive Termination” and “Change in Control — No Termination” and are therefore entitled to receive the payment. For purposes of this table, in the event of death, disability or retirement, the Compensation Committee may approve a pro-rated award. The amount in the table is based on the assumption that the Compensation Committee would approve the award. Since the table assumes termination of employment as of December 31, 2006, pro-ration is not necessary. In the case of a change in control, the participant is entitled to receive a pro-rated award based on the date of termination no less than his targeted award. Therefore, the amount shown in the case of termination upon change in control is based on the Named Executive Officer’s targeted award, not the amount the Named Executive Officer actually earned for 2006. In the event that any of the Named Executive Officers are terminated without cause, the Company does not owe the Named Executive Officer any additional amount. In the case of Mr. Gurgovits, this is also true if he terminates his employment agreement for “Good Reason.”

(b) The amounts reflected represent the taxable income realized by the Named Executive Officers under each potential termination scenario based on the terms of the 2001 Plan. Under this plan, all outstanding restricted stock awards will become 100% vested in the event of death, disability or retirement. All time-based restricted stock awards will become 100% vested upon a change in control regardless of whether the executive stays or leaves the company as a result of the change in control. In the event of termination or constructive termination upon a change in control, the performance based shares earned in performance periods prior to a change in control and all shares assigned to the performance period in which the change in control occurs will become 100% vested. The Named Executive Officer will forfeit shares subject to future performance periods. Additionally, in the event that there is a change in control with no termination or constructive termination of employment, there is no acceleration of vesting of performance based shares due to the change in control. The Named Executive Officers will forfeit all unvested awards if the Company terminates him without cause or if he terminates his employment for any other reason.

(c) Upon termination for any reason, the Named Executive Officers are entitled to an immediate lump sum payment of earned but unused vacation days. In the case of a “Change in Control — Constructive Termination” and “Change in Control — No Termination,” the Named Executive Officers would still be employed and would therefore be entitled to carry the earned but unused vacation days over into and for use in 2007.

(d) The amounts reflected represent the dollar amount of the Company’s matching contributions into the 401(k) Plan as of December 31, 2006. Distributions from the 401(k) Plan are in the form of a single lump sum payment and are made as soon as administratively possible after termination of employment. In the case of a change in control that does not result in termination, the Named Executive Officer would still be employed, thus no benefit is immediately payable.

(e) The present values reflected above for the RIP were determined using the following assumptions: benefit payments paid as a monthly annuity commencing at age 62, (except Messrs. Gurgovits, Roberts and Mogle, whose benefits would commence immediately due to their age and service), except in the case of disability where payments would commence at age 65 once long-term disability benefits cease; an interest rate of 5.90%; no pre-retirement mortality; and post-retirement mortality from the 1994 Group Annuity Mortality table (gender specific). The present values for “Retirement,” “Change in Control — Termination,” “Good Reason” or “Involuntary Not for

Cause Termination,” and “Disability” were calculated based on a five year certain and continuous annuity option. The present value for “Death” was calculated based on a 100% joint and survivor annuity option and assumes that the Named Executive Officer and his spouse are the same age. In addition, the death benefit is assumed to commence immediately if the Named Executive Officer is over age 55 or otherwise, at age 55. In the case of a change in control that does not result in termination, no benefit is immediately payable. Note that we have shown the present value of the benefit available for consistency with the Pension Benefits table. However, the participant is only entitled to a lump sum distribution if the lump sum benefit under the RIP is less than $10,000.

(f) The present values reflected above for the ERISA Excess Plan and BRP were determined using the following assumptions: benefit payment paid as a monthly annuity commencing at age 62, (except Messrs. Gurgovits, Roberts and Mogle whose benefit would commence immediately due to their age and length of service), except in the case of disability where payments would commence at age 65 once long-term disability benefits cease, and in the case of termination following a change in control where the payment would be in the form of an immediate lump sum; an interest rate of 5.90% for annuity payments and 4.22% for the lump sum payment triggered due to “Change in Control — Termination;” no pre-retirement mortality; and post-retirement mortality from the 1994 Group Annuity Mortality table (gender specific) for annuity payments and the 1994 GAR Unisex Mortality table for the lump sum payment due upon “Change in Control — Termination.” The present values for “Retirement,” “Involuntary Not for Cause Termination,” and “Disability” were calculated based on a 5 year certain and continuous annuity option. The present value for “Death” was calculated based on a 100% joint and survivor annuity option and assumes that the Named Executive Officer and his spouse are the same age. In addition, the death benefit is assumed to commence immediately if the Named Executive Officer is over age 55 or otherwise, at age 55. Additionally, for Mr. Gurgovits, the present values for “Good Reason” were also calculated based upon a 5 year certain and continuous annuity option. Note that we have shown the present value of the benefit available for consistency with the Pension Benefits table. The participant is not entitled to a lump sum payment unless there is a Change in Control.

Director Compensation

The following table shows the compensation paid to our Company directors for services rendered in all capacities during 2006. Mr. Gurgovits is not included as his compensation is disclosed under Executive Compensation above.

					Change in
					Pension
					Value and
	Fees Earned				Nonqualified
	or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)	($)	($)	($)(3)	($)

William B. Campbell	84,010	15,890	0	0	0	19,016	118,916
Henry M. Ekker	50,400	15,890	0	0	0	7,500	73,790
Robert B. Goldstein	82,150	15,890	0	0	0	0	98,040
Dawne S. Hickton	36,650	15,490	0	0	0	0	52,140
David J. Malone	54,750	15,890	0	0	0	0	70,640
Peter Mortensen	73,650	15,890	0	0	0	82,403	171,943
Harry F. Radcliffe	74,450	15,890	0	0	0	0	90,340
Arthur J. Rooney, II	28,467	13,136	0	0	0	0	41,603
John W. Rose	81,500	15,890	0	0	0	7,163	104,553
William J. Strimbu	60,150	15,890	0	0	0	17,722	93,762
Earl K. Wahl, Jr.	50,400	15,890	0	0	0	3,899	70,189
Archie O. Wallace	50,200	15,890	0	0	0	8,100	74,190

(1)	Represents fees earned as a director of the Company. Fees earned as a director of FNBPA and F.N.B. Capital Corporation, LLC are included in the “All Other Compensation” column. The dollar amounts of the fees earned were as follows:

	Annual Retainer	Aggregate Meeting	Chairman Fees	Committee Chair
Name	Fee ($)	Fees ($)	($)	Fee ($)

William B. Campbell	20,000	59,010	0	5,000
Henry M. Ekker	20,000	30,400	0	0
Robert B. Goldstein	20,000	57,150	0	5,000
Dawne S. Hickton	20,000	16,650	0	0
David J. Malone	20,000	34,750	0	0
Peter Mortensen	20,000	38,650	10,000	5,000
Harry F. Radcliffe	20,000	49,450	0	5,000
Arthur J. Rooney, II	16,667	11,800	0	0
John W. Rose	20,000	56,500	0	5,000
William J. Strimbu	20,000	40,150	0	0
Earl K. Wahl, Jr.	20,000	30,400	0	0
Archie O. Wallace	20,000	30,200	0	0

(2)	Each director is awarded 1,000 shares of the Company common stock annually. The shares were issued on May 17, 2006, after the Company’s Annual Meeting, with a fair market value of $15.89 per share. Ms. Hickton was elected an F.N.B. director on June 21, 2006, at which time she was awarded 1,000 shares of F.N.B. common stock with a fair market value of $15.49 per share. Mr. Rooney was elected an F.N.B. director on July 19, 2006, at which time he was awarded 833 shares, which represents a pro-rated amount of the annual award of 1,000 shares based on the length of time remaining in the award period, with a fair market value of $15.77 per share. The stock awarded is immediately vested and is unrestricted.

(3)	The Director Compensation — Other Compensation table below consists of the following:

Director Compensation — Other Compensation

				Total All Other Compensation
	Affiliate Fees	Director Education	Perquisites	As Reported Above
Name	($)(1,2)	($)	($)(3)	($)

William B. Campbell	17,925	1,091	0	19,016
Henry M. Ekker	7,500	0	0	7,500
Robert B. Goldstein	0	0	0	0
Dawne S. Hickton	0	0	0	0
David J. Malone	0	0	0	0
Peter Mortensen	13,375	3,267	65,761	82,403
Harry F. Radcliffe	0	0	0	0
Arthur J. Rooney, II	0	0	0	0
John W. Rose	5,000	2,163	0	7,163
William J. Strimbu	16,375	1,347	0	17,722
Earl K. Wahl, Jr.	0	3,899	0	3,899
Archie O. Wallace	8,100	0	0	8,100

(1)	This column reflects fees earned as a director of FNBPA except for Mr. Rose who earned fees as a director of F.N.B. Capital Corporation, LLC.

(2)	Directors of FNBPA receive an annual retainer of $6,000, an additional $1,000 per meeting for attendance at Executive Committee meetings and $300 for other Committee meetings, unless the Committee participation is only by telephone, in which case the directors receive $125.

(3)	Perquisites include the cost of entertainment, personal PC expenses and cell phone charges and were valued at the actual cost of the Company. Additionally, during 2006, Mr. Campbell used the Company aircraft to travel on Company business and his wife accompanied him. There was no incremental cost of her accompanying him on the business trip. During 2006, Messrs. Goldstein, Rose and Wahl elected to participate in the Company’s medical plan. Since they contributed the insured equivalent cost of our self-insured cost of coverage, there is no incremental cost to the Company to be reported. Mr. Mortensen received the following perquisites as a result of a December 20, 2001, Severance Agreement: country club memberships, medical, dental and vision insurance, cell phone and personal computer. Additionally, the Company agreed to allocate to Mr. Mortensen $37,098 to reimburse him for a life insurance premium in order to provide him the policy benefit intended by the 2001 agreement.

Executive Directors

The Company’s executive director, Mr. Gurgovits, receives compensation for his position as Chief Executive Officer. Such compensation has been disclosed above in the Summary Compensation Table. The only additional compensation he receives for his role as a director is 1,000 shares of stock which is also reflected in the Summary Compensation Table.

Annual Board/Committee Retainer Fees

All other directors received an annual retainer fee of $20,000 in 2006 except Mr. Rooney, whose annual retainer the Company pro-rated for the period in which Mr. Rooney served on the Board. In addition, each non-employee director was paid $2,200 and $1,000, respectively, for each monthly Board of Directors meeting and committee meeting attended in 2006 and $250 for telephonic committee meetings. For information regarding the number of full Board and Committee meetings held during 2006, see the section titled, “Our Board of Directors and Its Committees”. The Company reimbursed various directors for amounts the directors expended in traveling to the Company’s meetings. The Company determined these amounts were under Company guidelines and thus are not included in the Director’s Compensation table.

Committee Chair Fees

In addition to the annual and committee meeting fees discussed above, the F.N.B. Board Chairman and Chairmen of the regular F.N.B. Board Committees receive an additional annual fee due to their increased responsibilities. The F.N.B. Board Chairman, Mr. Mortensen, received an annual stipend of $10,000 for his service as Chairman of the Board and an additional $5,000 for service as Chairman of the Executive Committee. Messrs. Campbell, Goldstein, Radcliffe and Rose received an annual stipend of $5,000 as Chairmen of the following regular F.N.B. Board Committees: Compensation, Nominating and Corporate Governance, Audit and Risk. Mr. Rose was also paid $5,000 for his role as Chairman of F.N.B. Capital Corporation.

Annual Grant of Stock Awards

We awarded each director 1,000 shares of stock under the Corporation’s 2001 Incentive Plan. The stock awarded is immediately vested and is unrestricted. The following table is a detailed accounting of stock options outstanding as of December 31, 2006. Note that the amount reflected for Mr. Mortensen includes 162,985 options awarded under the Company’s stock option plans while he was employed by the Company. The amount reflected for Mr. Radcliffe includes 962 options awarded for his service as a director under a stock option plan of a predecessor entity acquired by the Company.

Options
Outstanding
Name	(#)

Peter Mortensen	166,775
Harry F. Radcliffe	2,937
William J. Strimbu	2,138
Archie O. Wallace	8,747

Proposal 2.	Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm of Ernst & Young LLP

The Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm to audit the books of the Corporation and its subsidiaries for the year ending December 31, 2007, to report on the internal controls and the consolidated statement of financial position and related statement of income of the Corporation and its subsidiaries, and to perform such other appropriate accounting services as may be required by the Board. Ernst & Young LLP has advised the Corporation that they are independent accountants with respect to the Corporation, within the meaning of standards established by the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, the Independence Standards Board and federal securities laws administered by the SEC. In the event the appointment is not ratified by a majority of the votes cast, in person or by proxy, it is anticipated that no change in auditors would be made for the current year because of the difficulty and expense of making any change so long after the beginning of the current year, but that vote would be considered with the auditors’ appointment for 2008.

Ernst & Young LLP were our auditors for the year ended December 31, 2006, and a representative of the firm is expected to attend our Annual Meeting, respond to appropriate questions and, if the representative desires, which is not anticipated, make a statement.

The discussion under the caption, “Audit and Non-Audit Fees,” describes the aggregate fees for professional services provided by Ernst & Young LLP to F.N.B. for the calendar years 2005 and 2006.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS F.N.B.’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007 (ITEM 2 ON THE PROXY CARD).

REPORT OF AUDIT COMMITTEE

To Our Shareholders:

The Audit Committee (“Committee”) oversees the Corporation’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed and discussed with Ernst & Young LLP, its independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the matters required to be discussed by the Statement of Auditing Standards No. 61, as provided, including its judgments as to the quality, not just the acceptability, of the Corporation’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards.

The Committee has discussed with Ernst & Young LLP its independence from management and the Corporation, including the matters in the required written disclosures required by Independence Standards Board Standard No. 9 (Independence Discussion with Audit Committee). The Committee has considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining its independence.

The Committee discussed with the Corporation’s internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The Committee meets with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Harry F. Radcliffe, Chairman
Robert B. Goldstein
David J. Malone
William J. Strimbu

AUDIT AND NON-AUDIT FEES

Ernst & Young LLP served as the Corporation’s independent registered public accounting firm for the fiscal years ended December 31, 2006 and 2005. The Company has been advised by such firm that none of its members or any of its associates has any direct financial interest or material indirect financial interest in the Corporation or its subsidiaries.

Fees paid to Ernst & Young LLP for professional services during 2006 and 2005 were as follows:

	Audit	Audit-Related	Tax	All Other

2006	$686,494	$0	$235,462	$6,000
2005	$924,808	$45,650	$387,993	$6,000

Audit Fees relate to the audit of the Corporation’s annual financial statements and internal control over financial reporting, review of the financial statements included in the Corporation’s Reports on Form 10-Q, services provided in connection with regulatory filings including registration statements filed with the SEC, and accounting consultations related to the audit.

Audit-Related Fees relate to employee benefit plan and student lending audits, and merger and acquisition consultation services.

Tax Fees relate to tax compliance, tax planning and tax advice services.

All Other Fees relate to subscriptions for Ernst & Young’s web-based accounting and auditing research library.

AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm. The Audit Committee will revise the list of pre-approved services from time to time, based on subsequent determinations. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management, but may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. Pre-approval fee levels for all services to be provided by the independent registered public accounting firm will be established annually by the Audit Committee. Any proposed services exceeding these levels require specific pre-approval.

The annual audit services engagement terms and fees are subject to the pre-approval of the Audit Committee. In addition, the Audit Committee may grant pre-approval for other audit services, including statutory audits or financial audits for subsidiaries or affiliates of the Company and services associated with SEC registration statements, periodic reports and other documents filed with the SEC.

Audit-related services and tax services must also be pre-approved by the Audit Committee. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit” services; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters and assistance with internal control reporting requirements. Tax services to the Company include tax compliance, tax planning and tax advice services.

The Audit Committee may grant pre-approval to those permissible non-audit services classified as “All Other” services that it believes are routine and recurring services, and that such pre-approval would not impair the independence of the independent registered public accounting firms.

RELATED PERSON TRANSACTIONS

We have adopted a written policy formalizing the manner in which we deal with a proposed transaction between us and any of our directors, any director nominees, any executive officers, any 5% shareholder or any immediate family member of the foregoing (“related persons”) because we recognize that related person transactions present a heightened risk of conflicts of interest and can create the appearance of a conflict of interest. Under our policy, all proposed related person transactions must receive the prior approval of the Nominating and Corporate Governance Committee of our Board of Directors before we can enter into the transaction and if the such transaction continues for more than one year this committee must annually approve the transaction.

In 2006, some of our directors and executive officers and their associates were customers of, and had transactions with, one or more of the Company’s subsidiaries in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons. (See discussion under title, “Director Independence Determinations” in this proxy statement). We expect similar transactions to take place in the future. In 2006, each of the Company directors and Named Executive Officers had loans or loan commitments with the Company’s subsidiary bank, FNBPA, which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with the Company, and these loans did not involve more than the normal risk of collectability, nor did they present other unfavorable features. We determined that these loans and loan commitments were determined to be performing in accordance with their contractual terms. In addition, the Company’s affiliate, First National Trust Company, acts as fiduciary under various employee benefit plans of and acts as investment manager to certain customers whose officers and/or directors may also be directors of the Company. These fiduciary arrangements are entered into in the ordinary course on terms substantially similar to those entered into with customers who do not have any affiliation with the Company. In addition, Ms. Sandra Gurgovits, who is the wife of Stephen J. Gurgovits, the President and Chief Executive Officer of the Company, and the mother of Stephen J. Gurgovits, Jr., the President of the Company’s subsidiary, F.N.B. Capital Corporation, LLC, is a licensed realtor with Northwood Realty Services office (which is not affiliated with the Company), located in Hermitage, Pennsylvania, and is, from time to time, engaged by employees of the Company or its affiliates who are provided relocation allowances under the Company’s relocation policy in connection with their move to or from the Company’s headquarters. As compensation for her services as a real estate agent, Ms. Gurgovits receives commission payments from such employees in the ordinary course of business in accordance with Northwood Realty Services’ standard commission schedules.

There are no family relationships as defined in the SEC and the NYSE rules between any of our executive officers or directors and any other executive officer or director of the Company. However, Director Rose’s step-son and Director Wallace’s son are employees of F.N.B. affiliates (see discussion under the title, “Director Independence Determinations”). Also, the President of our merchant banking subsidiary, F.N.B. Capital Corporation, LLC, is the son of the Company’s Chief Executive Officer (see discussion below). These employees participate in compensation and incentive plans or arrangements on the same basis as other similarly situated employees and received referral fees and relocation expenses in accordance with our standard policies. Additionally, in accordance with the terms of a Board approved Severance Agreement, Mr. Mortensen receives certain deferred benefits until he reaches the age of 72, and this Severance Agreement does not obligate him to provide continued services to the Company or its affiliates (see “Director Compensation and Director Compensation — Other Compensation” tables).

Stephen J. Gurgovits, Jr., President of F.N.B. Capital Corporation, LLC, a subsidiary of F.N.B. engaged in merchant banking activities, is the son of Mr. Stephen J. Gurgovits, Sr., our President and Chief Executive Officer. In 2006, Mr. Gurgovits, Jr. received a base salary of $123,888, along with a relocation allowance of $42,589, a cash bonus of $10,000; commissions and referral fees of $3,095; and perquisites of $6,993. During 2006, we also recorded expenses in the amount of $4,901 for Mr. Gurgovits, Jr.’s restricted stock awards, granted in prior years under the 2001 Plan, determined pursuant to Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, assuming that he will perform the requisite service and that the performance conditions will be achieved.

Proposal 3.	Adoption of the F.N.B. Corporation 2007 Incentive Compensation Plan

The Board is submitting to the shareholders for approval at the Annual Meeting the F.N.B. Corporation 2007 Incentive Compensation Plan (the “2007 Plan”). A copy of the 2007 Plan is attached as Exhibit “A” to this proxy statement.

On January 24, 2007, the Board adopted the 2007 Plan, subject to approval by the shareholders. The 2007 Plan enables the Company to make stock-based and non-stock awards to its eligible employees, consultants, and non-employee directors. The 2007 Plan provides for the grant of (i) incentive stock options; (ii) non-qualified stock options; (iii) performance units; (iv) restricted stock; (v) restricted stock units; (vi) stock appreciation rights; (vii) annual incentive compensation; (viii) long-term incentive compensation; or (ix) any combination of the foregoing. The purpose of the 2007 Plan is to reward senior management and employees of the Company and its affiliates by providing an opportunity to acquire incentive awards, and to provide a means through which the Company and its affiliates may attract the highest quality individuals to enter employment or engagement with the Company or its affiliates.

The Company previously adopted, and shareholders approved, the 2001 Plan which generally provides for the grant of awards similar to those available under the 2007 Plan. Although shares are still available for awards to be granted under the 2001 Plan, we are submitting the 2007 Plan to shareholders for approval at this time in order to satisfy the shareholder approval requirements of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). The 2007 Plan is modeled after the 2001 Plan, but has a few important differences, described in this portion of the proxy statement. Public companies are generally prohibited from taking a federal income tax deduction for certain compensation amounts paid to its Named Executive Officers, in excess of $1,000,000 per year unless the compensation meets an exception under Section 162(m), such as the exception for performance-based compensation. In order to qualify for that exception, compensation must, among other things, be paid under a plan that has been approved by the shareholders of the Company. No award granted under the 2007 Plan may be exercised until after the shareholders have approved the 2007 Plan. No award may be granted under the 2007 Plan subsequent to January 23, 2017.

The following discussion is a description of the principal features of the 2007 Plan is qualified in its entirety by reference to the full text of the 2007 Plan, which is set forth in Exhibit A attached hereto. The 2007 Plan will become effective at the Annual Meeting only if it is approved by the Company’s shareholders at our Annual Meeting.

PLAN SUMMARY

Shares subject to the 2007 Plan.  The 2007 Plan reserves 600,000 shares of the Company’s common stock for issuance pursuant to awards granted thereunder. The shares may, at the election of the Board, be authorized but unissued shares, repurchased shares or partly each. The maximum number of shares of stock that may be delivered under the 2007 Plan is equal to the sum of: (i) 600,000 shares; (ii) any shares of stock subject to an award under the 2007 Plan or the 2001 Plan that expires without being exercised, or is forfeited, canceled, settled or otherwise terminated without a distribution of stock to the participant; and (iii) shares of stock delivered to or withheld by the Company in connection with the exercise of an option awarded under the 2007 Plan or the 2001 Plan, or in payment of any required income tax withholding for the exercise of an option or the vesting of restricted stock awarded under the 2007 Plan or the 2001 Plan. The number and type of shares subject to any award under the 2007 Plan, or reserved for awards to be granted under the 2007 Plan, will be adjusted as appropriate upon a change in the Company’s capitalization, a reorganization or similar transaction or a stock dividend. No grants or awards may be made under the 2001 Plan or the 1998 Directors Stock Option Plan after shareholder approval of the 2007 Plan.

Shares subject to any award granted under the 2007 Plan that is canceled or terminated or as to which this option has expired without having been exercised in full, or is paid in cash rather than by issuance of shares of stock, will again be available for purposes of the 2007 Plan. However, if any shares are issued or delivered to a participant upon exercise of a stock appreciation right granted in conjunction with a stock option, then those shares will not be available for purposes of the 2007 Plan even though the stock option is surrendered.

Limitations.  No more than 200,000 shares are cumulatively available for awards of incentive stock options under the 2007 Plan. The maximum number of shares of stock with respect to which awards may be granted in any calendar year to any participant under the 2007 Plan is 100,000 shares, as adjusted for any Company recapitalization, reorganization, stock dividend or similar event.

Administration.  The 2007 Plan is administered by the Compensation Committee of the Board or such other committee as the Board may designate (the “Committee”). The Committee must consist of a minimum of three directors who are “outside directors” within the meaning of Section 162(m), and each Committee member must qualify as an “independent director” within the meaning of Section 303A of the New York Stock Exchange’s Listed Corporation Manual, and “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act. The Committee has the authority to interpret the terms of the 2007 Plan. Subject to the terms of the 2007 Plan, and subject to ultimate oversight of the Board, the Committee has the authority to determine the individuals to whom awards are granted and to determine exercise prices, vesting requirements, the term of and the number of shares covered by each award and the form of the award to be granted.

Persons eligible to participate in the 2007 Plan.  Under the 2007 Plan, awards may be granted to employees, consultants and non-employee directors of the Company or any of its affiliates who share the responsibility for the management, growth or protection of the business of the Company or any of its affiliates or who, in the opinion of the Committee, provide services yielding significant benefits to the Company or any affiliate. Only employees of the Company or its affiliates, however, are eligible to receive incentive stock options under the 2007 Plan.

AWARDS

Award agreements.  Each award granted under the 2007 Plan will be represented by an award agreement in a form approved by the Committee. The award agreement is subject to the 2007 Plan and will incorporate the terms and conditions required under the 2007 Plan and any specified by the Committee.

Performance goals.  The Committee may establish performance goals prior to the grant of an award based on any combination of the following measures of the Company or an appropriate affiliate: (a) net earnings; (b) operating earnings or income; (c) earnings growth; (d) net income; (e) net income applicable to shares; (f) gross revenue or revenue by pre-defined business; (g) revenue backlog; (h) margins realized on delivered services; (i) cash flow, including operating cash flow, free cash flow, discounted cash flow return on investment and cash flow in excess of cost of capital; (j) earnings per share; (k) return on shareholders’ equity; (l) stock price; (m) return on common shareholders’ equity; (n) return on capital; (o) return on assets; (p) economic value added (income in excess of cost of capital); (q) customer satisfaction; (r) cost control or expense reduction; (s) ratio of operating expenses to operating revenues; (t) return on average tangible equity; and (u) total shareholder return, in each case, absolute or relative to peer-group comparison. The performance goals may be based upon attaining specified levels of Company performance under one or more of the measures described above relative to the performance of other corporations. The performance goals are intended to qualify under Section 162(m) and will be set by the Committee within the time period prescribed by Section 162(m). If the Committee determines it is advisable to grant awards that will not qualify for the performance-based exception under Section 162(m), the Committee may grant awards that do not so qualify.

Stock options.  Stock options awarded under the 2007 Plan may be in the form of “incentive stock options” that are intended to comply with the requirements of Section 422 of the Internal Revenue Code, or “non-qualified stock options.” Special rules apply with respect to the terms of incentive stock options in order to meet the Internal Revenue Code requirements applicable to that type of option. The exercise price of all options granted under the 2007 Plan must be at least equal to the fair market value per share of stock covered by the option, as determined on the award date, and may be higher, as set by the Committee. So long as the Company is publicly-traded, the fair market value of its stock is deemed to be the closing price of the stock on the New York Stock Exchange on the business day preceding the award date.

Options may be exercised upon vesting or, if expressly permitted in the award agreement, prior to vesting provided that the stock received upon exercise of an unvested option will be subject to the same restrictions as an award of restricted stock. Options generally must be exercised, if at all, within one year of the date of termination of the participant’s service with the Company and within ten years of the award date (unless extension is necessary to avoid violation of applicable securities laws). The exercise price may be paid in cash, or, subject to the approval of the compensation committee, shares of Company stock, “cashless” exercise with or without a broker, waiver of compensation due or accrued, or any combination of the above.

Options granted under the 2007 Plan are exercisable during the lifetime of the participant only by the participant. All options granted under the 2007 Plan are generally nontransferable except to a beneficiary designated by the participant in the event of the participant’s death, by will or under the laws of descent and distribution. Award agreements for non-qualified stock options may permit transfers, subject to numerous restrictions, for the participant’s estate planning purposes.

Performance units.  The Committee will determine a performance period of one or more years and the performance goals for each grant of performance units. Performance periods may overlap and participants may be granted two or more performance unit awards, each with a different performance period. Performance goals may vary between participants.

At the beginning of a performance period, the Committee will determine the dollar values to be paid to each participant or group of participants if the performance goals are achieved in the performance period. The payout amount may be fixed or may vary according to criteria specified by the Committee. Each performance unit is paid in cash after the end of the relevant performance period. If the Committee determines that a significant event (as defined in the 2007 Plan and determined by the Committee) occurs during the course of a performance period, which it expects to have a substantial effect on a performance goal, the Committee may revise the goal. Examples of potentially significant events are a reorganization of the Company or a change in control.

A participant is entitled to a partial payment in settlement of performance units if he or she terminates service with the Company or any of its affiliates during the performance period due to death, disability, retirement or a significant event, as determined by the Committee.

Restricted stock and restricted stock units.  Restricted stock may be granted directly or received by a participant upon exercise of an unvested stock option or stock appreciation right. Restricted stock and restricted stock units are subject to restrictions on transferability and other restrictions established by the Committee for a restriction period. The restrictions lapse after the restriction period, which extends from the date of the award to a specific date or until specified performance goals, service periods or other criteria set by the Committee, are achieved. The Committee may provide for the lapse of restrictions in installments.

If a participant terminates service with the Company prior to the expiration of the restriction period, all shares of restricted stock and restricted stock units generally will be forfeited and reacquired by the Company, unless the Committee otherwise determines. If the restricted stock or restricted stock units were purchased through the exercise of an unvested stock option, the exercise price will be refunded. The 2007 Plan provides the Committee discretion to provide for accelerated vesting if a participant terminates service due to his or her death, disability or upon a significant event.

Awards of restricted stock or restricted stock units may earn dividend equivalents, if permitted by the Committee and specified in the award agreement. If the applicable award agreement so provides, a participant may elect to defer the delivery of restricted stock and any associated dividend equivalents. Any deferral must comply with the provisions of Code Section 409A.

Stock appreciation rights.  A stock appreciation right may be granted under the 2007 Plan as freestanding awards, in tandem with options or any combination of the two. Stock appreciation rights that are granted in tandem with incentive stock options must be granted at the same time as the option, but stock appreciation rights granted in tandem with non-qualified stock options may be granted with or any time after the option is granted, so long as the option’s term has not expired. The grant price of a stock appreciation right will be equal to the fair market value of a share of stock on the date of grant.

Upon exercise of a stock appreciation right, a participant will be entitled to receive payment from the Company in an amount equal to the number of shares of stock as to which the stock appreciation right is exercised, multiplied by any excess (or some portion of the excess as determined at the time of the grant by the Committee) of the fair market value of a share on the date of exercise of the stock appreciation right over the grant price specified in the award agreement. At the discretion of the Committee, the payment upon exercise of a stock appreciation right may be specified in cash, Company stock or a combination of the two.

A tandem stock appreciation right may be exercised for all or part of the shares subject to the related stock option, upon the surrender of the right to exercise the equivalent portion of the related stock option. A tandem stock appreciation right may be exercised only with respect to the shares for which its related stock option is then exercisable. Freestanding stock appreciation rights may be exercised upon whatever terms and conditions the Committee sets forth in the award agreement. The term of a stock appreciation right will be determined by the Committee, but may not exceed ten years.

Annual incentive awards.  The Committee may make annual incentive awards to employees, based on the achievement of performance goals established by the Committee within the first 90 days of the year. The Committee will specify a target level payout equal to a percentage of the participant’s annual base salary, as well as a threshold level payout and a maximum level payout. The Committee also may designate an annual incentive award “pool” amount based on performance goals.

A participant generally must remain continuously employed by the Company or an affiliate through the last day of the calendar year to be eligible to receive a payout of the annual incentive award. If a participant’s employment is terminated mid-year due to his or her death, disability or retirement, however, the Committee may approve a pro rata payout to such participant. The Committee may reallocate the amount of any forfeited annual incentive award to the annual incentive award pool for the benefit of other participants. The Committee also may adjust the amount of payout to a participant under any annual incentive award. Currently, the maximum payout to a participant under an annual incentive award is 120% of his or her annual base salary, however, the plan permits a maximum payout of up to 200% of a participant’s annual base salary to provide the Committee flexibility to reduce salary and increase bonus in the future.

Participants who have received an annual incentive award are entitled to receive at least a pro rata payout for a year in which a change in control or sale of an affiliate (if the participant is employed by that affiliate) occurs.

Long-term incentive awards.  The Committee may make long-term incentive awards to employees, which are based on the achievement of performance goals established by the Committee within the first 90 days of the performance period. The performance period is also established by the Committee within the first 90 days of such period. The Committee will specify a target level payout, as well as a threshold level payout and a maximum level payout.

A participant must generally remain continuously employed by the Company or an affiliate through the last day of the performance period to be eligible to receive a payout of the long-term incentive award. If a participant’s employment is terminated before the end of the period due to his or her death or disability, the Committee may approve a pro rata payout to such participant. The Committee may adjust the amount of payout to a participant under any long-term incentive award. The maximum payout to a participant under a long-term incentive award for any year is 100,000 shares.

In the event of a change in control, each participant is entitled to receive a payout not less than the target level payout of his or her long-term incentive award outstanding as of the change in control. In the event of a sale of an affiliate, each participant employed by that affiliate is entitled to receive not less than a pro rata payout (based on the month of the sale) at target level of his or her long-term incentive award for the performance period in which the sale occurred.

CHANGE IN CONTROL OR OTHER SIGNIFICANT EVENT

The Committee may provide in applicable award agreements that, in the event of a change in control or significant event, as defined in the 2007 Plan, (i) each outstanding stock option will immediately become vested and exercisable in full; (ii) the restrictions on each share of restricted stock or each restricted stock unit will lapse; and (iii) each outstanding stock appreciation right will immediately become vested and exercisable in full.

The Committee has the discretion to terminate all outstanding stock options, with each option holder’s consent or after written notice and a 20-day exercise period for option holders, upon certain change in control events. The

Committee may terminate the awards in the case of a merger or consolidation in which the Company is not the surviving corporation or which results in the acquisition of substantially all the Company’s outstanding stock by a single person or entity or by a group of persons or entities acting in concert, or in the event of a sale or transfer of all or substantially all of the Company’s assets.

AMENDMENT AND TERMINATION OF THE 2007 PLAN

The 2007 Plan reserves for the Board the right to alter and amend the 2007 Plan at any time and the right to revoke or terminate the 2007 Plan or to suspend the granting of awards pursuant to the 2007 Plan. However, no such action may terminate any outstanding award already granted under the 2007 Plan, unless the Company is liquidated or dissolved. Nor may any alteration or amendment of the 2007 Plan, without prior shareholder approval (i) increase the total number of shares that may be issued or delivered under the 2007 Plan; (ii) make any changes in the class of eligible individuals; (iii) extend the period set forth in the 2007 Plan during which awards may be granted; or (iv) make any changes that require shareholder approval under the rules and regulations of any securities exchange market on which the Company’s stock is traded. Furthermore, the Board cannot take action that would adversely affect the rights of the holder of an award granted under the 2007 Plan without the written consent of the award holder.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following is a general description of the United States federal income tax consequences to participants and the Company relating to stock options, performance units, restricted stock, restricted stock units, stock appreciation rights and other awards that may be granted under the 2007 Plan. The 2007 Plan is not qualified under the Internal Revenue Code Section 401(a). This discussion only applies to U.S. citizens and/or residents and does not purport to cover all tax consequences relating to awards granted under the 2007 Plan. This description is intended for use by our shareholders in determining how to vote at our Annual Meeting and not as tax advice to persons who receive awards under the 2007 Plan.

Non-qualified stock options.  A participant generally will not recognize income, and the Company will not be entitled to a deduction from income, at the time of grant of a non-qualified stock option. When the option is exercised, the participant will recognize ordinary income equal to the difference, if any, between the aggregate exercise prices paid and the fair market value, as of the date the option is exercised, of the shares received. The participant’s tax basis in shares acquired upon exercise will equal the exercise price paid plus the amount recognized by the participant as ordinary income. The Company generally will be entitled to a federal income tax deduction in the tax year in which the option is exercised, equal to the ordinary income recognized by the participant as described above. If the participant holds shares acquired through exercise of a non-qualified stock option for more than one year after the exercise of the option, the gain or loss realized upon the sale of those shares generally will be a long-term capital gain or loss. The participant’s holding period for shares acquired upon the exercise of an option will begin on the date of exercise.

Incentive stock options.  A participant generally will not recognize income, and the Company will not be entitled to a deduction from income, at the time of grant of an incentive stock option. If the option is exercised during employment, or within three months thereafter (or one year in the case of a permanently and totally disabled employee), the participant generally will not recognize any income and the Company will not be entitled to a deduction. However, the excess of the fair market value of the shares on the date of exercise over the option price generally is included in computing the participant’s alternative minimum taxable income.

Generally, if the participant disposes of shares acquired by exercise of an incentive stock option within either two years after the date of grant or one year after the date of exercise, the participant will recognize ordinary income, and the Company will be entitled to a deduction equal to the excess of the fair market value of the shares on the date of exercise over the option price (limited generally to the gain on the sale). The balance of any gain or loss will be treated as a capital gain or loss to the participant. If shares are disposed of after the two year and one year periods described above expire, the Company will not be entitled to any deduction, and the entire gain or loss for the participant will be treated as a long-term capital gain or loss.

Performance units.  Performance units generally are subject to tax at the time of payment. The Company will generally have (at the time the participant recognizes income) a corresponding deduction.

Restricted stock.  Restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value of shares over the purchase price (if any) only at the time the restrictions lapse (unless the Participant elects to accelerate recognition as of the date of grant through an election under Code Section 83(b)). The Company generally will have (at the time the participant recognizes income) a corresponding deduction.

Restricted stock units.  Restricted stock units generally are subject to tax at the time of payment and the Company generally will have a corresponding deduction when the participant recognizes income.

Stock Appreciation Rights.  A participant generally will not recognize income, and the Company will not be entitled to a deduction from income, at the time of grant of a stock appreciation right. When the stock appreciation right is exercised, the participant will recognize ordinary income equal to the difference between the aggregate grant price and the fair market value, as of the date the stock appreciation right is exercised, of our common stock. The participant’s tax basis in shares acquired upon exercise of a stock-settled stock appreciation right will equal the amount recognized by the participant as ordinary income. The Company generally will be entitled to a federal income tax deduction in the year in which the stock appreciation right is exercised, equal to the ordinary income recognized by the participant as described above. If the participant holds shares acquired through exercise of a stock-settled stock appreciation right for more than one year after the exercise of the stock appreciation right, the gain or loss realized upon the sale of those shares will be a long-term capital gain or loss. The participant’s holding period for shares acquired upon the exercise of a stock-settled stock appreciation right will begin on the date of exercise.

Annual and long-term incentive awards.  Annual and long-term incentive awards generally are subject to tax at the time of payment. The Company generally will have (at the time the participant recognizes income) a corresponding deduction.

Compliance with Section 409A of the Internal Revenue Code.  The American Jobs Creation Act of 2004, enacted on October 22, 2004, revised the federal income tax law applicable to certain types of awards that may be granted under the 2007 Plan. To the extent applicable, it is intended that the 2007 Plan and any grants made under the 2007 Plan comply with the provisions of Section 409A of the Internal Revenue Code. The Company intends to administer the 2007 Plan and any grants made thereunder in a manner consistent with the requirements of Section 409A. Any reference to Section 409A will also include any proposed temporary or final regulations, or any other guidance, promulgated with respect to such Section by the Internal Revenue Service.

New plan benefits.  Our Committee has discretion to determine the type, terms and conditions and recipients of awards granted under the 2007 Plan. Accordingly, it is not possible to determine the amount of the awards that will be received by any employee, consultant, non-employee director, or independent contractor of the Company under the 2007 Plan if it is approved.

Number of Employees Eligible to Participate in the 2007 Plan.  Although all employees are eligible to participate in the 2007 Plan, typically about 75 employees annually received awards or grants under the Incentive Plans.

The identity of the individuals eligible to receive awards, and the amounts of awards, under the 2007 Plan are not yet determinable. During 2006, however, no employees or Named Executive Officers were granted stock options under the Incentive Plans. Additionally, we have not granted stock appreciation rights or restricted stock since December 2005, nor have we granted other stock-based awards under the 2001 Plan.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE F.N.B. CORPORATION 2007 INCENTIVE COMPENSATION PLAN. (ITEM 3 ON THE PROXY CARD).

EQUITY COMPENSATION PLAN INFORMATION

(c)
Number of Securities
	(a)		(b)	Remaining Available
	Number of		Weighted	for Future Issuance
	Securities to be		Average Exercise	Under Equity
	Issued Upon		Price of	Compensation Plans
	Exercise of Stock		Outstanding	(excluding securities
Plan Category	Options		Stock Options	reflected in column (a))

Equity compensation plans approved by security holders	1,450,225	(1)	$11.69	3,071,416	(2)
Equity compensation plans not approved by security holders	N/A		N/A	N/A

(1)	Excludes 302,264 shares of restricted common stock awards subject to forfeiture. The shares of restricted stock vest over periods ranging from three to five years.

(2)	Represents shares of common stock registered with the SEC which are eligible for issuance pursuant to stock option or restricted stock awards granted under various plans.

SHAREHOLDER COMMUNICATIONS

Shareholders may send communications to our Board of Directors, Board Chairman, Committee Chairman, Lead Director and any individual director by addressing such communications to the Board of Directors, or to any individual director, c/o Corporate Secretary, F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148. The Corporate Secretary, or his designee, will promptly forward all such communications submitted and addressed in this manner to the members of the Board of Directors or any designated individual director or directors, as the case may be. All shareholder communications with the Board or individual directors will be delivered without being screened by the Corporate Secretary or any other Company employee.

SHAREHOLDER PROPOSALS

Any shareholder who, in accordance with and subject to the provisions of Rule 14a-8 of the SEC proxy rules, wishes to submit a proposal for inclusion in our proxy statement for 2008 Annual Meeting of Shareholders must deliver such proposal in writing to our Corporate Secretary at F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148 no later than December 1, 2007.

Pursuant to Article I Section 9 of our Bylaws, if a shareholder wishes to present at our 2008 Annual Meeting of Shareholders (i) a proposal relating to nominations for and election of directors or (ii) a proposal relating to a matter other than nominations for and election of directors, otherwise than pursuant to Rule 14a-8 of the proxy rules of the SEC, the shareholder must comply with the provisions relating to shareholder proposals set forth in our Bylaws, which are summarized below. Written notice of any such proposal containing the information required under our Bylaws, as described herein, must be delivered in person, by first class United States mail postage prepaid or by reputable overnight delivery service to the attention of our Corporate Secretary, at our principal executive offices at F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148 during the period commencing on December 1, 2007 and ending on January 2, 2008.

A written nomination for a director must set forth:

(1)	the name and address of the shareholder who intends to make the nomination (the “Nominating Shareholder”);

(2)	the name, age, business address and, if known, residence address of each person so proposed;

(3)	the principal occupation or employment of each person so proposed for the past five years;

(4)	the qualifications of the person so proposed;

(5)	the number of shares of our capital stock beneficially owned within the meaning of SEC Rule 13d-3 by each person so proposed and the earliest date of acquisition of any such capital stock;

(6)	a description of any arrangement or understanding between each person so proposed and the Nominating Shareholder with respect to such person’s nomination and election as a director and actions to be proposed or taken by such person as a director;

(7)	the written consent of each person so proposed to serve as a director if nominated and elected as a director; and

(8)	such other information regarding each such person as would be required under the proxy rules of the SEC if proxies were to be solicited for the election as a director of each person so proposed.

With respect to nominations by shareholders, only candidates nominated by shareholders for election as a member of our Board of Directors in accordance with our bylaw provisions as summarized herein will be eligible to be nominated for election as a member of our Board of Directors at our 2008 Annual Meeting of Shareholders, and any candidate not nominated in accordance with such provisions will not be considered or acted upon for election as a director at our 2008 Annual Meeting of Shareholders.

A written proposal relating to a matter other than a nomination for election as a director must set forth information regarding the matter equivalent to the information that would be required under the proxy rules of the SEC if proxies were solicited for shareholder consideration of the matter at a meeting of shareholders. Only shareholder proposals submitted in accordance with the Company bylaw provisions summarized above will be eligible for presentation at our 2008 Annual Meeting, and any other matter not submitted to our Board of Directors in accordance with such provisions will not be considered or acted upon at our 2008 Annual Meeting.

OTHER MATTERS

Our Board of Directors does not know of any matters to be presented for consideration at our Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if any matters are properly presented, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of our Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the individuals designated as proxies.

“Householding” of Proxy Materials.  The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148, c/o Investor Relations or by calling our Transfer Agent representative at 1-800-368-5948.

Electronic Delivery of Proxy Materials

You can also access the Company’s proxy statement, 2006 Form 10-K and our Annual Report to shareholders, via the Internet at www.fnbcorporation.com under the tab, “Investor Relations”. For our 2008 Annual Meeting, you can help us save significant printing and mailing expenses by consenting to access the proxy statement, proxy card and Annual Report electronically over the internet. If you hold your shares in your own name (instead of through a bank, broker or other nominee), you can choose this option by appropriately marking the box on your proxy card denoting your consent to electronic access or, if voting by telephone, following the prompts for consenting to electronic access, or following the instructions at the Internet voting website at www.proxyvotenow.com/fnb, which has been established for you to vote your shares for the meeting. If you choose to receive your proxy materials and Annual Report electronically, then prior to next year’s Annual Meeting you will receive notification when the proxy materials and Annual Report are available for on-line review over the Internet, as well as the instructions for voting electronically over the Internet. Your choice for electronic distribution will remain in effect until you revoke it by sending a written request to: Investor Relations, F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148. If you hold your shares through a bank, broker or other nominee, you should follow the instructions provided by that entity if you wish to access our proxy materials electronically over the internet.

Miscellaneous

The information referred to under the captions “Compensation Committee Report” and “Audit Committee Report” (i) shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or the liabilities of Section 18 of the 1934 Act, and (ii) except to the extent that F.N.B. specifically incorporates it by reference into such filing, shall not be deemed to be incorporated by reference in any such filing.

BY ORDER OF THE BOARD OF DIRECTORS,

David B. Mogle, Corporate Secretary

March 29, 2007

EXHIBIT A

F.N.B. CORPORATION 2007 INCENTIVE COMPENSATION PLAN

F.N.B. Corporation (the “Corporation”) has established this F.N.B. Corporation 2007 Incentive Compensation Plan to encourage Eligible Individuals to increase their efforts to make the Corporation and each of its Affiliates more successful, to provide an additional inducement for such Eligible Individuals to continue to provide services to the Corporation or an Affiliate as an employee, consultant, non-employee director, or independent contractor, to reward such Eligible Individuals by providing an opportunity to acquire incentive awards and to provide a means through which the Corporation may attract able persons to enter the employment of or engagement with the Corporation or one of its Affiliates. Incentive awards may, in the discretion of the Board or Committee, and subject to such restrictions as the Board or Committee may determine or as provided herein, consist of Performance Units, Stock Appreciation Rights, Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock, Restricted Stock Units or any combination of the foregoing.

ARTICLE 1

DEFINITIONS

Whenever used in the Plan, the following terms have the meanings set forth below, and when the meaning is intended, the initial letter of the word is capitalized:

“Affiliate” means any corporation, that is a parent or subsidiary corporation (as Code Sections 424(e) and (f) define those terms) with respect to the Corporation.

“Award” means an Incentive Stock Option, Non-Qualified Stock Option, Restricted Stock Award, Stock Appreciation Rights, Performance Units, Restricted Stock Units, Annual Incentive Award, or Long-Term Incentive Award granted hereunder.

“Award Agreement” means an agreement entered into between the Corporation and the applicable Participant, setting forth the terms and provisions applicable to the Award then being granted under this Plan, as further described in Section 2.5 of the Plan.

“Award Date” means, with respect to any Award, the date of the grant or award specified by the Committee in a resolution or other writing, duly adopted, and as set forth in the Award Agreement; provided that such Award Date shall not be earlier than the date of the Committee action.

“Board” means the Board of Directors of the Corporation.

“Cause” shall have the meaning set forth in any employment, consulting, or other written agreement between the Participant and the Corporation. If there is no employment, consulting, or other written agreement between the Corporation or an Affiliate and the Participant or if such agreement does not define “Cause,” then “Cause” shall have the meaning specified in the Award Agreement; provided, that if the Award Agreement does not so specify, “Cause” shall mean, as determined by the Committee in its sole discretion, the Participant’s (i) willful and continued failure substantially to perform his or her material duties with the Corporation or an Affiliate, or the commission of any activities constituting a violation or breach under any federal, state or local law or regulation applicable to the activities of the Corporation or an Affiliate, in each case, after notice thereof from the Board or Committee to the Participant and (where possible) a reasonable opportunity for the Participant to cease such failure, breach or violation in all respects, (ii) fraud, breach of fiduciary duty, dishonesty, misappropriation or other actions that cause damage to the property or business of the Corporation or an Affiliate, (iii) repeated absences from work such that the Participant is unable to perform his or her employment or other duties in all material respects, other than due to becoming a Disabled Participant, (iv) admission or conviction of, or plea of nolo contendere to, any felony, or to any other crime referenced in Section 19 of the Federal Deposit Insurance Act that, in the reasonable judgment of the Board or Committee, adversely affects the Corporation’s or an Affiliate’s reputation or the Participant’s ability to carry out the obligations of his or her employment or Service, (v) loss of any license or registration that is necessary for the Participant to perform his or her duties for the Corporation or an Affiliate,

(vi) failure to cooperate with the Corporation or an Affiliate in any internal investigation or administrative, regulatory or judicial proceeding, after notice thereof from the Board or Committee to the Participant and a reasonable opportunity for the Participant to cure such non-cooperation or, (vii) act or omission in violation or disregard of the Corporation’s or an Affiliate’s policies, including but not limited to the Corporation’s or an Affiliate’s harassment and discrimination policies and Standards of Conduct then in effect, in such a manner as to cause loss, damage or injury to the property, reputation or employees of the Corporation or an Affiliate. In addition, the Participant’s Service shall be deemed to have terminated for Cause if, after the Participant’s Service has terminated, facts and circumstances are discovered that would have justified a termination for Cause. For purposes of this Plan, no act or failure to act on the Participant’s part shall be considered “willful” unless it is done, or omitted to be done, by him or her in bad faith or without reasonable belief that his or her action or omission was in the best interests of the Corporation or an Affiliate. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Corporation or an Affiliate shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Corporation or an Affiliate.

“Change in Control” means the first to occur of the following:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Corporation where such acquisition causes such Person to own 20% or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not be deemed to result in a Change in Control: (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Affiliate of the Corporation or (iv) any acquisition by any corporation or entity pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (c) below; and provided, further, that if any Person’s beneficial ownership of the Outstanding Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Corporation, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Voting Securities; or

(b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) The approval by the shareholders of the Corporation and consummation of (i) a reorganization, merger or consolidation or sale, or other disposition of all or substantially all of the assets of the Corporation or (ii) the acquisition of assets or stock of another corporation in exchange for voting securities of the Corporation (each of (i) and (ii), a “Business Combination”); excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Voting Securities, (B) no Person (excluding any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly (except to the extent that such ownership existed prior to the Business Combination), an amount of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation representing 20% thereof; and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

Notwithstanding the foregoing, unless a majority of the Incumbent Board determines otherwise, no Change in Control shall be deemed to have occurred with respect to a particular Participant if the Change in Control results from actions or events in which such Participant is a participant in a capacity other than solely as an officer, Employee or Director of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

“Committee” means the Compensation Committee, if any, or such similar or successor committee appointed by the Board. If no Committee is appointed by the Board, the Board shall function in place of the Committee.

“Consultant” means an individual who is not an Employee or Director of the Corporation or an Affiliate, but who is providing services to the Corporation or an Affiliate as an independent contractor.

“Corporation” means F.N.B. Corporation.

“Director” means any individual who is a member of the Board.

“Disabled Participant” means the Participant becoming unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, within the meaning of Code Section 422(c)(6).

“Dividend Equivalent” means a right to receive on the payment date for any dividend on the shares of Stock underlying an Award, cash compensation from the Corporation equal to the dividend that would have been paid on such shares of Stock (or the Fair Market Value of such dividend, if such dividend would not have been paid in cash), if such shares had been issued and outstanding, fully vested and held by the Participant on the record date for payment of such dividend. Notwithstanding the foregoing, if such dividend would not have been paid in cash, the Dividend Equivalent with respect thereto shall not be paid unless and until certificates evidencing the shares of Stock with respect to which it is paid are issued to the Participant. Dividend Equivalents may be provided, in the Committee’s discretion, in connection with any Award under the Plan, subject to Section 2.6.

“Eligible Individual” means any Employee, Consultant, or non-employee Director.

“Employee” means any common law employee of the Corporation or one of its Affiliates.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean (i) the closing sales price of the Corporation’s Stock on the New York Stock Exchange on the business day preceding the Award Date, time of exercise, or other determination event; or (ii) if the Corporation’s shares of Stock are not traded on a national securities exchange or through any other nationally recognized quotation service, the fair market value of the Corporation’s Stock as determined by the Board or the Committee, acting in good faith, under any method consistent with the Code, or Treasury Regulations thereunder, as the Board or the Committee shall in its discretion select and apply at the time of the Award Date, time of exercise, or other determination event.

“Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 6.

“Incentive Stock Option” or “ISO” means an option that is intended to qualify as an “Incentive Stock Option” within the meaning of Code Section 422. Any Option that does not qualify under Code Section 422 shall be treated as a Non-Qualified Stock Option.

“Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.

“Option” means an option to purchase Stock at an Option Price determined on the Award Date, subject to the applicable provisions of Article 3, awarded in accordance with the terms of the Plan, and which may be an Incentive Stock Option or a Non-Qualified Stock Option.

“Participant” means an Eligible Individual who the Committee has selected to participate in the Plan in accordance with Section 2.2 of the Plan.

“Performance Unit” means a performance unit subject to the requirements of Article 4 and awarded in accordance with the terms of the Plan.

“Performance Goals” shall mean performance goals established by the Committee prior to the grant of an Award based on the attainment of one or any combination of the following, in each case of the Corporation, an Affiliate, or business unit by or within which the Participant is primarily employed or a combination thereof, and that are intended to qualify under Section 162(m): (a) net earnings; (b) operating earnings or income; (c) earnings growth; (d) net income; (e) net income applicable to shares; (f) gross revenue or revenue by pre-defined business; (g) revenue backlog; (h) margins realized on delivered services; (i) cash flow, including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital; (j) earnings per share; (k) return on shareholders’ equity; (l) stock price; (m) return on common shareholders’ equity; (n) return on capital; (o) return on assets; (p) economic value added (income in excess of cost of capital); (q) customer satisfaction; (r) cost control or expense reduction; and (s) ratio of operating expenses to operating revenues, in each case, absolute or relative to peer-group comparative.

Such Performance Goals also may be based upon attaining specified levels of Corporation performance under one or more of the measures described above relative to the performance of other corporations. Such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m). The Committee will have the discretion to adjust targets set for pre-established performance objectives. If the Committee determines it is advisable to grant Awards that will not qualify for the performance-based exception of Section 162(m), the Committee may grant Awards that do not so qualify.

“Plan” means the F.N.B. Corporation 2007 Incentive Compensation Plan, as set forth herein, as the same may be amended, administered or interpreted from time to time.

“Prior Plan” means the F.N.B. Corporation 2001 Incentive Plan, as amended.

“Restricted Stock” means an award of shares of Stock delivered under the Plan subject to the requirements of Article 5 and such other restrictions as the Committee deems appropriate or desirable, including restrictions on transferability, a risk of forfeiture, and certain other terms and conditions under the Plan or specified by the Committee. The restrictions on, and risk of forfeiture of, Restricted Stock generally will expire on a specified date, upon the occurrence of an event or achievement of Performance Goals, and/or on an accelerated basis under certain circumstances specified in the Plan or the Award Agreement relating to the Restricted Stock.

“Restricted Stock Unit” or “RSU” means a notional account established pursuant to an Award granted to a Participant, as described in Article 5, that is (a) valued solely by reference to shares of Stock, (b) subject to restrictions specified in the Award Agreement, and (c) payable only in Stock. The RSUs awarded to the Participant will vest according to the time-based or performance-based criteria specified in the Award Agreement.

“Section 162(m)” shall mean Code Section 162(m), as amended, and the Treasury Regulations thereunder.

“Service” means the provision of personal services to the Corporation or its Affiliates in the capacity of (i) an Employee, (ii) a Director, or (iii) a Consultant.

“Stock” means the Common Stock of the Corporation.

“Stock Appreciation Right” or “SAR” means the award of the contingent right to receive Stock or cash, as specified in the Award Agreement, in the future, based on the value or the appreciation in the value, of Stock, pursuant to the terms of Article 6. The Committee may grant SARs alone or in connection with a related Option. Stock Appreciation Rights may be either Freestanding SARs or Tandem SARs.

“Tandem SAR” means a SAR that is granted in connection with a related Option pursuant to Article 6, the exercise of which requires forfeiture of the right to purchase a share of Stock under the related Option (and when a share of Stock is purchased under the Option, the Tandem SAR similarly will be canceled).

“Termination” means a cessation of the employee-employer relationship between a Participant and the Corporation and its Affiliates (other than by reason of transfer of the Employee among the Corporation and its Affiliates), a cessation of an individual’s Director or Consultant relationship with the Corporation, or the consummation of a transaction whereby a Participant’s employer (other than the Corporation) ceases to be an Affiliate of the Corporation.

ARTICLE 2

PLAN ADMINISTRATION

Section 2.1  Administration.  The Committee shall administer the Plan. The Committee shall interpret the Plan and prescribe such rules, regulations and procedures in connection with the operation of the Plan as it shall deem to be necessary and advisable for the administration of the Plan consistent with the purposes of the Plan. Without limiting the foregoing, the Committee shall have the authority and complete discretion to:

(a) Prescribe, amend and rescind rules and regulations relating to the Plan;

(b) Select Eligible Individuals to receive Awards under the Plan as provided in Section 2.2 of the Plan;

(c) Determine the form and terms of Awards;

(d) Determine the number of shares of Stock or other consideration subject to Awards under the Plan as provided in Articles 3 through 6 of the Plan;

(e) Determine whether Awards will be granted singly, in combination or in tandem with, in replacement of, or as alternatives to, other Awards under the Plan or grants or awards under any other incentive or compensation plan of the Corporation;

(f) Construe and interpret the Plan, any Award Agreement in connection with an Award and any other agreement or document executed pursuant to the Plan;

(g) Correct any defect or omission, or reconcile any inconsistency in the Plan, any Award or any Award Agreement;

(h) Determine whether a Participant is a Disabled Participant;

(i) Accelerate or, with the consent of the Participant, defer the vesting of any Award and/or the exercise date of any Award, subject to the limitations of Code Section 409A;

(j) Authorize any person to execute on behalf of the Corporation any instrument required to effectuate the grant of an Award and delegate to officers of the Corporation the authority to perform administrative functions under the Plan subject to any legal requirements that the Committee as a whole take action with respect to such function, other than any such delegation that would cause Awards or other transactions under the Plan to cease to (i) be exempt from Section 16(b) of the Exchange Act, (ii) satisfy the “independent director” requirements of the New York Stock Exchange, or (iii) qualify as “performance-based compensation” under Section 162(m);

(k) Modify the terms of any Award, and authorize the exchange or replacement of Awards; provided, however, that (i) no such modification, exchange or substitution shall be to the detriment of a Participant with respect to any Award previously granted without the affected Participant’s written consent, (ii) in no event shall the Committee be permitted to reduce the Option Price of any outstanding Option or to exchange or replace an outstanding Option with a new Option with a lower Option Price, except pursuant to Section 2.6, and (iii) any such modification, exchange or substitution shall not violate Code Section 409A (it is not an extension of a stock right if the expiration of the Option is tolled while the Option is unexercisable because an exercise would violate applicable securities laws, provided that the period during which the Option may be exercised is not extended more than 30 days after the exercise of the Option first would no longer violate applicable securities laws);

(l) Determine when a Participant’s period of Service is deemed to be continued during an approved leave of absence, whether a Participant has engaged in the operation or management of a business that is in competition with the Corporation or any of its Affiliates, or whether a Participant has violated the restrictive covenants of Section 12.13;

(m) Determine, upon review of relevant information, the Fair Market Value of the Stock; and

(n) Make all other determinations deemed necessary or advisable for the administration of the Plan.

The Committee shall keep records of action taken at its meetings. A majority of the Committee shall constitute a quorum at any meeting, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be the acts of the Committee.

Section 2.2  Eligibility.  Those Eligible Individuals who share the responsibility for the management, growth or protection of the business of the Corporation or any Affiliate or who, in the opinion of the Committee, provide services yielding significant benefits to the Corporation or any Affiliate shall be eligible to receive Awards as described herein.

Subject to the provisions of the Plan, the Committee shall have full and final authority, in its discretion, to grant Awards as described herein and to determine the Eligible Individuals to whom Awards shall be granted.

Section 2.3  Shares Available Under the Plan.  Subject to adjustment as set forth in Section 2.6, the maximum number of shares of Stock that may be issued or delivered and as to which Awards, other than Performance Units, may be granted under the Plan shall be equal to the sum of: (i) 600,000 shares of Stock; (ii) any shares of Stock subject to an Award under the Plan or the Prior Plan that expire without being exercised, or are forfeited, canceled, settled or otherwise terminated without a distribution of Stock to the Participant; and (iii) shares of Stock delivered (either actually or by attestation) to or withheld by the Corporation in connection with the exercise of an Option awarded under the Plan or the Prior Plan, or in payment of any required income tax withholding for the exercise of an Option or the vesting of Restricted Stock awarded under the Plan or the Prior Plan.

Notwithstanding anything to the contrary in this Section 2.3, in no event shall more than 200,000 shares of Stock be cumulatively available for Awards of Incentive Stock Options under the Plan. Subject to adjustment as set forth in Section 2.6, the maximum number of shares of Stock with respect to which Awards may be granted in any calendar year to any Participant under the Plan shall be 100,000 shares.

If any Award, other than Performance Units, granted under the Plan is canceled by mutual consent or terminates or expires for any reason without having been exercised in full, or, if and to the extent that an award of Performance Units or RSUs is paid in cash rather than the issuance of shares of Stock, the number of shares subject to such Award (or in the case of Performance Units or RSUs the number of shares of Stock for which payment was made in cash) shall again be available for purposes of the Plan, except that, to the extent that Stock Appreciation Rights granted in conjunction with an Option under the Plan are exercised and the related Option surrendered, the number of shares available for purposes of the Plan shall be reduced by the number of shares, if any, of Stock issued or delivered upon exercise of such Stock Appreciation Rights.

The shares that may be issued or delivered under the Plan may be either authorized but unissued shares or repurchased shares or partly each.

If, in connection with an acquisition of another company or all or part of the assets of another company by the Corporation or an Affiliate, or in connection with a merger or other combination of another company with the Corporation or an Affiliate, the Corporation either (A) assumes stock options or other stock incentive obligations of such other company, or (B) grants stock options or other stock incentives in substitution for stock options or other stock incentive obligations of such other company, then none of the shares of Stock that are issuable or transferable pursuant to such stock options or other stock incentives that are assumed or granted in substitution by the Corporation shall be charged against the limitations set forth in this Section.

Section 2.4  Corporation’s Obligation to Deliver Stock.  The obligation of the Corporation to issue or deliver shares of Stock under the Plan shall be subject to (i) the effectiveness of a registration statement under the Securities Act of 1933, as amended, with respect to such shares, if deemed necessary or appropriate by counsel for the Corporation; (ii) the condition that the shares shall have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange on which such shares may then be listed; and (iii) all other applicable laws, regulations, rules and orders which may then be in effect.

Section 2.5  Award Agreement.  Each Award granted under the Plan shall be evidenced by a written Award Agreement, in a form approved by the Committee. Such Award Agreement shall be subject to and incorporate the express terms and conditions, if any, required under the Plan or as required by the Committee for the form of Award granted and such other terms and conditions as the Committee may specify, and shall be executed by the Chief Executive Officer, the President (if other than the Chief Executive Officer), or any person designated as an “executive officer” by the Board within the meaning of Exchange Act Rule 16b, on behalf of the Corporation, and by the Participant to whom such Award is granted. With the consent of the Participant to whom such Award is granted, the Board may at any time and from time to time amend an outstanding Award Agreement in a manner consistent with the Plan. Without consent of the Participant, the Board of Directors may at any time and from time to time modify or amend Award Agreements with respect to Options intended as of the Award Date to be Incentive Stock Options in such respects as it deems necessary in order that Incentive Stock Options granted under the Plan shall comply with the appropriate provisions of the Code and regulations thereunder which are in effect from time to time with respect to Incentive Stock Options.

Section 2.6  Adjustment and Substitution of Shares.  If a dividend or other distribution shall be declared upon the Stock, payable in shares of Stock, the number of shares of Stock then subject to any outstanding Award or by reference to which the amount of any other Award is determined and the number of shares that may be issued or delivered under the Plan shall be adjusted by adding thereto the number of shares that would have been distributable thereon if such shares had been outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend or distribution. An increase in the number of shares subject to an Award will not occur when the Committee has awarded Dividend Equivalent with respect to such Award.

If the outstanding shares of Stock shall be changed into or exchangeable for a different number or kind of shares of Stock or other securities of the Corporation or another corporation, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then the Committee shall substitute for each share of Stock subject to any then outstanding Award and for each share of Stock, which may be issued or delivered under the Plan but is not then subject to an outstanding Award, the number and kind of shares of Stock or other securities into which each outstanding share of Stock is so changed or for which each such share is exchangeable; provided, that, in the event of a merger, acquisition or other business combination of the Corporation with or into another entity, any adjustment provided for in the applicable agreement and plan of merger (or similar document) shall be conclusively deemed to be appropriate for purposes of this Section 2.6.

In the case of any adjustment or substitution as provided for in this Section 2.6, the aggregate Option Price for all shares subject to each then outstanding Option prior to such adjustment or substitution shall be the aggregate Option Price for all shares of Stock or other securities (including any fraction) to which such shares shall have been adjusted or which shall have been substituted for such shares. Any new option price per share shall be carried to at least three decimal places with the last decimal place rounded upwards to the nearest whole number.

No adjustment or substitution provided for in this Section 2.6 shall require the Corporation to issue or sell a fraction of a share or other security. Accordingly, all fractional shares or other securities that result from any such adjustment or substitution shall be eliminated and not carried forward to any subsequent adjustment or substitution.

If any such adjustment or substitution provided for in this Section 2.6 requires the approval of shareholders in order to enable the Corporation to grant Incentive Stock Options, then no such adjustment or substitution of ISOs shall be made without prior shareholder approval. If the effect of any adjustment or substitution would be to cause an Option to fail to continue to qualify as an ISO or to cause a modification, extension or renewal of such Option within the meaning of Code Sections 409A or 424, the Committee may elect that such adjustment or substitution not be made but rather shall use reasonable efforts to effect such other adjustment of each then outstanding Option as the Committee in its sole discretion shall deem equitable and which will not result in any disqualification, modification, extension or renewal (within the meaning of Code Sections 409A or 424) of such Incentive Stock Option.

ARTICLE 3

STOCK OPTIONS

Section 3.1  Grant of Stock Options.  The Committee shall have authority, in its discretion, to grant Incentive Stock Options, Non-Qualified Stock Options or both types of Options. Notwithstanding the above, the Committee may grant Incentive Stock Options to Employees only. Subject to adjustment as set forth in Section 2.6, no Participant shall be granted an Option or Options under the Plan (disregarding canceled, terminated or expired stock options) for an aggregate number of shares in excess of 200,000.

Section 3.2  Terms and Conditions of Options.  Options granted under the Plan shall be subject to the following terms and conditions:

(a) The purchase price at which each Option may be exercised (the “Option Price”) shall be such price as the Committee, in its discretion, shall determine, except that, the Option Price shall not be less than one hundred percent (100%) of the Fair Market Value per share of Stock covered by the Option as determined on the Award Date.

(b) The Option Price shall be payable in full in any one or more of the following ways, as shall be determined by the Committee to be applicable to any such Award:

(i) in cash; or

(ii) in shares of Stock (which are owned by the Participant free and clear of all liens and other encumbrances and which are not subject to the restrictions set forth in Article 5) having an aggregate Fair Market Value on the date of exercise of the Option equal to the Option Price for the shares being purchased (and any applicable withholding taxes); or

(iii) by requesting that the Corporation withhold such number of shares of Stock then issuable upon exercise of the Option as shall have an aggregate Fair Market Value equal to the Option Price for the shares being acquired upon exercise of the Option (and any applicable withholding taxes); or

(iv) by waiver of compensation due or accrued to the Participant for services rendered; or

(v) provided that a public market for the Corporation’s stock exists and to the extent permitted by the Sarbanes-Oxley Act of 2002:

(A) through a “same day sale” commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay the purchase price, and any applicable withholding taxes, (or a larger number of the shares so purchased), and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the purchase price, and any applicable withholding taxes, directly to the Corporation (and any excess to the Participant); or

(B) through a “margin” commitment from the Participant and an NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the purchase price, and any applicable withholding taxes, and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the purchase price, and any applicable withholding taxes, directly to the Corporation; or

(vi) to the extent permitted by the Sarbanes-Oxley Act of 2002, by promissory note executed by the Participant, evidencing his or her obligation to make future cash payment thereof, secured by an applicable number of shares of Stock or such other security as may be determined by the Committee; provided, however, that in no event may the Committee accept a promissory note for an amount in excess of the difference between the aggregate Option Price and the par value of the shares; or

(vii) by any combination of the foregoing.

If the Option Price is paid in whole or in part in shares of Stock, any portion of the Option Price representing a fraction of a share shall be paid in cash. The date of exercise of an Option shall be determined under procedures established by the Committee, and the Option Price shall be payable at such time or times as the Committee, in its discretion, shall determine. No shares shall be issued or delivered upon exercise of an Option until full payment of the Option Price has been made, provided that, for this purpose, tender of a promissory note shall constitute full payment of the principal amount of such promissory note. When full payment of the Option Price has been made, the Participant shall be considered for all purposes to be the owner of the shares with respect to which payment has been made, subject to the restrictions set forth in Article 7.

(c) An Option may be exercised (i) at such time as the Option vests; or (ii) if and to the extent set forth in the applicable Award Agreement, prior to the date on which the Option vests provided that such Stock obtained shall be subject to the same requirements that are applicable to grants of Restricted Stock set forth in Article 5. No Non-Qualified Stock Option shall be exercisable after the expiration of ten years and six months from the Award Date, provided that if an exercise would violate applicable securities laws, the Non-Qualified Stock Option shall be exercisable no more than 30 days after the exercise of the Option first would no longer violate applicable securities laws. Subject to this Section 3.2(c), 3.3(e), and 2.5, Options may be exercised at such times, in such amounts and subject to such restrictions as shall be determined by the Committee, in its discretion.

(d) Unless otherwise determined by the Committee and set forth in the Award Agreement referred to in Section 2.5 or an amendment thereto, following a Participant’s Termination for any reason, such Participant must exercise any outstanding Option, if at all, within one year from the date of Termination.

Section 3.3  Special Provisions Applicable to ISOs.  Notwithstanding any other provision of this Article 3, the following special provisions shall apply to any award of Incentive Stock Options:

(a) The Committee will not award an Incentive Stock Option under this Plan if it would cause the aggregate Fair Market Value of Stock with respect to which Incentive Stock Options are exercisable by the Participant for the first time during a calendar year (under all plans of the Corporation and its Affiliates) to exceed $100,000.

(b) If the Employee to whom the Incentive Stock Option is granted is a Ten Percent Owner of the Corporation, then: (A) the exercise Price for each share subject to an Option will be at least one hundred ten percent (110%) of the Fair Market Value of the Stock on the Award Date; and (B) the Option will expire upon the earlier of (i) the time specified by the Committee in the Award Agreement, or (ii) the fifth anniversary of the Award Date.

(c) No Option that is intended to be an Incentive Stock Option may be granted under the Plan until the Corporation’s shareholders approve the Plan. If such shareholder approval is not obtained within 12 months after the Board’s adoption of the Plan, then no Options may be granted under the Plan that are intended to be Incentive Stock Options.

(d) The maximum number of shares of Stock with respect to which any one Participant may be granted Options that are intended to be Incentive Stock Options in any one calendar year will be 100,000, subject to adjustment as set forth in Section 2.6.

(e) An Incentive Stock Option must be exercised, if at all, within three months after the Participant’s Termination for a reason other than death or becoming a Disabled Participant, and within twelve months after the Participant’s Termination for death or becoming a Disabled Participant; provided that, an Option that is intended to be an Incentive Stock Option may be exercised more than three months, but not more than twelve months, after the Participant’s Termination for a reason other than death or becoming a Disabled Participant, in which case the Option shall be a Nonqualified Stock Option.

(f) For purposes of this Section, “Ten Percent Owner” means an individual who, at the time an Option is granted under this Plan, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or any Affiliate. For purposes of this Section 3.3(f), a Participant shall be considered as owning (i) not only shares of the Stock owned individually, but also all shares that are at the time owned, directly or indirectly, by or for the spouse, ancestors, lineal descendants and brothers and sisters (whether by the whole or half blood) of such individual and (ii) proportionately any shares of Stock owned, directly or indirectly, by or for any corporation, partnership, estate or trust in which such individual shall be a shareholder, partner or beneficiary.

ARTICLE 4

PERFORMANCE UNITS

Section 4.1  Performance Period and Objectives.  The Committee shall determine a performance period (the “Performance Period”) of one or more years and shall determine the Performance Goals for grants of Performance Units. Performance Goals may vary from Participant to Participant. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Units for which different Performance Periods are prescribed.

Section 4.2  Eligibility.  At the beginning of a Performance Period, the Committee shall determine for each Participant or group of Participants eligible for Performance Units with respect to that Performance Period the range of dollar values, if any, which may be fixed or may vary in accordance with such performance or other criteria specified by the Committee, which shall be paid to a Participant as an Award if the relevant Performance Goals for the Performance Period are met.

Section 4.3  Significant Event.  If during the course of a Performance Period there shall occur a significant event or events (a “Significant Event”) as determined by the Committee, including, but not limited to, a reorganization of the Corporation or a Change in Control, which the Committee expects to have a substantial effect on a Performance Goal during such period, the Committee may revise such objective.

Section 4.4  Termination.  If an Eligible Individual terminates Service with the Corporation or any of its Affiliates during a Performance Period because of death, becoming a Disabled Participant, or a Significant Event, as determined by the Committee, that Eligible Individual shall be entitled to payment in settlement of each Performance Unit for which the Performance Period was prescribed (i) based upon the Performance Goals satisfied at the end of such period; and (ii) prorated for the portion of the Performance Period during which the Eligible Individual was employed or retained by the Corporation or any of its Affiliates; provided, however, the Committee may provide for an earlier payment in settlement of such Performance Unit in such amount or amounts and under such terms and conditions as the Committee deems appropriate or desirable with the consent of the Eligible Individual. If an Eligible Individual terminates Service with the Corporation or any of its Affiliates during a Performance Period for any other reason, such Eligible Individual shall not be entitled to any payment with respect to that Performance Period unless the Committee shall otherwise determine.

Section 4.5  Award.  Each Performance Unit shall be paid in cash either as a lump sum payment or in annual installments, as the Committee shall determine at the time of grant of the Performance Unit or otherwise, commencing as soon as practicable after the end of the relevant Performance Period.

Section 4.6  Section 409A.  Performance Units granted under this Article 4 will be subject to and conform with the requirements of Code Section 409A.

ARTICLE 5

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

Section 5.1  Award.  Subject to the terms and provisions of the Plan, the Committee may grant, at any time and from time to time, Restricted Stock or Restricted Stock Units to any Eligible Individual in the number and form, and subject to such restrictions on transferability and such other restrictions as the Committee may determine in its discretion, including without limitation the achievement of Performance Goals. Restricted Stock also may be received by an Eligible Individual as the result of an exercise of an Option or Stock Appreciation Right, when such award has not vested. Restricted Stock and RSUs shall be subject to a restriction period (after which restrictions shall lapse) which shall mean a period commencing on the Award Date and ending on such date or upon the achievement of such Performance Goals or other criteria as the Committee shall determine (the “Restriction Period”). The Committee may provide for the lapse of restrictions in installments where it deems appropriate.

Section 5.2  Restriction Period.  Except as otherwise provided in this Article 5, no shares of Restricted Stock received by an Eligible Individual shall be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the Restriction Period. Except as otherwise provided in the Award Agreement, the Restriction Period for any recipient of Restricted Stock or Restricted Stock Units shall expire and all restrictions on shares of Restricted Stock shall lapse upon a Participant’s Death, becoming a Disabled Participant, or a Significant Event (as determined by the Committee).

Section 5.3  Termination.  Except as otherwise provided in Section 5.2 above, if an Eligible Individual’s Termination occurs before the expiration of the Restriction Period, all shares of Restricted Stock still subject to restriction, unless the Committee otherwise determines, shall be forfeited by the recipient and shall be reacquired by the Corporation, and in the case of Restricted Stock purchased through the exercise of an Option, the Corporation shall refund the Option Price paid on the exercise of the Option. Such forfeited shares of Restricted Stock shall again become available for award under the Plan.

Section 5.4  Restricted Stock Certificates.  Restricted Stock granted under the Plan may be evidenced by one or more certificates registered in the name of the Participant and bearing an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. The Committee may require, under such terms and conditions as it deems appropriate or desirable, that the certificates for Restricted Stock delivered under the Plan be held in custody by a bank or other institution, or that the Corporation may itself hold such shares in custody until the Restriction Period expires or until restrictions thereon otherwise lapse, and may require, as a condition of any receipt of Restricted Stock, that the recipient shall have delivered a stock power endorsed in blank relating to the Restricted Stock. Certificates for shares of unrestricted Stock may be delivered to the Participant after, and only after, the Restricted Period shall have expired without forfeiture in respect of such shares of Restricted Stock. To the extent the Plan or any Award Agreement provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

Section 5.5  Exchange of Shares.  Nothing in this Article 5 shall preclude a recipient of Restricted Stock from exchanging any shares of Restricted Stock subject to the restrictions contained herein for any other shares of Stock that are similarly restricted.

Section 5.6  Dividend Equivalents.  Any Award of Restricted Stock under the Plan may, if the shares are unissued, earn, in the discretion of the Committee, Dividend Equivalents. In respect of any such Award that is outstanding on a dividend record date for Stock the Participant may be credited with an amount equal to the cash or stock dividends or other distributions that would have been paid on the shares of Stock covered by such Award had such covered shares been issued and outstanding on such dividend record date. The Committee shall establish such rules and procedures governing the crediting of Dividend Equivalents, including the timing, form of payment and payment contingencies of such Dividend Equivalents, as it deems are appropriate or necessary.

Section 5.7  Deferral of Restricted Stock.  If the applicable Award Agreement so provides, a Participant may elect, in accordance with such procedures as the Committee may from time to time specify, to defer the delivery of such Restricted Stock and, if the deferral election so specifies, of the Dividend Equivalents with respect thereto, until the date or dates specified in such election. Any deferral under this Section must comply with the provisions of Code Section 409A. Deferred Restricted Stock shall not be issued until the date or dates that it is to be delivered to the Participant in accordance with his or her deferral election, at which time certificates evidencing Stock shall be delivered to the Participant (unless such Deferred Restricted Stock has previously been forfeited pursuant to Section 5.3). From the Award Date of Deferred Restricted Stock through the earlier of (i) the date such Deferred Restricted Stock is forfeited, and (ii) the date certificates evidencing such Deferred Restricted Stock are delivered to the Participant, the Participant shall be entitled to receive Dividend Equivalents with respect thereto, but shall have none of the rights of a shareholder with respect to such shares; provided, that if the deferral election made with respect to such Deferred Restricted Stock specifies that the Dividend Equivalents will be deferred, the Dividend Equivalents shall not be paid until the date or dates specified in such deferral election.

ARTICLE 6

STOCK APPRECIATION RIGHTS

Section 6.1  Grant of Stock Appreciation Rights.  The Committee shall have the authority, in its discretion, to grant Stock Appreciation Rights to Participants at any time and from time to time. Within the limits of Article 2 and this Article 6, the Committee will have sole discretion to determine the number of SARs granted to each Participant and, consistent with the provisions of the Plan, to determine the terms and conditions pertaining to SARs. The Committee may grant Freestanding SARs, Tandem SARs or any combination of the two, as specified in the Award Agreement. Stock Appreciation Rights granted in conjunction with an Incentive Stock Option may only be granted at the time such Incentive Stock Option is granted. Stock Appreciation Rights granted in conjunction with a Non-Qualified Stock Option may be granted either at the time such Non-Qualified Stock Option is granted or at any time thereafter during the term of such Non-Qualified Stock Option.

The grant price of a Freestanding SAR will equal the Fair Market Value of a share of Stock on the Award Date of the SAR. If a Tandem SAR is granted after the grant of the related Option, or if an Option is granted after the grant of the Tandem SAR, the later granted Award shall have the same Option Price as the earlier granted Award, but the Option Price for the later granted Award may be less than the Fair Market Value of the Stock at the time of such grant. SARs may be subject to Code Section 409A.

Section 6.2  Exercise of Tandem SARs.  Tandem SARs may be exercised for all or part of the shares subject to the related Option, upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable.

Section 6.3  Exercise of Freestanding SARs.  Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes, and sets forth in the Award Agreement.

Section 6.4  Term of SARs.  The term of an SAR will be determined by the Committee, in its sole discretion, but may not exceed ten years.

Section 6.5  Payment of SAR Amount.  Upon exercise of an SAR, a Participant will be entitled to receive payment from the Corporation in an amount determined by multiplying:

(a) the excess (or some portion of the excess as determined at the time of the grant by the Committee) if any, of the Fair Market Value of a share on the date of exercise of the SAR over the grant price specified in the Award Agreement; by

(b) the number of shares of Stock as to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise, if any, may be made in cash, in shares of equivalent Fair Market Value or in some combination of the two.

ARTICLE 7

CERTIFICATES FOR AWARDS OF STOCK

Section 7.1  Stock Certificates.  Subject to Section 5.4 and except as otherwise provided in this Section 7.1, each Participant entitled to receive shares of Stock under the Plan shall be issued a certificate for such shares. Such certificate shall be registered in the name of the Eligible Individual and shall bear an appropriate legend reciting the terms, conditions and restrictions, if any, applicable to such shares and shall be subject to appropriate stop-transfer orders. To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange. If the issuance of shares under the Plan is effected on a non-certificated basis, the issuance of shares to a Participant shall be reflected by crediting (by means of a book entry) the applicable number of shares of Stock to an account maintained by the Corporation in the name of such Participant, which account may be an account maintained by the Corporation for such Participant under any dividend reinvestment program offered by the Corporation.

Section 7.2  Compliance With Laws and Regulations.  The Corporation shall not be required to issue or deliver any certificates for shares of Stock, or to effect the issuance of any non-certificated shares as provided in Section 7.1, prior to (i) the listing of such shares on any stock exchange or quotation system on which the Stock may then be listed; and (ii) the completion of any registration or qualification of such shares under any Federal or state law, or any ruling or regulation of any government body which the Corporation shall, in its sole discretion, determine to be necessary or advisable.

Section 7.3  Restrictions.  All certificates for shares of Stock delivered under the Plan (and all non-certificated shares credited to a Participant’s account as provided in Section 7.1) shall also be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or quotation system upon which the Stock is then listed and any applicable Federal or state securities laws; and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. The foregoing provisions of this Section 7.3 shall not be effective if and to the extent that the shares of Stock delivered under the Plan are covered by an effective and current registration statement under the Securities Act of 1933, or if and so long as the Committee determines that application of such provisions is no longer required or desirable. In making such determination, the Committee may rely upon an opinion of counsel for the Corporation.

Section 7.4  Rights of Shareholders.  Except for the restrictions on Restricted Stock under Article 5, each Participant who receives an award of Stock shall have all of the rights of a shareholder with respect to such shares, including the right to vote the shares and receive dividends and other distributions. No Eligible Individual awarded an Option, a Stock Appreciation Right, a Performance Unit, or an RSU shall have any right as a shareholder with respect to any shares subject to such Award prior to the date of issuance to him or her of a certificate or certificates for such shares, or if applicable, the crediting of non-certificated shares to an account maintained by the Corporation in the name of such Eligible Individual.

ARTICLE 8

NORMAL OR EARLY RETIREMENT

At the time of any Awards, the Committee, in its sole discretion, may add such provisions, including, but not limited to, provisions for fully or partial vesting and lapse of restrictions, to Participants’ Awards relating to an Employee’s Normal or Early Retirement. For purposes of this Plan: (a) “Early Retirement” means the Employee’s Termination, other than for Cause, after attaining age 55 years and completing at least five years of continuous employment with the Corporation and its Affiliates; and (b) “Normal Retirement” means the Employee’s Termination, other than for Cause, after attaining age 65 years and completing at least five years of continuous employment with the Corporation and its Affiliates.

ARTICLE 9

CHANGE IN CONTROL

The Committee shall have the discretion to provide in applicable Award Agreements that, in the event of a Change in Control or Significant Event, the following provisions will apply:

(a) Each outstanding Option will immediately become vested and exercisable in full;

(b) The restrictions on each share of Restricted Stock or each RSU shall lapse; and

(c) Each outstanding SAR will immediately become vested and exercisable in full;

provided that; full vesting of all outstanding Awards shall be immediate unless the Corporation is the surviving entity and any adjustments necessary to preserve the value of the Participant’s outstanding Awards have been made, or the Corporation’s successor at the time of the Change in Control irrevocably assumes the Corporation’s obligations under this Plan or replaces each Participant’s outstanding Award with an award of equal or greater value and having terms and conditions no less favorable to the Participant than those applicable to the Participant’s Award immediately prior to the Change in Control.

In the event of a Change in Control that is a merger or consolidation in which the Corporation is not the surviving corporation or which results in the acquisition of substantially all the Corporation’s outstanding Stock by a single person or entity or by a group of persons or entities acting in concert, or in the event of a sale or transfer of all or substantially all of the Corporation’s assets (a “Covered Transaction”), the Committee shall have the discretion to provide for the termination of all outstanding Options as of the effective date of the Covered Transaction; provided, that, no Option will be so terminated (without the consent of the Participant) prior to the expiration of twenty (20) days following the later of (i) the date on which the Award became fully exercisable and (ii) the date on which the Participant received written notice of the Covered Transaction.

ARTICLE 10

ANNUAL INCENTIVE COMPENSATION AWARDS

Section 10.1  Annual Incentive Awards.  The Committee may provide Annual Incentive Awards to Employees, based on the achievement of Performance Goals. The Committee also may make Annual Incentive Awards to Employees who first become employed by the Corporation or an Affiliate after the start of a calendar year. The Committee shall designate the Performance Goals applicable to each Employee or group of Employees for the year within ninety (90) days after the first day of the year. The Committee’s Annual Incentive Award designation shall specify a target level payout, based on a percentage of the Participant’s annual base salary, as well as a threshold level payout and a maximum level payout. The Committee also may designate an Annual Incentive Award “pool” amount based on Performance Goals.

Section 10.2  Payout of Annual Incentive Awards.  A Participant must remain continuously employed by the Corporation or an Affiliate through the last day of the calendar year to be eligible to receive a payout of the Annual Incentive Award. A Participant who terminates employment before year-end shall forfeit his or her Annual Incentive Award; provided that, if the Participant’s employment terminated due to the Participant’s death, Disability or Retirement, the Committee may, in its sole discretion, approve a pro rata payout to such Participant. The Committee may, in its sole discretion, reallocate the amount of any forfeited Annual Incentive Award to the Annual Incentive Award pool for the benefit of other Participants. The Committee also may adjust the amount of payout to a Participant under any Annual Incentive Award.

Section 10.3  Change in Control.  In the event of a Change in Control, each Participant who has received an Annual Incentive Award under the Plan shall receive a payout not less than the target level payout of any Annual Incentive Awards outstanding as of the Change in Control. In the event of a sale or disposition of an Affiliate, each Participant employed by that Affiliate who has received an Annual Incentive Award under the Plan shall receive not less than a pro-rata payout (based on the month of the sale or disposition) at target level of his or her Annual Incentive Award for the Performance Period in which the sale or disposition of the affected business unit occurred.

ARTICLE 11

LONG-TERM INCENTIVE COMPENSATION AWARDS

Section 11.1  Long-Term Incentive Awards.  The Committee may make Long-Term Incentive Awards to Employees, based on the achievement of Performance Goals. The Committee shall designate the Performance Goals and the duration of the Performance Period applicable to each Employee or group of Employees for the year within ninety (90) days after the first day of the Performance Period. The Committee’s Long-Term Incentive Award designation shall specify a target level payout, as well as a threshold level payout and a maximum level payout.

Section 11.2  Payout of Long-Term Incentive Awards.  Except as provided in Article 8, a Participant must remain continuously employed by the Corporation of an Affiliate through the last day of the Performance Period to be eligible to receive a payout of the Long-Term Incentive Award. A Participant who terminates employment before the end of the Performance Period shall forfeit his or her Long-Term Incentive Award; provided that, if the Participant’s employment terminated due to the Participant’s death or Disability, the Committee may, in its sole discretion, approve a pro rata payout to such Participant. The Committee also may adjust the amount of payout to a Participant under any Long-Term Incentive Award.

Section 11.3  Change in Control.  In the event of a Change in Control, each Participant who has received a Long-Term Incentive Award under the Plan shall receive a payout not less than the target level payout of any Long-Term Incentive Award outstanding as of the Change in Control. In the event of a sale or disposition of an Affiliate, each Participant employed by that Affiliate who has received a Long-Term Incentive Award under the Plan shall receive not less than a pro-rata payout (based on the month of the sale or disposition) at target level of his or her Long-Term Incentive Award for the Performance Period in which the sale or disposition of the affected business unit occurred.

ARTICLE 12

MISCELLANEOUS

Section 12.1  Effect of the Plan on the Rights of Employees and Employer.  Neither the adoption of the Plan nor any action of the Board or the Committee pursuant to the Plan shall be deemed to give any Eligible Individual any right to be granted an Award under the Plan and nothing in the Plan, in any Award granted under the Plan or in any Award Agreement shall confer any right to any Participant to continue in the employment of the Corporation or any Affiliate or to continue to be retained to provide Services to the Corporation or any Affiliate as a Director, or Consultant or interfere in any way with the rights of the Corporation or any Affiliate to terminate a Participant’s Service at any time.

Section 12.2  Amendment.  The Board specifically reserves the right to alter and amend the Plan at any time and from time to time and the right to revoke or terminate the Plan or to suspend the granting of Awards pursuant to the Plan; provided always that no such revocation, termination, alteration or suspension of any Award shall terminate any outstanding Award theretofore granted under the Plan, unless there is a liquidation or a dissolution of the Corporation; and provided further that no such alteration or amendment of the Plan shall, without prior shareholder approval (i) increase the total number of shares which may be issued or delivered under the Plan; (ii) make any changes in the class of Eligible Individuals; (iii) extend the period set forth in the Plan during which Awards may be granted; or (iv) make any changes that require shareholder approval under the rules and regulations of any securities exchange or market on which the Stock is traded. No alteration, amendment, revocation or termination of the Plan or suspension of any Award shall, without the written consent of the holder of an Award theretofore granted under the Plan, adversely affect the rights of such holder with respect to such Award.

Section 12.3  Effective Date and Duration of Plan.  The effective date of the Plan shall be January 24, 2007 (the “Effective Date”), the date the Board adopted the Plan, provided that such adoption of the Plan by the Board is approved by the Corporation’s Shareholders within one year of that date. No Award granted under the Plan prior to such shareholder approval may be exercised until after such approval. No Award may be granted under the Plan subsequent to January 24, 2017.

Section 12.4  Unfunded Status Of Plan.  The Plan shall be unfunded. The Corporation shall not be required to establish any special or separate fund nor to make any other segregation of assets to assume the payment of any benefits under the Plan. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Corporation; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Corporation’s obligations under the Plan to deliver cash, shares or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines. Any provision of this Plan that becomes subject to Code Section 409A, will be interpreted and applied consistent with that Section.

Section 12.5  Employee Status.  For purposes of determining questions of termination and exercise of an Option or Stock Appreciation Right after a Participant’s Termination, a leave of absence for military service, illness, short-term disability or other reasons approved by a duly authorized officer of the Corporation shall not be treated as

Termination or interruption of employment or engagement; provided, however, that, with respect to an Incentive Stock Option, if such leave of absence exceeds ninety (90) days, such Option shall be deemed a Non-Qualified Stock Option unless the Eligible Individual’s right to reemployment with the Corporation or a Affiliate following such leave of absence is guaranteed by statute or by contract; provided, however, that no Award may be granted to an employee while he or she is absent on leave.

Notwithstanding anything in the Plan to the contrary, the Committee, in its sole discretion, reserves the right to designate a Participant’s leave of absence longer than ninety (90) consecutive days, other than for illness or short-term disability, as “Personal Leave,” provided that military leaves and approved family or medical leaves shall not be considered Personal Leave. A Participant’s unvested Awards shall remain unvested during a Personal Leave and the time spent on a Personal Leave shall not count towards the vesting of such Awards. A Participant’s vested Options that may be exercised shall remain exercisable upon commencement of Personal Leave until the earlier of (i) a period of one year from the date of commencement of such Personal Leave; or (ii) the remaining exercise period of such Options. Notwithstanding the foregoing, if a Participant returns to the Corporation from a Personal Leave of less than one year and the Participant’s Options have not lapsed, the Options shall remain exercisable for the remaining exercise period as provided at the Award Date and subject to the conditions contained herein.

Section 12.6  Tax Withholding.  Whenever the Corporation proposes or is required to distribute Stock under the Plan, the Corporation may require the recipient to remit to the Corporation an amount sufficient to satisfy any Federal, state and local tax withholding requirements prior to the delivery of any certificate for such shares or, in the discretion of the Committee, the Corporation may withhold from the shares to be delivered the minimum number of shares sufficient to satisfy all or a portion of such tax withholding requirements. Whenever under the Plan payments are to be made in cash, such payments may be net of an amount sufficient to satisfy any Federal, state and local tax withholding requirements.

The Participant, by accepting any non-cash Award, will be deemed to instruct and authorize the Corporation or its delegatee for such purpose to sell on his or her behalf a whole number or fractional amount of shares of Stock from those shares of Stock issuable to the Participant in payment of vested shares of Restricted Stock or units as the Corporation or its delegatee determines to be appropriate to generate cash proceeds sufficient to satisfy the minimum tax withholding obligation. This direction and authorization is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, and to be interpreted to comply with the requirements of Rule 10b5-1(c). Such shares will be sold on the day the Restricted Stock or units become vested, which is the date the tax withholding obligation arises, or as soon thereafter as practicable. The Participant will be responsible for all brokerage fees and other costs of sale, and the Participant shall agree to indemnify and hold the Corporation harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed the Participant’s minimum tax withholding obligation (e.g., because of the need to sell whole shares), the Corporation or its delegatee shall pay such excess in cash to the Participant through payroll as soon as practicable. The Corporation is under no obligation to arrange for such sale at any particular price. The Participant agrees to pay to the Corporation as soon as practicable, including through additional payroll withholding, any amount of the tax withholding obligation that is not satisfied by the sale of shares described above.

Section 12.7  Benefits.  Amounts received under the Plan are not to be taken into account for purposes of computing benefits under other plans unless the Corporation determines to do so.

Section 12.8  Successors and Assigns.  The terms of the Plan shall be binding upon the Corporation and its successors and assigns.

Section 12.9  Headings.  Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.

Section 12.10  Federal and State Laws, Rules and Regulations.  The Plan and the grant of Awards shall be subject to all applicable federal and state laws, rules and regulations and to such approval by any government or regulatory agency as may be required.

Section 12.11  Governing Law.  To the extent not preempted by federal law, this Plan, any Award Agreement, and documents evidencing Awards or rights relating to Awards shall be construed, administered and governed in all respects under and by the laws of the Commonwealth of Pennsylvania, without giving effect to its conflict of laws principles. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

Section 12.12  Beneficiary Designation.  Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case the Participant should die or become a Disabled Participant before receiving any or all of his or her Plan benefits. Each beneficiary designation will revoke all prior designations by the same Participant, must be in a form prescribed by the Committee, and must be made during the Participant’s lifetime. If the Participant’s designated beneficiary predeceases the Participant or no beneficiary has been designated, benefits remaining unpaid at the Participant’s death will be paid to the Participant’s estate or other entity described in the Participant’s Award Agreement.

Section 12.13  Restrictive Covenants.  An Award Agreement may provide that, notwithstanding any other provision of this Plan to the contrary, if the Participant breaches the non-compete, non-solicitation, non-disclosure or other restrictive covenants of the Award Agreement, whether during or after Termination, in addition to any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise, the Participant will forfeit:

(a) any and all Awards granted to him or her under the Plan, including Awards that have become vested and exercisable; and/or

(b) forfeit the profit the Participant has realized on the exercise of any Options, which is the difference between the Options’ Option Price and the Fair Market Value of any Option the Participant exercised after terminating Service and within the six month period immediately preceding the Participant’s termination of Service (the Participant may be required to repay such difference to the Corporation).

Section 12.14  Indemnification.  Each person who is or has been a member of the Committee or the Board, and any individual or individuals to whom the Committee has delegated authority under Article 2 of the Plan, will be indemnified and held harmless by the Corporation and its Affiliates from and against any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or as a result of any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken, or failure to act, under the Plan. Each such person will also be indemnified and held harmless by the Corporation and its Affiliates from and against any and all amounts paid by him or her in a settlement approved by the Corporation, or paid by him or her in satisfaction of any judgment, of or in a claim, action, suit or proceeding against him or her and described in the previous sentence, so long as he or she gives the Corporation an opportunity, at its own expense, to handle and defend the claim, action, suit or proceeding before he or she undertakes to handle and defend it. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which a person who is or has been a member of the Committee or the Board may be entitled under the Corporation’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Corporation may have to indemnify him or her or hold him or her harmless.

Section 12.15  Notice.  Any notice or other communication required or permitted under the Plan must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense. Notice will be deemed given (i) when delivered personally or, (ii) if mailed, three days after the date of deposit in the United States mail or, (iii) if sent by overnight courier, on the regular business day following the date sent. Notice to the Corporation should be sent to F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, PA 16148, Attention: Chief Legal Officer. Notice to the Participant should be sent to the address set forth on the Corporation’s records. Either party may change the address to which the other party must give notice under this Section by giving the other party written notice of such change, in accordance with the procedures described above.

Section 12.16  Awards Not Transferable.  Except as otherwise provided by the Committee, Awards under the Plan are not transferable other than to a beneficiary designated by the Participant in the event of a Participant’s death, or by will or the laws of descent and distribution. An Award Agreement for a grant of Non-Qualified Stock Options may permit or may be amended to permit the Participant who received the Option, at any time prior to the Participant’s death, to assign all or any portion of the Option granted to him or her to (a) the Participant’s spouse or lineal descendants; (b) the trustee of a trust for the primary benefit of the Participant, the Participant’s spouse or lineal descendants, or any combination thereof; (c) a partnership of which the Participant, the Participant’s spouse and/or lineal descendants are the only partners; (d) custodianships for lineal descendants under the Uniform Transfers to Minors Act or any other similar statute; or (e) upon the termination of a trust by the custodian or trustee thereof, or the dissolution or other termination of the family partnership or the termination of a custodianship under the Uniform Transfers to Minors Act or other similar statute, to the person or persons who, in accordance with the terms of such trust, partnership or custodianship are entitled to receive Options held in trust, partnership or custody. In such event, the spouse, lineal descendant, trustee, partnership or custodianship will be entitled to all of the Participant’s rights with respect to the assigned portion of such Option, and such portion of the Option will continue to be subject to all of the terms, conditions and restrictions applicable to the Option, as set forth herein and in the related option agreement. Any such assignment will be permitted only if: (x) the Participant does not receive any consideration therefore; and (y) the assignment is expressly permitted by the applicable Award Agreement. The Committee’s approval of an Award Agreement with assignment rights shall not require the Committee to include such assignment rights in an Award Agreement with any other Participant. Any such assignment shall be evidenced by an appropriate written document executed by the Participant, and the Participant shall deliver a copy thereof to the Committee on or prior to the effective date of the assignment. An assignee or transferee of an Option must sign an agreement with the Corporation to be bound by the terms of the applicable Award Agreement.

Except as otherwise provided in a Participant’s Award Agreement, no Option, SAR, RSU, Restricted Stock, or Performance Unit granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in Code Section 414(p)). The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with the evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

Section 12.17  Awards to Foreign Nationals and Employees Outside the United States.  To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law of practice and to further the purposes of this Plan, the Committee may, without amending the Plan, (i) establish rules applicable to Awards granted to Participants who are foreign nationals, are employed outside the United States, or both, including rules that differ from those set forth in this Plan, and (ii) grant Awards to such Participants in accordance with those rules.

F.N.B. CORPORATION
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148
(724) 981-6000
Website: www.fnbcorporation.com

REVOCABLE PROXY
F.N.B. Corporation
2007 ANNUAL MEETING OF SHAREHOLDERS
MAY 14, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Scott D. Free, Louise Lowrey and James G. Orie, each with full power to act without the others, as Proxies of the undersigned, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote all the shares of Common Stock of F.N.B. Corporation held of record by the undersigned on March 5, 2007 at the Annual Meeting of Shareholders to be held on May 14, 2007 or any adjournment, postponement or continuation thereof.
PLEASE COMPLETE, SIGN, DATE, AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE
ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE
BY TELEPHONE OR VIA THE INTERNET.
(Continued, and to be marked, signed and dated, on the other side)
ê                    FOLD AND DETACH HERE                    ê

F.N.B. CORPORATION — ANNUAL MEETING, MAY 14, 2007
YOUR VOTE IS IMPORTANT!
You can provide your instructions to vote by way of proxy in one of three ways:
1.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.
or
2.	Call toll free 1-866-776-5642 on a Touch-Tone Phone. There is NO CHARGE to you for this call.
or
3.	Via the Internet at https://www.proxyvotenow.com/fnb and follow the instructions.
PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

Revocable Proxy
F.N.B. Corporation

          Annual Meeting of Shareholders
                    MAY 14, 2007

			Withhold	For All
		For	All	Except
1.	The election as directors of all nominees listed (except as marked to the contrary below):	☐	☐	☐
Class III term expiring in 2010;
(01) William B. Campbell, (02) Stephen J. Gurgovits,
(03) Harry F. Radcliffe,
(04) John W. Rose
Class II term expiring in 2009;
(05) Arthur J. Rooney II
Class I term expiring in 2008;
(06) Dawne S. Hickton
INSTRUCTION: To withhold authority to vole for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.

If you marked “For All Except,” your shares will be voted for the election of each nominee whose name is not written in the space above.

`
Please be sure to sign and date this proxy card in the box below.	Date

Shareholder sign above	Co-holder (if any) sign above

Please mark as indicated in this example	☒

		For	Against	Abstain
2.	Ratification of Ernst & Young LLP as the independent registered public accounting firm for 2007.	☐	☐	☐

3.	Approval of the F.N.B. Corporation 2007 Incentive Compensation Plan.	☐	☐	☐
     In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.
     The Board of Directors recommends a vote FOR the election of the Class III, II and I director nominees, FOR the ratification of Ernst & Young LLP as the independent registered public accounting firm for 2007 and FOR the approval of the F.N.B. Corporation 2007 Incentive Compensation Plan.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007 AND FOR THE APPROVAL OF THE F.N.B. CORPORATION 2007 INCENTIVE COMPENSATION PLAN.

Mark here if you plan to attend the meeting	☐

Mark here to sign up for future electronic delivery of Annual Reports and Proxy Statements	☐

Mark here for address change and note change	☐

     Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

* * * IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW * * *

TO VOTE BY MAIL DETACH ABOVE CARD,
é                    MARK, SIGN, DATE AND MAIL IN POSTAGE-PAID ENVELOPE                    é
PROXY VOTING INSTRUCTIONS
Stockholders of record have three alternative ways to vote by way of proxy:
1. By Mail; or
2. By Telephone (using a Touch-Tone Phone); or
3. By Internet.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., May 14, 2007. Do not return this proxy if you vote by telephone or Internet.

Vote by Telephone
Call Toll-Free on a Touch-Tone Phone anytime prior to
3 a.m., May 14, 2007
1-866-776-5642

Vote by Internet
Anytime prior to
3 a.m., May 14, 2007 go to
https://www.proxyvotenow.com/fnb

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.
Your vote is important!